UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 FORM 11-K

(Mark One)

☒ ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the calendar year ended December 31, 2014

OR

☐ TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from ____________ to ____________

Commission File Number: 1-4423

A.	Full title of the plan and address of the plan, if different from that of the issuer named below:

HEWLETT-PACKARD COMPANY 401(k) PLAN

B.	Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:

HEWLETT-PACKARD COMPANY 3000 HANOVER STREET PALO ALTO, CALIFORNIA 94304

Hewlett-Packard Company 401(k) Plan
Financial Statements and Supplemental Schedule
December 31, 2014 and 2013, and
For the Year Ended December 31, 2014
Contents

Report of Independent Registered Public Accounting Firm	1

Audited Financial Statements

Statements of Net Assets Available for Benefits	2
Statement of Changes in Net Assets Available for Benefits	3
Notes to Financial Statements	4

Supplemental Schedule

Schedule H, Part IV, Line 4i – Schedule of Assets (Held at End of Year)	22

Signature	87

Exhibit Index

Exhibit 23.1 — Consent of Independent Registered Public Accounting Firm

Report of Independent Registered Public Accounting Firm
Plan Administrator
Hewlett-Packard Company 401(k) Plan
We have audited the accompanying statements of net assets available for benefits of Hewlett-Packard Company 401(k) Plan as of December 31, 2014 and 2013, and the related statement of changes in net assets available for benefits for the year ended December 31, 2014. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Plan's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of Hewlett-Packard Company 401(k) Plan at December 31, 2014 and 2013, and the changes in its net assets available for benefits for the year ended December 31, 2014, in conformity with U.S. generally accepted accounting principles.
The accompanying supplemental schedule of assets (held at end of year) as of December 31, 2014, has been subjected to audit procedures performed in conjunction with the audit of Hewlett-Packard Company 401(k) Plan’s financial statements. The information in the supplemental schedules is the responsibility of the Plan’s management. Our audit procedures included determining whether the information reconciles to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental schedule. In forming our opinion on the information, we evaluated whether such information, including its form and content, is presented in conformity with the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. In our opinion, the information is fairly stated, in all material respects, in relation to the financial statements as a whole.

/s/ Ernst & Young LLP

San Jose, California
June 24, 2015

Hewlett-Packard Company 401(k) Plan
Statements of Net Assets Available for Benefits

	December 31,
	2014	2013
Assets	(In thousands)

Cash	$4,075	$4,859
Investments, at fair value	17,363,478	16,569,462
Receivables:
Notes receivable from participants	227,914	232,776
Due from broker for securities sold	43,402	49,589
Employer contributions	33,615	34,066
Participant contributions	17,272	17,698
Interest, dividends, and other	31,389	29,115
Total receivables	353,592	363,244
Total assets	17,721,145	16,937,565

Liabilities

Due to broker for securities purchased	95,875	99,758
Administrative expenses and other payables	16,723	8,904
Total liabilities	112,598	108,662

Net assets available for benefits	$17,608,547	$16,828,903

See accompanying notes.

Hewlett-Packard Company 401(k) Plan
Statement of Changes in Net Assets Available for Benefits
Year Ended December 31, 2014

Additions	(In thousands)
Investment income:
Net realized and unrealized appreciation in fair value of investments	$1,023,234
Interest and dividends	298,930
Total investment income	1,322,164

Contributions:
Employer	237,116
Participants	600,626
Rollovers	65,506
Total contributions	903,248
Interest income on notes receivable from participants	10,263
Total additions	2,235,675

Deductions

Benefits paid directly to participants	1,421,739
Investment management fees	35,371
Administrative expenses	5,768
Total deductions	1,462,878
Net increase in net assets before plan merger	772,797
Transfer in from Microlink, LLC 401(k) Profit Sharing Plan & Trust	6,847
Net increase in net assets after plan merger	779,644
Net assets available for benefits:
Beginning of year	16,828,903

End of year	$17,608,547

See accompanying notes.

Hewlett-Packard Company 401(k) Plan
Notes to Financial Statements
December 31, 2014

1. Description of the Plan
The following brief description of the Hewlett-Packard Company 401(k) Plan (the Plan) provides only general information. Participants should refer to the plan document for a more complete description of the Plan’s provisions.
General
The Plan is a defined contribution plan covering employees of Hewlett-Packard Company (the Company, Employer, or HP) and designated domestic subsidiaries who are on the U.S. payroll and who are employed as regular full-time or regular part-time or limited-term employees. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended (ERISA). The Plan’s trustee is Bank of New York Mellon (BNYM) and the recordkeeper is Fidelity Workplace Services LLC (Fidelity).
On October 6, 2014, HP announced plans to separate into two independent publicly traded companies: one comprising enterprise technology infrastructure, software, services and financing businesses, which will conduct business as Hewlett Packard Enterprise and one that will comprise printing and personal systems businesses, which will conduct business as HP Inc. The separation is subject to certain conditions, including, among others, obtaining final approval from HP's Board of Directors, receipt of a favorable opinion and/or rulings with respect to the nature of the transaction for federal income tax purposes and filings with the SEC. The separation is expected to be completed before December 31, 2015. Under the separation plan, HP shareholders will own shares of both Hewlett Packard Enterprise and HP Inc.  Management has not determined the impact, if any, of the separation, on the Plan.
During 2011, the Company completed its acquisition of Autonomy Corporation plc, and, indirectly, its U.S. subsidiary Microlink, LLC.  The Microlink, LLC 401(k) Profit Sharing Plan & Trust (Microlink 401(k) Plan) was merged into the Plan effective December 31, 2014.  Microlink 401(k) Plan’s net assets totaling approximately $6.9 million were transferred to the Plan and each participant who had an account balance under the Microlink 401(k) Plan became a participant of the Plan.

Hewlett-Packard Company 401(k) Plan
Notes to Financial Statements (continued)

1. Description of the Plan (continued)
Investments
Assets of the Plan are invested in a five-tier investment structure. Tier 1 includes ten Birth Date Funds and the Conservative Portfolio. The Birth Date Funds’ investment strategy is designed to become more conservative as participants grow older. The Conservative Portfolio’s investment strategy is designed for a participant who has a low tolerance for risk and/or a shorter time horizon for investing. Tier 2 includes six actively-managed institutional funds from the main asset classes – stocks, bonds, and short-term investments. Tier 3 includes four index funds that seek to mirror a specific market index by investing in similar equities and bonds that the index fund is benchmarked against. Tier 4 includes seven funds in the secondary or specialty asset classes, such as real-return income, commodities, and real estate, including the HP Stock Fund. Tier 5 is a self-directed Mutual Fund Brokerage Window that offers more than 8,500 brand-name mutual funds through an affiliate of Fidelity. All investments are participant-directed.
The Plan includes an employee stock ownership plan feature (the ESOP) within the meaning of Section 4975(e)(7) of the Internal Revenue Code of 1986, as amended (the Code). The ESOP is maintained as part of the Plan and is designed to invest primarily in the Company’s common stock. The purpose of the ESOP is to permit eligible participants the option of having dividends on the Company’s common stock re-invested in the Plan or paid directly to them in cash.
If a participant’s account currently has more than 20% invested in the HP Stock Fund, the participant will not be forced to reduce his or her holdings; however, the investment election for ongoing contributions and loan repayments will be limited to a maximum of 20% in the HP Stock Fund, and any percentage above the 20% limit for ongoing contributions will automatically be directed to the appropriate Birth Date Fund based generally on the year the participant was born. In addition, future requested exchanges into the HP Stock Fund will be blocked if the requested change will cause the participant to exceed the 20% limit or if the participant is already at or above the 20% limit. Finally, if the participant chooses to rebalance his or her portfolio, the respective holdings in the HP Stock Fund will be limited to a maximum of 20% regardless of the current investments in the HP Stock Fund.
Contributions
As soon as administratively feasible, employees are automatically enrolled in the Plan at a 3% contribution rate in the Birth Date Fund based generally on the year the employee was born.
Participants may annually contribute, up to 50% of their eligible compensation, as defined by the Plan. Contributions are subject to annual limits specified under the Code. The annual limit was $17,500 for 2014. Participants who are age 50 or older by the end of the plan year can contribute an additional $5,500 above the annual limit. Contributions can be made as whole or fractional percentages of eligible compensation. Employees can choose pretax contributions, after-tax Roth 401(k) contributions, or a combination of the two. Both types of contributions are eligible for the Company matching contributions. Catch-up contributions are not eligible for the Company matching contributions.

Hewlett-Packard Company 401(k) Plan
Notes to Financial Statements (continued)
1. Description of the Plan (continued)
The Plan also accepts rollover contributions of amounts representing distributions from other qualified defined benefit or defined contribution plans, including amounts from a Roth deferred account, as described in Section 402A(e)(1) of the Code, to the extent the rollover is permitted under Section 402(c) of the Code.
The Company matching contribution is a fixed contribution equal to 100% of the first 4% of eligible earnings a participant contributes each pay period. The Company matching contribution is funded after the end of the fiscal quarter.
In order to receive a Company matching contribution for a fiscal quarter, a participant must be employed on the last day of such fiscal quarter or have terminated employment during such fiscal quarter as a result of such participant’s death, termination under a Company-approved severance program, or in connection with a sale or divestiture by the Company of the business unit in which the participant was employed. For Company matching contributions on behalf of a participant who terminated employment under the 2012 U.S. Enhanced Early Retirement Program or the 2014 U.S. Phased Retirement Program, a participant was also eligible for a Company matching contribution for the fiscal quarter in which the participant terminated.
Vesting
Participants are fully vested at all times with regard to their contributions and earnings thereon.
In general, participants are subject to a three-year cliff vesting schedule with regard to Company matching contributions, and earnings thereon, after which time they will become 100% vested in their Company matching contributions, and earnings thereon. In addition, a participant becomes 100% vested in their Company matching contributions, and earnings thereon, at attainment of age 65, death before termination of employment, or becoming eligible for disability benefits under the Company’s long-term disability program. Participants are also fully vested in their Company matching contributions, and earnings thereon, if they terminate employment in connection with a sale or divestiture by the Company of the business unit in which the participant had been employed. Additionally, participants were fully vested in their Company matching contributions, and earnings thereon, if they terminated employment under the 2012 U.S. Enhanced Early Retirement Program or the 2014 U.S. Phased Retirement Program.

Hewlett-Packard Company 401(k) Plan
Notes to Financial Statements (continued)
1. Description of the Plan (continued)
Participant Accounts
Each participant’s account is credited with the participant’s contributions, applicable Company matching contributions, and plan earnings, and is charged with an allocation of administrative expenses. Plan earnings are allocated to each participant’s account based on the ratio of the participant’s account balance and share of net earnings or losses of their respective elected investment options. Allocations are determined in accordance with the provisions of the plan document. The benefit to which a participant is entitled is the benefit that can be provided from the vested portion of the participant’s account.
Notes Receivable from Participants
The Plan offers two types of loans, which are general-purpose loans and primary residence loans. The repayment period for a general-purpose loan may not exceed five years, and the repayment period for a primary residence loan may not exceed 15 years.
Participants may borrow from their accounts a minimum of $1,000 up to a maximum equal to the lesser of $50,000 or 50% of their vested account balances. Loans are secured by the participant’s vested account and bear interest at a fixed rate equal to the prevailing prime rate plus 1%. Principal and interest are paid ratably through payroll deductions. Participant loans are classified as notes receivable from participants on the Statements of Net Assets Available for Benefits and are valued at their unpaid principal balance, plus accrued but unpaid interest. Interest income on notes receivable from participants is recorded when it is earned. Related fees are recorded as administrative expenses and are recorded when they are incurred. No allowance for credit losses has been recorded as of December 31, 2014 or 2013. Participants can continue to repay their loans post-termination, as long as they have not taken a distribution from their account.
Forfeitures
If a participant terminates employment before becoming fully vested in their Company matching contributions, the nonvested Company matching contributions (and earnings thereon) are forfeited at the earlier of the date the participant receives a distribution or incurs a five-year break-in-service. Forfeited balances are restored if the participant returns to an eligible status within five years of termination and repays any amount previously distributed. Forfeited balances of terminated participants’ nonvested accounts are used to reduce future Company matching contributions, restore previously forfeited balances, or pay eligible Plan expenses.
Unallocated forfeiture balances as of December 31, 2014 and 2013, were approximately $3 million and $4 million, respectively, and forfeitures used to reduce Company matching contributions for 2014 were approximately $16 million.

Hewlett-Packard Company 401(k) Plan
Notes to Financial Statements (continued)
1. Description of the Plan (continued)
Payment of Benefits
On termination, death, or retirement, participants may elect to receive a lump-sum amount equal to the vested value of their accounts. Lump-sum payments may be made in cash or shares of stock for distribution from the HP Stock Fund. Hardship withdrawals and in-service withdrawals are permitted if certain criteria are met. Participants may also, at any time, withdraw all or part of their rollover accounts.  Effective July 1, 2015, a separation of Hewlett Packard Enterprise from the Company will not be deemed a distributable event.
Administrative Expenses and Investment Management Fees
Certain expenses of the Plan for administrative services are paid directly by the Plan, except to the extent the Company chooses to pay such expenses. Each participant is charged a fixed amount of $34 per year for recordkeeping services. Certain investment management fees related to investment options are paid directly to the Plan’s investment managers and are reported separately on the Statement of Changes in Net Assets Available for Benefits.
Plan Termination
Although it has not expressed any intent to do so, the Company has the right to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA. In the event that the Plan is terminated, participants would become 100% vested in their accounts.
2. Summary of Significant Accounting Policies
Basis of Accounting
The accompanying financial statements have been prepared in accordance with U.S. generally accepted accounting principles (GAAP).
Use of Estimates
The preparation of the financial statements in conformity with GAAP requires management to make estimates that affect the amounts reported in the financial statements and accompanying notes and supplemental schedule. Actual results could differ from those estimates.

Hewlett-Packard Company 401(k) Plan
Notes to Financial Statements (continued)
2. Summary of Significant Accounting Policies (continued)
Investment Valuation and Income Recognition
The Plan’s investments are stated at fair value. See Note 4 for discussion on fair value measurements.
In the normal course of business, the Plan may enter into derivative contracts (derivatives). Derivatives are either exchange-traded or over-the-counter (OTC) contracts. Exchange-traded derivatives are standard contracts traded on a regulated exchange. OTC contracts are private contracts negotiated between counterparties. The Plan has entered into derivatives that include foreign currency forward contracts, option contracts, futures contracts, and interest rate and credit default swaps contracts. See Note 5 for discussion of the Plan’s use of derivatives.
Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded as earned. Dividends are recorded on the ex-dividend date. Net appreciation (depreciation) in the fair value of investments includes the Plan’s gains and losses on investments bought and sold, as well as held during the year.
Securities Financing
Repurchase agreements are recorded as collateralized financing transactions. The Plan receives collateral with a market value equal to or in excess of the principal amount loaned under the resale agreements. On a daily basis, the Plan manages its risk by calculating the market value of each position and comparing it to the contract amounts, with any difference to be settled by the counterparty. Repurchase agreements are presented gross in the Plan’s Statements of Net Assets Available for Benefits.
Benefit Payments
Benefit payments are recorded when paid.

Hewlett-Packard Company 401(k) Plan
Notes to Financial Statements (continued)
3. Investments
The fair value of individual investments that represent 5% or more of the fair value of the Plan’s net assets were as follows:
	December 31,
	2014	2013
	(In thousands)
Vanguard Primecap Adm Fund	$1,100,292	$995,731
Blackrock Russell 1000 Index Fund	1,990,206	1,814,207

For the year ended December 31, 2014, the Plan’s investments (including investments purchased, sold, as well as held during the year) appreciated (depreciated) in fair value as follows:
(In thousands)
Mutual funds	$162,635
Common collective trust funds	281,212
Partnership interest	7,285
Exchange-traded funds	(829)
HP Common Stock	216,550
Common and preferred stock	328,809
Corporate debt	1,585
Foreign obligations	(904)
U.S. government securities	18,588
State and municipal bond funds	4,456
Self-directed brokerage accounts	4,623
Derivatives	(776)

Total net realized and unrealized appreciation in the fair value of investments	$1,023,234

Hewlett-Packard Company 401(k) Plan
Notes to Financial Statements (continued)
4. Fair Value Measurements
Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants at the measurement date.
Fair Value Hierarchy
Valuation techniques used by the Plan are based upon observable and unobservable inputs. Observable or market inputs reflect market data obtained from independent sources, while unobservable inputs reflect the Plan’s assumptions about market participant assumptions based on the best information available. Assets and liabilities are classified in the fair value hierarchy based on the lowest level of input that is significant to the fair value measurement:
Level 1 – Quoted prices (unadjusted) in active markets for identical assets or liabilities.
Level 2 – Quoted prices in active markets for similar assets or liabilities, quoted prices for identical or similar assets or liabilities in markets that are not active, and model-based valuation techniques for which all significant assumptions are observable in the market or can be corroborated by observable market data for substantially the full term of the assets or liabilities.
Level 3 – Unobservable inputs for the asset or liability.
The fair value hierarchy gives the highest priority to observable inputs and lowest priority to unobservable inputs.
Valuation Techniques
The following is a description of the valuation techniques used to measure fair value. There were no changes in the techniques used to measure fair value during the year ended December 31, 2014.
Common collective trusts, open-ended mutual funds, money market funds, pooled separate accounts and partnership interest: Valued at the net asset value (NAV) established by the fund’s sponsor on the last business day of the plan year, based on the fair value of the assets underlying the funds. There are no redemption restrictions or future commitments on these investments.
Close-ended mutual funds, exchange-traded funds, and common and preferred stocks: Valued at the closing price reported on the active market on which the individual securities are traded.
Corporate debt, U.S. government securities, and foreign obligations: Valued using quoted market prices that are traded in less active markets or quoted market prices for similar instruments.

Hewlett-Packard Company 401(k) Plan
Notes to Financial Statements (continued)

4. Fair Value Measurements (continued)
Derivative instruments: Listed derivatives, such as futures and exchange-traded options, are valued at the closing prices reported on the active market on which the derivative trades. OTC derivative contracts are privately negotiated contracts with counterparties, including forwards, credit default swaps, and total return swaps. The fair value for OTC derivative contracts is estimated using industry standard valuation models. These models project future cash flows and discount the future amounts to present fair value using market-based observable inputs, including spot and forward prices for foreign currencies, commodities, equities and interest rates, volatility of the underlying credit spreads, interest rate curves and the credit risk of the Plan and the counterparty.
Repurchase agreements: Valued at contract value plus accrued interest, as specified in the respective agreements.
The methods described above may produce a fair value estimate that may not be indicative of net realizable value or reflective of future fair values. Furthermore, while the Plan believes its valuation techniques are appropriate and consistent with other market participants, the use of different techniques or assumptions to estimate fair value could result in a different fair value measurement at the reporting date.
The Plan does not hold any assets or liabilities classified as Level 3 as of December 31, 2014 and 2013. The Plan does not hold any assets or liabilities that are measured on a nonrecurring basis as of December 31, 2014 and 2013.
In May 2015, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2015-07, “Disclosures for Investments in Certain Entities That Calculate Net Asset Value per Share (or Its Equivalent)”, which amends ASC 820, Fair Value Measurement.  This ASU removes the requirement to categorize within the fair value hierarchy all investments for which fair value is measured using the net asset value per share as a practical expedient.  ASU 2015-07 is effective for interim and annual reporting periods beginning after December 15, 2015, and will be applied retrospectively to all periods presented.  Plan management is currently evaluating the effect that the provisions of ASU 2015-07 will have on the Plan’s financial statements.

Hewlett-Packard Company 401(k) Plan
Notes to Financial Statements (continued)
4. Fair Value Measurements (continued)
The following tables set forth the Plan’s assets and liabilities at fair value as of December 31, 2014 and 2013, by level, within the fair value hierarchy:
	As of December 31, 2014 (In thousands)
	Level 1	Level 2	Total
Assets

Mutual funds:
Growth funds	$1,622,540	$51,329	$1,673,869
Fixed-income funds	337,065	359,374	696,439
Total mutual funds	1,959,605	410,703	2,370,308

Self-directed brokerage accounts:
Mutual funds:
Index funds	48,702	-	48,702
Growth funds	122,467	-	122,467
Fixed-income funds	141,639	-	141,639
Value funds	66,847	-	66,847
Industry-specific funds	68,358	-	68,358
Other funds	43,057	-	43,057
Total self-directed brokerage accounts	491,070	-	491,070

Common collective trusts:
Index funds	-	3,582,431	3,582,431
Growth funds	-	451,034	451,034
Total common collective trusts	-	4,033,465	4,033,465

Exchange-traded funds - Growth funds	5,176	-	5,176

HP common stock	684,236	-	684,236

Short-term investments	-	755,785	755,785

Foreign obligations	-	43,788	43,788

Pooled separate accounts	-	6,847	6,847

Hewlett-Packard Company 401(k) Plan
Notes to Financial Statements (continued)
4. Fair Value Measurements (continued)
	As of December 31, 2014 (In thousands)
	Level 1	Level 2	Total
Common and preferred stocks:
Basic materials	$175,182	$-	$175,182
Communications	823,985	-	823,985
Consumer goods	1,983,297	-	1,983,297
Diversified	8,675	-	8,675
Energy	377,217	-	377,217
Financial	1,598,721	-	1,598,721
Industrial	700,512	-	700,512
Technology	582,342	-	582,342
Utilities	120,509	-	120,509
Total common and preferred stocks	6,370,440	-	6,370,440

Corporate debt:
Basic materials	-	38,724	38,724
Communications	-	209,883	209,883
Consumer goods	-	228,710	228,710
Energy	-	115,959	115,959
Financial	-	320,978	320,978
Industrial	-	88,720	88,720
Technology	-	31,907	31,907
Utilities	-	26,574	26,574
Total corporate debt	-	1,061,455	1,061,455

U.S. government securities:
Federal	-	1,490,821	1,490,821
Municipal	-	43,645	43,645
Total U.S. government securities	-	1,534,466	1,534,466

Derivative assets	207	11,232	11,439

Total assets	$9,510,734	$7,857,741	$17,368,475

Liabilities

Derivative liabilities	$489	$4,508	$4,997

Total liabilities	$489	$4,508	$4,997

Hewlett-Packard Company 401(k) Plan
Notes to Financial Statements (continued)

4. Fair Value Measurements (continued)
	As of December 31, 2013 (In thousands)
	Level 1	Level 2	Total
Assets

Mutual funds:
Growth funds	$1,523,864	$46,438	$1,570,302
Fixed-income funds	332,190	346,655	678,845
Other funds	85,233	-	85,233
Total mutual funds	1,941,287	393,093	2,334,380

Self-directed brokerage accounts:
Mutual funds:
Index funds	32,815	-	32,815
Growth funds	121,381	-	121,381
Fixed-income funds	126,321	-	126,321
Value funds	60,265	-	60,265
Industry-specific funds	45,002	-	45,002
Other funds	30,218	-	30,218
Total self-directed brokerage accounts	416,002	-	416,002

Common collective trusts:
Index funds	-	3,411,678	3,411,678
Growth funds	-	463,045	463,045
Total common collective trusts	-	3,874,723	3,874,723

Partnership interest - Energy	-	88,443	88,443

Exchange-traded funds - Growth funds	40,551	-	40,551

HP common stock	523,810	-	523,810

Repurchase agreements	-	50,700	50,700

Short-term investments	-	782,799	782,799

Foreign obligations	-	28,071	28,071

Hewlett-Packard Company 401(k) Plan
Notes to Financial Statements (continued)

4. Fair Value Measurements (continued)

	As of December 31, 2013 (In thousands)
	Level 1	Level 2	Total
Common and preferred stocks:
Basic materials	$193,336	$-	$193,336
Communications	812,793	-	812,793
Consumer goods	1,767,137	-	1,767,137
Diversified	13,785	-	13,785
Energy	422,747	-	422,747
Financial	1,442,857	-	1,442,857
Industrial	738,275	-	738,275
Technology	501,683	-	501,683
Utilities	89,878	-	89,878
Total common and preferred stocks	5,982,491	-	5,982,491

Corporate debt:
Basic materials	-	41,327	41,327
Communications	-	185,787	185,787
Consumer goods	-	199,578	199,578
Energy	-	116,085	116,085
Financial	-	310,359	310,359
Industrial	-	85,665	85,665
Technology	-	33,699	33,699
Utilities	-	19,434	19,434
Total corporate debt	-	991,934	991,934

U.S. government securities:
Federal	-	1,412,017	1,412,017
Municipal	-	44,322	44,322
Total U.S. government securities	-	1,456,339	1,456,339

Derivative assets	1,926	2,653	4,579

Total assets	$8,906,067	$7,668,755	$16,574,822

Liabilities

Derivative liabilities	$2,282	$3,078	$5,360

Total liabilities	$2,282	$3,078	$5,360

Hewlett-Packard Company 401(k) Plan
Notes to Financial Statements (continued)
4. Fair Value Measurements (continued)
Transfers Between Levels
The availability of observable market data is monitored to assess the appropriate classification of assets and liabilities within the fair value hierarchy. Changes in economic conditions, changes in observability of significant inputs, or changes in model-based valuation techniques may require the transfer of an asset or liability between levels of the fair value hierarchy. In such instances, the transfer is reported at the beginning of the reporting period. For the year ended December 31, 2014, there were no transfers between levels.
5. Derivative Financial Instruments
The Plan may enter into derivatives to implement the Plan’s asset allocation and investment strategies. All derivatives are included in investments on the Statements of Net Assets Available for Benefits. Certain risks may arise upon entering into a derivative, including, but not limited to, the risk of nonperformance by the Plan or the counterparty. If the derivatives are used to hedge a position, or exposure of the Plan, while the derivative is outstanding, the Plan gives up a portion of the opportunity to profit from favorable market movements in the hedged item or limits a portion of the exposure to losses from unfavorable market movements in the underlying. In the Statements of Net Assets Available for Benefits, the Plan does not offset derivative assets against liabilities where the Plan has a legal right of setoff under a master netting agreement nor does it offset investments at fair value, or other payables for collateral deposits recognized upon payment or receipt of cash collateral against the fair value of the related derivative instruments.
Foreign currency forward contracts may be utilized to hedge a portion of the currency exposure resulting from investments denominated in foreign currencies.
Futures contracts may be used to increase or decrease the exposure to a position.
Swap agreements may be used to exchange or swap investment cash flows, assets, or market-linked returns at specified future intervals with counterparties. Interest rate and credit default swap agreements may be used to manage exposure to interest rate risk and credit risk.
Option contracts may be utilized to hedge exposure to interest rate or market risks.

Hewlett-Packard Company 401(k) Plan
Notes to Financial Statements (continued)

5. Derivative Financial Instruments (continued)
The fair value and gross notional amounts of derivative instruments included in the Statements of Net Assets Available for Benefits were as follows:
	December 31, 2014
	Assets	Liabilities	Notional
	(In thousands)
Forward contracts	$6,648	$2,495	$541,210
Futures contracts	207	489	661,000
Interest rate swaps	3,685	1,517	116,889
Credit default swaps	677	108	51,975
Option contracts	222	388	64,500

	$11,439	$4,997	$1,435,574

	December 31, 2013
	Assets	Liabilities	Notional
	(In thousands)
Forward contracts	$2,438	$1,570	$438,282
Futures contracts	1,510	2,282	1,661,300
Interest rate swaps	430	-	15,115
Credit default swaps	171	1,038	22,793
Option contracts	30	470	1,375,800

	$4,579	$5,360	$3,513,290

Hewlett-Packard Company 401(k) Plan
Notes to Financial Statements (continued)
5. Derivative Financial Instruments (continued)
The effects of derivatives on the net realized and unrealized appreciation (depreciation) for the year ended December 31, 2014, presented in thousands, were as follows:
Futures contracts	$(1,939)
Options contracts	56
Forward contracts	(286)
Interest rate and credit default swaps	1,393

Total	$(776)

6. Master Netting Agreements
The Plan has executed master netting agreements to mitigate credit exposure to counterparties by permitting the Plan to net certain amounts due from the Plan to a counterparty against amounts due to the Plan from the same counterparty under certain conditions.
As of December 31, 2014 and 2013, information related to the potential effect of the Plan’s master netting agreements, included in the Statements of Net Assets Available for Benefits, presented in thousands, was as follows:
	Gross	Gross		Gross Amounts Not Offset
	Amount	Amount	Net Amount	Financial	Financial	Net
(In thousands)	Recognized	Offset	Presented	Instruments	Collateral	Amount
December 31, 2014
Derivative assets	$11,439	$-	$11,439	$3,599	$1,420	$6,420
Derivative liabilities	4,997	-	4,997	3,599	1,256	142

December 31, 2013
Derivative assets	$4,579	$-	$4,579	$1,785	$-	$2,794
Derivative liabilities	5,360	-	5,360	1,785	1,258	2,317
Repurchase agreements	50,700	-	50,700	-	-	50,700

Hewlett-Packard Company 401(k) Plan
Notes to Financial Statements (continued)
7. Income Tax Status
The Plan received a determination letter from the Internal Revenue Service (IRS) dated November 26, 2014, stating that the Plan is qualified under Section 401(a) of the Code, and, therefore, the related trust is exempt from taxation. Subsequent to this determination by the IRS, the Plan was amended. The Plan is required to operate in conformity with the Code to maintain its qualified status. The plan sponsor has indicated that it will take the necessary steps, if any, to maintain the tax qualified status of the Plan.
Plan management evaluates any uncertain tax positions taken by the Plan. The financial statement effects of a tax position are recognized when the position is more likely than not, based on the technical merits, to be sustained upon examination by the IRS. The plan administrator has analyzed the tax positions taken by the Plan, and has concluded that as of December 31, 2014, there are no uncertain positions taken or expected to be taken. The Plan has recognized no interest or penalties related to uncertain tax positions. The Plan is subject to routine audits by taxing jurisdictions; however, there are currently no audits for any tax periods in progress. The plan administrator believes it is no longer subject to income tax examinations for years prior to 2011.
8. Related-Party Transactions
The Plan engages in certain transactions involving the Company, BNYM (the trustee), and affiliates of Fidelity, which are parties-in-interest under the provisions of ERISA. These transactions involve the purchase and sale of the Company’s common stock and debt, the payment of trustee fees to BNYM, and investments in money market and mutual funds and a self-directed brokerage feature managed by affiliates of Fidelity.
At December 31, 2014 and 2013, the Plan held approximately 17 and 19 million shares, respectively, of common stock of the Company, with fair values of approximately $684.2 and $523.8 million, respectively. During 2014, the Plan made purchases of $17.1 million and sales of $73.2 million of the Company’s common stock. During the year ended December 31, 2014, the Plan recorded dividend income of $10.6 million from the Company’s common stock. Additionally, at December 31, 2014 and 2013, the Plan held $0 and approximately $3.7 million, respectively,  of the Company’s corporate debt.
Trustee and recordkeeping fees paid to BNYM and affiliates of Fidelity were not significant for the year ended December 31, 2014. As of December 31, 2014 and 2013, the Plan held investments issued by affiliates of Fidelity totaling $178.3 and $145.7 million, respectively.

Hewlett-Packard Company 401(k) Plan
Notes to Financial Statements (continued)
9. Risk and Uncertainties
Investment securities are exposed to various risks, such as interest rate, market risks, and credit risks. Due to the level of risk associated with certain investment securities held by the Plan, it is at least reasonably possible that changes in fair value may occur and that such changes could materially affect participants’ account balances and the amounts reported in the Statements of Net Assets Available for Benefits.
10. Reconciliation of Financial Statements to the Form 5500
A reconciliation of net assets available for benefits per the financial statements to the Form 5500 as of December 31, 2014 and 2013, was as follows:
	December 31,
	2014	2013
	(In thousands)
Net assets available for benefits per the financial statements	$17,608,547	$16,828,903
Benefits payable to participants at year-end	(5,770)	(4,422)

Net assets available for benefits per Form 5500	$17,602,777	$16,824,481

A reconciliation of benefits paid to participants per the financial statements to benefits paid to participants per the Form 5500 for the year ended December 31, 2014, was as follows:
(In thousands)
Benefits paid to participants per financial statements	$1,421,739
Add: Benefits payable to participants at December 31, 2014	5,770
Less: Benefits payable to participants at December 31, 2013	(4,422)

Total benefits paid to participants per the Form 5500	$1,423,087

Amounts allocated to withdrawing participants are recorded on the Form 5500 for benefit payments that have been processed and approved for payment prior to year-end, but not paid as of that date.

Hewlett-Packard Company 401(k) Plan EIN: 94-1081436 PN: 004 Schedule H, Line 4i - Schedule of Assets (Held at End of Year) December 31, 2014

(a)	(b) Identity of Issue, Borrower, Lessor, or Similar Party	(c) Description of Investment, Including Maturity Date, Rate of Interest, Collateral, and Par or Maturity Value	(e) Current Value

Short-Term Investments:
DREYFUS GOV PRIME CSH MGT INS, VAR RT 12/31/2019	271,014,486	shares	$271,014,486
VANGUARD PRIME MMKT-INST	484,770,712	shares	484,770,712
Total Short-Term Investments			$755,785,198

Mutual Funds:
PIMCO ASSET BKD SECS PORTFOLIO	3,512,023	shares	$43,022,277
DODGE & COX INTL STOCK FUND	12,402,000	shares	522,248,204
PIMCO EMERGING MKTS PORT FOLIO INSTL	1,729,537	shares	16,707,331
PIMCO HIGH YIELD PORTFOLIO INSTL CL	1,136,481	shares	8,455,419
PIMCO INTL PORT	7,109,227	shares	34,621,934
PIMCO INVT GRADE CORP PORTFOLIO INS	6,036,548	shares	60,546,580
PIMCO MTG PORTFOLIO INSTL CL	9,553,556	shares	103,656,079
PIMCO MUNICIPAL SECTOR PORTFOLIO	546,906	shares	4,495,571
PIMCO REAL RETURN FUND-INST	30,866,734	shares	337,064,736
PIMCO REAL RETURN BD PORT INSTL CL	5,928,251	shares	51,990,762
PIMCO SHORT TERM PORTFOLIO INSTL CL	2,327,595	shares	22,135,428
PIMCO US GOVT SECT PORTFOLIO INSTR	6,974,519	shares	65,072,266
VANGUARD PRIMECAP FUND-ADM	10,326,530	shares	1,100,291,785
Total Mutual Funds			$2,370,308,372

Exchange Traded Funds:
ISHARES MSCI EAFE ETF	66,582	shares	$4,050,849
ISHARES MSCI EMERGING MARKET	28,619	shares	1,124,440
Total Exchange Traded Funds			$5,175,289

HP Stock:
* HEWLETT-PACKARD CO	17,050,495	shares	$684,236,364

Common Collective Trust Funds:
BLACKROCK US DEBT INDEX	13,151,013	units	$381,651,589
BGI MSCI ACWI EX-US INDEX SUPERFUND F	19,249,765	units	410,318,357
BLACKROCK RUSSELL 2500 INDEX	37,509,931	units	800,255,054
BLACKROCK RUSSELL 1000 INDEX FD CL F	80,687,195	units	1,990,206,154
JP MORGAN FOCUS	13,132,495	units	226,141,564
LAZARD EMERGING MARKETS CL C	13,687,903	units	224,892,252
Total Common Collective Trust Funds			$4,033,464,970

Common Stock:
APOLLO GLOBAL MANAGEMENT LLC	390,050	shares	$9,197,379
LXB RETAIL PROPERTIES PLC	311,722	shares	670,752
51JOB INC ADR	21,983	shares	788,091
AALBERTS INDUSTRIES NV	8,705	shares	258,439
ABBOTT LABORATORIES	335,172	shares	15,089,443
ABBVIE INC	53,761	shares	3,518,120
ABCAM PLC	19,786	shares	143,690
ABC-MART INC	13,200	shares	641,862
ABERDEEN ASSET MANAGEMENT PLC	205,792	shares	1,386,848
ABIOMED INC	198,868	shares	7,568,916
ABRIL EDUCACAO SA	55,902	shares	239,111
ACADIA REALTY TRUST	16,759	shares	536,791
ACCIONA SA	1,735	shares	117,988
ACE LTD	48,944	shares	5,622,687
ACI WORLDWIDE INC	306,450	shares	6,181,097
ACS ACTIVIDADES DE CONSTRUCCIO	53,499	shares	1,875,415
ACTAVIS PLC	58,893	shares	15,159,647
ACTELION LTD	24,925	shares	2,892,218
ACTIVIA PROPERTIES INC	108	shares	942,224
ACTIVISION BLIZZARD INC	148,680	shares	2,995,902

Hewlett-Packard Company 401(k) Plan EIN: 94-1081436 PN: 004 Schedule H, Line 4i - Schedule of Assets (Held at End of Year) (continued) December 31, 2014

(a)	(b) Identity of Issue, Borrower, Lessor, or Similar Party	(c) Description of Investment, Including Maturity Date, Rate of Interest, Collateral, and Par or Maturity Value	(e) Current Value

Common Stock (continued):
ADMIRAL GROUP PLC	12,760	shares	$263,026
ADOBE SYSTEMS INC	288,314	shares	20,960,428
ADT CORP/THE	410,105	shares	14,858,104
ADVANCE AUTO PARTS INC	21,124	shares	3,364,631
ADVANCE RESIDENCE INVESTMENT C	131	shares	350,732
ADVANTECH CO LTD	76,463	shares	567,387
ADVISORY BOARD CO/THE	141,925	shares	6,951,487
AEGON NV	232,091	shares	1,757,788
AEGON NV	745,507	shares	5,591,303
AEON FINANCIAL SERVICE CO LTD	26,600	shares	532,910
AEON MALL CO LTD	4,000	shares	71,529
AEON THANA SINSAP THAILAND PCL	106,700	shares	351,883
AERCAP HOLDINGS NV	545,000	shares	21,156,900
AES CORP/VA	971,577	shares	13,378,615
AFFILIATED MANAGERS GROUP INC	54,310	shares	11,526,754
AGCO CORP	223,318	shares	10,093,974
AGGREKO PLC	342,570	shares	8,033,650
AGNICO EAGLE MINES LIMITED	6,596	shares	164,694
AIA GROUP LTD	3,316,200	shares	18,452,198
AIR FRANCE-KLM ADR	1,065,700	shares	10,092,179
AIR WATER INC	73,000	shares	1,166,587
AIRBUS GROUP NV	54,783	shares	2,741,098
AIXTRON SE	159,678	shares	1,810,456
AJISEN CHINA HOLDINGS LTD	478,963	shares	365,019
AK STEEL HOLDING CORP	333,385	shares	1,980,307
ALCATEL-LUCENT ADR	333,381	shares	1,183,503
ALCATEL-LUCENT	441,436	shares	1,586,454
ALEXANDRIA REAL ESTATE EQUITIE	10,480	shares	929,995
ALEXION PHARMACEUTICALS INC	72,619	shares	13,436,694
ALFA LAVAL AB	289,741	shares	5,488,914
ALIBABA GROUP HOLDING LTD	258,007	shares	26,817,248
ALIGN TECHNOLOGY INC	128,000	shares	7,156,480
ALIMENTATION COUCHE-TARD INC	29,757	shares	1,250,912
ALLEGIANT TRAVEL CO	41,251	shares	6,201,263
ALLERGAN INC/UNITED STATES	103,440	shares	21,990,310
ALLETE INC	90,940	shares	5,014,432
ALLSTATE CORP/THE	225,664	shares	15,852,896
ALNYLAM PHARMACEUTICALS INC	14,500	shares	1,406,500
ALSTRIA OFFICE REIT-AG	8,210	shares	102,325
ALTAREA SCA	376	shares	59,875
ALTICE SA	2,495	shares	197,025
ALUPAR INVESTIMENTO SA	41,497	shares	275,377
AMADA CO LTD	56,000	shares	484,357
AMADEUS FIRE AG	6,605	shares	498,725
AMADEUS IT HOLDING SA	111,543	shares	4,465,569
AMAZON.COM INC	69,565	shares	21,589,498
AMERICAN EAGLE OUTFITTERS INC	228,391	shares	3,170,067
AMERICAN EXPRESS CO	82,600	shares	7,685,104
AMERICAN FINANCIAL GROUP INC/O	87,435	shares	5,309,053
AMERICAN HOMES 4 RENT	67,832	shares	1,155,179
AMERICAN INTERNATIONAL GROUP I	285,900	shares	16,013,259
AMERICAN NATIONAL INSURANCE CO	47,745	shares	5,455,344
AMERICAN REALTY CAPITAL HEAL	41,761	shares	496,956
AMERICAN REALTY CAPITAL PROPER	234,500	shares	2,122,225

Hewlett-Packard Company 401(k) Plan EIN: 94-1081436 PN: 004 Schedule H, Line 4i - Schedule of Assets (Held at End of Year) (continued) December 31, 2014

(a)	(b) Identity of Issue, Borrower, Lessor, or Similar Party	(c) Description of Investment, Including Maturity Date, Rate of Interest, Collateral, and Par or Maturity Value	(e) Current Value

Common Stock (continued):
AMERICAN TOWER CORP	106,807	shares	$10,557,872
AMERIPRISE FINANCIAL INC	48,600	shares	6,427,350
AMGEN INC	55,600	shares	8,856,524
AMLIN PLC	91,750	shares	684,119
AMTRUST FINANCIAL SERVICES INC	68,965	shares	3,879,281
ANA HOLDINGS INC	1,056,000	shares	2,636,147
ANADARKO PETROLEUM CORP	16,200	shares	1,336,500
ANHEUSER-BUSCH INBEV NV	3,852	shares	437,492
ANN INC	90,380	shares	3,297,062
ANSELL LTD	48,467	shares	893,210
AO SMITH CORP	46,466	shares	2,621,147
AOL INC	83,000	shares	3,832,110
AON PLC	230,479	shares	21,856,324
AP MOELLER - MAERSK A/S	356	shares	715,616
APACHE CORP	360,200	shares	22,573,734
APOLLO EDUCATION GROUP INC	74,709	shares	2,548,324
APPLE INC	531,193	shares	58,633,083
ARCBEST CORP	54,400	shares	2,522,528
ARCELORMITTAL	70,900	shares	782,027
ARCELORMITTAL	15,766	shares	173,378
ARCH CAPITAL GROUP LTD	98,880	shares	5,843,808
ARKEMA SA	3,705	shares	246,892
ARM HOLDINGS PLC	241,396	shares	11,176,635
ARM HOLDINGS PLC	932,014	shares	14,459,766
ARROW ELECTRONICS INC	51,710	shares	2,993,492
ARTISAN PARTNERS ASSET MANAGEM	131,000	shares	6,619,430
ARYZTA AG	29,310	shares	2,269,818
ASAHI GLASS CO LTD	235,000	shares	1,154,468
ASBURY AUTOMOTIVE GROUP INC	91,000	shares	6,908,720
ASCENA RETAIL GROUP INC	167,375	shares	2,102,230
ASCENDAS INDIA TRUST	1,237,000	shares	765,482
ASCENDAS REAL ESTATE INVESTMEN	204,000	shares	366,403
ASHTEAD GROUP PLC	18,754	shares	336,870
ASM INTERNATIONAL NV	21,915	shares	930,790
ASML HOLDING NV	33,389	shares	3,616,011
ASOS PLC	61,453	shares	2,468,338
ASPEN TECHNOLOGY INC	203,000	shares	7,109,060
ASSURED GUARANTY LTD	153,258	shares	3,983,175
ASTELLAS PHARMA INC	276,000	shares	3,882,347
ASTRAZENECA PLC ADR	75,365	shares	5,304,189
ASTRAZENECA PLC	27,924	shares	1,983,487
ASTRO MALAYSIA HOLDINGS BHD	830,841	shares	719,991
ASUSTEK COMPUTER INC	126,000	shares	1,381,526
ASYA KATILIM BANKASI AS	156,205	shares	43,432
AT&T INC	175,700	shares	5,901,763
ATHENAHEALTH INC	37,466	shares	5,458,796
ATLAS COPCO AB	32,030	shares	822,001
ATLAS COPCO AB	628,790	shares	17,542,584
ATRIUM EUROPEAN REAL ESTATE LT	59,232	shares	293,145
ATRIUM LJUNGBERG AB	17,997	shares	263,693
AU OPTRONICS CORP	182,000	shares	93,298
AUCKLAND INTERNATIONAL AIRPORT	83,407	shares	275,758
AUSTBROKERS HOLDINGS LTD	93,366	shares	775,522
AVALONBAY COMMUNITIES INC	74,440	shares	12,162,751
AVERY DENNISON CORP	37,783	shares	1,960,182
AVEVA GROUP PLC	7,291	shares	149,382

Hewlett-Packard Company 401(k) Plan EIN: 94-1081436 PN: 004 Schedule H, Line 4i - Schedule of Assets (Held at End of Year) (continued) December 31, 2014

(a)	(b) Identity of Issue, Borrower, Lessor, or Similar Party	(c) Description of Investment, Including Maturity Date, Rate of Interest, Collateral, and Par or Maturity Value	(e) Current Value

Common Stock (continued):
AVIS BUDGET GROUP INC	181,070	shares	$12,010,373
AVON PRODUCTS INC	292,561	shares	2,747,148
B&M EUROPEAN VALUE RETAIL SA	144,086	shares	640,298
BABCOCK INTERNATIONAL GROUP PL	8,907	shares	146,938
BAIDU INC ADR	164,170	shares	37,425,835
BAKER HUGHES INC	234,000	shares	13,120,380
BAKKAFROST P/F	28,571	shares	638,294
BANCO BRADESCO SA ADR	44,041	shares	588,828
BANCO DE SABADELL SA NEW	140,760	shares	375,570
BANCO DO BRASIL SA	75,600	shares	676,026
BANCO ESPIRITO SANTO SA	237,150	shares	34,436
BANCO POPULAR ESPANOL SA	3,096,833	shares	15,588,863
BANCO SANTANDER SA	946,444	shares	8,012,131
BANCORPSOUTH INC	149,360	shares	3,362,094
BANK HAPOALIM BM	285,219	shares	1,348,605
BANK LEUMI LE-ISRAEL BM	349,893	shares	1,203,040
BANK MANDIRI PERSERO TBK PT	1,564,400	shares	1,361,037
BANK OF AMERICA CORP	1,961,700	shares	35,094,813
BANK OF COMMUNICATIONS CO LTD	1,291,000	shares	1,205,290
BANK OF IRELAND	14,422,053	shares	5,462,290
BANK OF NEW YORK MELLON CORP/T	626,100	shares	25,400,877
BANK RAKYAT INDONESIA PERSERO	2,475,900	shares	2,328,970
BARRICK GOLD CORP	94,309	shares	1,013,822
BASF SE	24,522	shares	2,073,538
BAYER AG	22,302	shares	3,049,478
BAYERISCHE MOTOREN WERKE AG	11,696	shares	1,270,492
BB&T CORP	232,363	shares	9,036,597
BDO UNIBANK INC	474,430	shares	1,164,532
BEACON ROOFING SUPPLY INC	190,000	shares	5,282,000
BEIERSDORF AG	9,599	shares	783,102
BELGACOM SA	76,784	shares	2,796,666
BELLWAY PLC	72,057	shares	2,178,561
BENI STABILI SPA SIIQ	413,152	shares	290,212
BERKSHIRE HATHAWAY INC	101,887	shares	15,298,333
BEZEQ THE ISRAELI TELECOMMUNIC	218,341	shares	389,950
BGP NPV	1,317,017	shares	-
BIM BIRLESIK MAGAZALAR AS	202,694	shares	4,335,237
BIOGEN IDEC INC	66,504	shares	22,574,783
BIOMED REALTY TRUST INC	111,800	shares	2,408,172
BIO-TECHNE CORP	132,731	shares	12,264,344
BLACKBAUD INC	221,995	shares	9,603,504
BLOOMIN' BRANDS INC	141,049	shares	3,492,373
BM&FBOVESPA SA	212,400	shares	787,051
BOARDWALK REAL ESTATE INVT	32,666	shares	1,735,606
BOEING CO/THE	169,391	shares	22,017,442
BOLIDEN AB	110,026	shares	1,763,902
BOLSA MEXICANA DE VALORES SAB	194,597	shares	352,763
BOOKER GROUP PLC	593,338	shares	1,513,565
BOSKALIS WESTMINSTER NV	12,450	shares	684,710
BOSTON PROPERTIES INC	53,070	shares	6,829,578
BR MALLS PARTICIPACOES SA	69,957	shares	432,395
BR PROPERTIES SA	65,200	shares	251,411
BRANDYWINE REALTY TRUST	75,500	shares	1,206,490

Hewlett-Packard Company 401(k) Plan EIN: 94-1081436 PN: 004 Schedule H, Line 4i - Schedule of Assets (Held at End of Year) (continued) December 31, 2014

(a)	(b) Identity of Issue, Borrower, Lessor, or Similar Party	(c) Description of Investment, Including Maturity Date, Rate of Interest, Collateral, and Par or Maturity Value	(e) Current Value

Common Stock (continued):
BRASIL BROKERS PARTICIPACOES S	90,525	shares	$86,159
BRASIL INSURANCE PARTICIPACOES	53,716	shares	68,706
BRENNTAG AG	18,192	shares	1,023,835
BRIGHT HORIZONS FAMILY SOLUTIO	97,100	shares	4,564,671
BRISTOL-MYERS SQUIBB CO	320,924	shares	18,944,144
BRISTOW GROUP INC	29,224	shares	1,922,647
BRITISH LAND CO PLC/THE	515,731	shares	6,248,273
BRITVIC PLC	29,953	shares	315,020
BRIXMOR PROPERTY GROUP INC	71,800	shares	1,783,512
BROADRIDGE FINANCIAL SOLUTIONS	434,090	shares	20,046,276
BROCADE COMMUNICATIONS SYSTEMS	302,569	shares	3,582,417
BROOKDALE SENIOR LIVING INC	132,000	shares	4,840,440
BROOKFIELD CANADA OFFICE PPTYS	20,207	shares	470,348
BROTHER INDUSTRIES LTD	83,000	shares	1,525,768
BROWN SHOE CO INC	103,750	shares	3,335,563
BRUKER CORP	193,940	shares	3,805,103
BRUNEL INTERNATIONAL NV	10,635	shares	175,017
BRUNSWICK CORP/DE	115,640	shares	5,927,706
BT GROUP PLC	677,992	shares	4,244,493
BUNZL PLC	221,579	shares	6,094,568
BURBERRY GROUP PLC	18,218	shares	464,729
BURCKHARDT COMPRESSION HOLDING	1,208	shares	462,885
BUWOG AG	9,984	shares	197,889
CABELA'S INC	49,700	shares	2,619,687
CADENCE DESIGN SYSTEMS INC	125,000	shares	2,371,250
CAIRN ENERGY PLC	61,834	shares	172,100
CALBEE INC	14,500	shares	504,921
CALIFORNIA RESOURCES CORP	9,526	shares	52,488
CALLOWAY REIT	5,852	shares	137,932
CAMDEN PROPERTY TRUST	30,200	shares	2,229,968
CANADIAN APARTMENT PPTYS REIT	3,484	shares	75,591
CANADIAN NATIONAL RAILWAY CO	5,026	shares	347,231
CANADIAN NATURAL RESOURCES LTD	162,007	shares	5,002,776
CANADIAN OIL SANDS LTD	22,296	shares	200,582
CANADIAN PACIFIC RAILWAY LTD	122,137	shares	23,534,579
CANADIAN REIT	19,400	shares	766,955
CANADIAN WESTERN BANK	13,213	shares	373,603
CANON INC	141,100	shares	4,519,742
CAP GEMINI SA	5,667	shares	407,875
CAPITA PLC	62,079	shares	1,046,372
CAPITACOMMERCIAL TRUST	1,410,000	shares	1,867,444
CAPITAL & COUNTIES PROPERTIES	72,437	shares	411,806
CAPITAL & REGIONAL PLC	616,438	shares	504,620
CAPITAL ONE FINANCIAL CORP	454,495	shares	37,518,562
CAPITALAND LTD	1,678,200	shares	4,192,017
CAPITAMALL TRUST	379,000	shares	583,473
CARBO CERAMICS INC	72,470	shares	2,902,424
CARLSBERG A/S	5,292	shares	411,750
CARMAX INC	55,000	shares	3,661,900
CARNIVAL CORP	313,900	shares	14,229,087
CASEY'S GENERAL STORES INC	32,300	shares	2,917,336
CASINO GUICHARD PERRACHON SA	6,257	shares	578,900

Hewlett-Packard Company 401(k) Plan EIN: 94-1081436 PN: 004 Schedule H, Line 4i - Schedule of Assets (Held at End of Year) (continued) December 31, 2014

(a)	(b) Identity of Issue, Borrower, Lessor, or Similar Party	(c) Description of Investment, Including Maturity Date, Rate of Interest, Collateral, and Par or Maturity Value	(e) Current Value

Common Stock (continued):
CASTELLUM AB	13,576	shares	$211,750
CATCHER TECHNOLOGY TWD10	175,000	shares	1,365,024
CATLIN GROUP LTD	126,231	shares	1,320,700
CDW CORP/DE	119,518	shares	4,203,448
CELANESE CORP	339,800	shares	20,374,408
CELESIO AG	11,957	shares	386,600
CELESTICA INC	336,243	shares	3,947,493
CELGENE CORP	376,009	shares	42,060,367
CELLDEX THERAPEUTICS INC	117,400	shares	2,142,550
CELLTRION INC	84,350	shares	2,981,393
CENTENE CORP	94,840	shares	9,849,134
CENTRAL JAPAN RAILWAY CO	15,500	shares	2,345,135
CEPHEID	107,500	shares	5,820,050
CETIP SA - MERCADOS ORGANIZADO	35,612	shares	431,385
CHAMPION REIT	245,000	shares	113,735
CHARLES RIVER LABORATORIES INT	59,755	shares	3,802,808
CHARLES SCHWAB CORP/THE	814,300	shares	24,583,717
CHESAPEAKE ENERGY CORP	1,186,200	shares	23,213,934
CHESAPEAKE LODGING TRUST	29,198	shares	1,086,458
CHEUNG KONG HOLDINGS LTD ADR	1,461,000	shares	24,427,920
CHEUNG KONG(HLDGS) HK$0.50	101,000	shares	1,697,041
CHEVRON CORP	173,900	shares	19,508,102
CHIBA BANK LTD/THE	92,000	shares	609,266
CHICAGO BRIDGE & IRON CO NV	193,885	shares	8,139,292
CHICONY ELECTRONICS CO LTD	105,525	shares	295,518
CHILDREN'S PLACE INC/THE	43,335	shares	2,470,095
CHINA CONSTRUCTION BANK CORP	8,166,000	shares	6,707,727
CHINA EVERBRIGHT BANK CO LTD	950,000	shares	516,967
CHINA LIFE INSURANCE CO LTD ADR	3,886	shares	228,147
CHINA LIFE INSURANCE CO LTD	1,068,000	shares	4,193,582
CHINA MINSHENG BANKING CORP LT	1,543,500	shares	2,030,175
CHINA OVERSEAS LAND & INVESTME	370,971	shares	1,102,650
CHINA RESOURCES LAND LTD	62,000	shares	163,498
CHINA TELECOM CORP LTD ADR	6,973	shares	409,385
CHINA UNICOM HONG KONG LTD ADR	72,202	shares	971,117
CHIPOTLE MEXICAN GRILL INC	14,132	shares	9,673,495
CHOCOLADEFABRIKEN LINDT & SPRU	206	shares	1,022,485
CHR HANSEN HOLDING A/S	87,601	shares	3,904,767
CHRISTIAN DIOR SA	7,432	shares	1,285,113
CHROMA ATE INC	308,000	shares	800,165
CHUBU ELECTRIC POWER CO INC	59,800	shares	707,505
CHUGAI PHARMACEUTICAL CO LTD	40,500	shares	1,001,226
CIA DE SANEAMENTO BASICO DO ES	108,100	shares	691,739
CIE DE SAINT-GOBAIN	13,649	shares	581,858
CIE FINANCIERE RICHEMONT SA	114,338	shares	10,218,099
CIE GENERALE DES ETABLISSEMENT	25,931	shares	2,361,808
CIELO SA	46,800	shares	733,638
CIENA CORP	132,120	shares	2,564,449
CIGNA CORP	60,000	shares	6,174,600
CISCO SYSTEMS INC	786,776	shares	21,884,174
CITIGROUP INC	279,994	shares	15,150,475
CITIZEN HOLDINGS CO LTD	71,700	shares	558,554

Hewlett-Packard Company 401(k) Plan EIN: 94-1081436 PN: 004 Schedule H, Line 4i - Schedule of Assets (Held at End of Year) (continued) December 31, 2014

(a)	(b) Identity of Issue, Borrower, Lessor, or Similar Party	(c) Description of Investment, Including Maturity Date, Rate of Interest, Collateral, and Par or Maturity Value	(e) Current Value

Common Stock (continued):
CITY DEVELOPMENTS LTD	62,000	shares	$480,522
CITYCON OYJ	121,637	shares	379,742
CJ O SHOPPING CO LTD	2,422	shares	573,356
CLARCOR INC	85,500	shares	5,697,720
CLEAN HARBORS INC	233,495	shares	11,219,435
CNO FINANCIAL GROUP INC	232,235	shares	3,999,087
CNOOC LTD	1,773,000	shares	2,386,909
CNP ASSURANCES	51,711	shares	921,386
COACH INC	110,246	shares	4,140,840
COBHAM PLC	93,837	shares	473,915
COCA-COLA HBC AG	11,513	shares	220,446
COCHLEAR LTD	33,446	shares	2,126,691
COEUR MINING INC	306,412	shares	1,565,765
COGNIZANT TECHNOLOGY SOLUTIONS	20,255	shares	1,066,628
COLOPLAST A/S	10,195	shares	859,834
COMCAST CORP	541,147	shares	31,391,937
COMERICA INC	101,770	shares	4,766,907
COMMERZBANK AG	37,930	shares	503,951
COMMSCOPE HOLDING CO INC	153,400	shares	3,502,122
COMMVAULT SYSTEMS INC	60,300	shares	3,116,907
COMPASS GROUP PLC ADR	5,031	shares	85,728
COMPASS GROUP PLC	87,125	shares	1,495,705
COMPUTERSHARE LTD	78,184	shares	754,986
CONCENTRADORA FIBRA DANHOS SA	164,192	shares	401,018
CONCENTRADORA FIBRA HOTELERA M	310,052	shares	482,966
CONCHO RESOURCES INC	107,608	shares	10,733,898
CONSOL ENERGY INC	584,800	shares	19,772,088
CONTINENTAL AG	7,564	shares	1,606,777
CONTROLADORA VUELA CIA DE AVIA ADR	37,869	shares	341,578
COPA HOLDINGS SA	12,317	shares	1,276,534
CORE LABORATORIES NV	80,265	shares	9,659,090
CORELOGIC INC/UNITED STATES	162,100	shares	5,120,739
CORIO NV EUR10	24,056	shares	1,182,697
CORNERSTONE ONDEMAND INC	132,100	shares	4,649,920
CORNING INC	370,000	shares	8,484,100
CORPORATE EXECUTIVE BOARD CO/T	133,650	shares	9,693,635
CORPORATE OFFICE PROPERTIES TR	11,040	shares	313,205
COSMOS PHARMACEUTICAL CORP	3,900	shares	535,093
COSTAR GROUP INC	73,800	shares	13,551,894
COSTCO WHOLESALE CORP	114,863	shares	16,281,830
COUPONS.COM INC	192,738	shares	3,421,100
COUSINS PROPERTIES INC	154,538	shares	1,764,824
COVIDIEN PLC	71,143	shares	7,276,506
CRANE CO	36,703	shares	2,154,466
CREDICORP LTD	60,357	shares	9,667,984
CRODA INTERNATIONAL PLC	50,508	shares	2,096,447
CROMBIE REAL ESTATE INVT TR	24,479	shares	273,057
CROWN CASTLE INTERNATIONAL COR	209,959	shares	16,523,773
CROWN HOLDINGS INC	50,225	shares	2,556,453
CSL LTD	2,291	shares	162,511
CTS EVENTIM AG & CO KGAA	9,739	shares	288,725
CUBESMART	118,746	shares	2,620,725

Hewlett-Packard Company 401(k) Plan EIN: 94-1081436 PN: 004 Schedule H, Line 4i - Schedule of Assets (Held at End of Year) (continued) December 31, 2014

(a)	(b) Identity of Issue, Borrower, Lessor, or Similar Party	(c) Description of Investment, Including Maturity Date, Rate of Interest, Collateral, and Par or Maturity Value	(e) Current Value

Common Stock (continued):
CVS HEALTH CORP	86,010	shares	$8,283,623
CYFROWY POLSAT SA	34,963	shares	231,315
DAI NIPPON PRINTING CO LTD	23,000	shares	209,100
DAIBIRU CORP	7,000	shares	66,325
DAICEL CORP	53,000	shares	626,832
DAI-ICHI LIFE INSURANCE CO LTD	244,300	shares	3,751,251
DAIICHI SANKYO CO LTD	122,300	shares	1,721,860
DAIKIN INDUSTRIES Y50	9,600	shares	625,347
DAIMLER AG	39,619	shares	3,306,489
DAIRY FARM INTERNATIONAL HOLDI	73,191	shares	658,719
DAISEKI CO LTD	27,000	shares	471,788
DAIWA SECURITIES GROUP INC	87,000	shares	687,612
DALIAN WANDA COMMERCIAL PROPER	42,700	shares	272,558
DANAHER CORP	61,500	shares	5,271,165
DANSKE BANK AS DKK10	59,191	shares	1,610,168
DARDEN RESTAURANTS INC	64,720	shares	3,794,534
DARLING INGREDIENTS INC	543,471	shares	9,869,433
DASSAULT SYSTEMES	3,837	shares	234,655
DAVIDE CAMPARI-MILANO SPA	44,654	shares	278,813
DCC PLC	16,918	shares	937,260
DCT INDUSTRIAL TRUST INC	42,705	shares	1,522,860
DDR CORP	298,197	shares	5,474,897
DEALERTRACK TECHNOLOGIES INC	132,100	shares	5,853,351
DELHAIZE GROUP SA ADR	22,408	shares	406,033
DELHAIZE GROUP SA	33,157	shares	2,424,550
DELTA AIR LINES INC	93,371	shares	4,592,919
DELTA ELECTRONICS INC	257,000	shares	1,532,957
DELTICOM AG	1,525	shares	34,914
DELUXE CORP	71,555	shares	4,454,299
DERWENT LONDON PLC	66,321	shares	3,120,944
DEUTSCH-CW21 MOIL LTD	153,614	shares	769,345
DEUTSCHE ANNINGTON IMMOBILIEN	25,419	shares	864,769
DEUTSCHE EUROSHOP AG	8,331	shares	364,879
DEUTSCHE LUFTHANSA AG	77,607	shares	1,298,752
DEUTSCHE POST AG	44,585	shares	1,459,080
DEUTSCHE WOHNEN AG	111,871	shares	2,650,534
DEXUS PROPERTY GROUP	84,228	shares	480,428
DIAMONDROCK HOSPITALITY CO	171,480	shares	2,549,908
D'IETEREN SA/NV	9,583	shares	339,702
DIGITALGLOBE INC	232,400	shares	7,197,428
DIGNITY PLC	56,040	shares	1,668,091
DINEEQUITY INC	145,230	shares	15,051,637
DISCOVER FINANCIAL SERVICES	76,532	shares	5,012,081
DISCOVERY COMMUNICATIONS INC	247,873	shares	8,358,278
DISCOVERY COMMUNICATIONS INC	61,782	shares	2,128,390
DISH NETWORK CORP	72,500	shares	5,284,525
DISTRIBUIDORA INTERNACIONAL DE	601,423	shares	4,095,060
DIXONS CARPHONE PLC	30,134	shares	217,265
DKSH HOLDING AG	1,831	shares	140,045
DO DEUTSCHE OFFICE AG	45,419	shares	160,866
DOLLARAMA INC	33,718	shares	1,729,203
DOMINO PRINTING SCIENCES PLC	43,373	shares	446,354

Hewlett-Packard Company 401(k) Plan EIN: 94-1081436 PN: 004 Schedule H, Line 4i - Schedule of Assets (Held at End of Year) (continued) December 31, 2014

(a)	(b) Identity of Issue, Borrower, Lessor, or Similar Party	(c) Description of Investment, Including Maturity Date, Rate of Interest, Collateral, and Par or Maturity Value	(e) Current Value

Common Stock (continued):
DOMINO'S PIZZA GROUP PLC	142,063	shares	$1,556,120
DORMAN PRODUCTS INC	85,300	shares	4,117,431
DOUGLAS EMMETT INC	119,492	shares	3,393,573
DOVER CORP	11,072	shares	794,084
DR HORTON INC	154,765	shares	3,914,007
DSV A/S	58,373	shares	1,785,220
DUKE REALTY CORP	382,912	shares	7,734,822
DULUXGROUP LTD	101,182	shares	480,253
DUNKIN' BRANDS GROUP INC	201,477	shares	8,592,994
E.ON SE	191,362	shares	3,286,960
E.SUN FINANCIAL HOLDING CO LTD	1,600,723	shares	995,323
EAST JAPAN RAILWAY CO	28,400	shares	2,161,001
EBAY INC	498,588	shares	27,980,759
EDENRED	87,413	shares	2,428,045
EDP ENERGIAS PORTUGAL	170,969	shares	665,743
ELECTROCOMPONENTS PLC	52,060	shares	174,525
ELECTROLUX AB	29,526	shares	862,971
ELECTRONIC ARTS INC	174,300	shares	8,194,715
ELEKTA AB	434,789	shares	4,426,619
ELEMENTIS PLC	130,897	shares	534,337
ELISA CORPORATION	13,862	shares	379,254
ELLIE MAE INC	104,800	shares	4,225,536
ELRINGKLINGER AG	9,726	shares	338,887
E-MART CO LTD	1,495	shares	276,109
EMC CORP/MA	493,003	shares	14,661,909
EMCOR GROUP INC	59,101	shares	2,629,403
EMERSON ELECTRIC CO	82,194	shares	5,073,836
EMS-CHEMIE HOLDING AG	2,203	shares	895,145
ENAGAS SA	80,071	shares	2,537,062
ENEL EUR1	507,860	shares	2,271,325
ENEL GREEN POWER SPA	523,264	shares	1,097,927
ENERGEN CORP	31,890	shares	2,033,306
ENERSYS	49,800	shares	3,073,656
ENTERGY CORP	95,900	shares	8,389,332
ENTRA ASA	26,504	shares	270,429
ENVISION HEALTHCARE HOLDINGS I	160,000	shares	5,550,400
EOG RESOURCES INC	303,356	shares	27,929,987
EQT CORP	98,649	shares	7,467,729
EQUINIX INC	69,340	shares	15,721,458
EQUITY COMMONWEALTH	414,000	shares	10,627,380
EQUITY LIFESTYLE PROPERTIES IN	28,972	shares	1,493,507
EQUITY ONE INC	9,773	shares	247,843
EQUITY RESIDENTIAL	225,651	shares	16,210,768
EREGLI DEMIR VE CELIK FABRIKAL	41,182	shares	78,568
ESPRIT HOLDINGS LTD	239,608	shares	286,732
ESSENTRA PLC	32,029	shares	365,570
ESSEX PROPERTY TRUST INC	25,792	shares	5,328,627
ESSILOR INTERNATIONAL SA	29,294	shares	3,285,247
ESTACIO PARTICIPACOES SA	74,443	shares	667,080
ESTERLINE TECHNOLOGIES CORP	33,740	shares	3,700,603
EUROCOMMERCIAL PROPERTIES NV	27,203	shares	1,157,691
EUTELSAT COMMUNICATIONS SA	19,219	shares	623,143

Hewlett-Packard Company 401(k) Plan EIN: 94-1081436 PN: 004 Schedule H, Line 4i - Schedule of Assets (Held at End of Year) (continued) December 31, 2014

(a)	(b) Identity of Issue, Borrower, Lessor, or Similar Party	(c) Description of Investment, Including Maturity Date, Rate of Interest, Collateral, and Par or Maturity Value	(e) Current Value

Common Stock (continued):
EVEREST RE GROUP LTD	119,200	shares	$20,299,760
EXELON CORP	195,600	shares	7,252,848
EXOR SPA	168,377	shares	6,935,466
EXOVA GROUP PLC	117,074	shares	292,076
EXPEDITORS INTERNATIONAL OF WA	214,119	shares	9,551,849
EXPERIAN PLC	14,525	shares	246,411
EXPRESS SCRIPTS HOLDING CO	196,975	shares	16,677,873
EXTENDED STAY AMERICA INC	14,290	shares	275,940
EXTENDICARE INC	18,950	shares	106,673
EXXON MOBIL CORP	150,660	shares	13,928,517
FABEGE AB	17,052	shares	219,133
FACEBOOK INC	406,249	shares	31,695,547
FAIRCHILD SEMICONDUCTOR INTERN	218,120	shares	3,681,866
FAIVELEY TRANSPORT SA	1,271	shares	73,669
FAMILYMART CO LTD	4,700	shares	178,364
FANUC CORP	10,700	shares	1,779,987
FEDERAL REALTY INVESTMENT TRUS	5,860	shares	782,076
FEDERATION CENTRES	921,017	shares	2,163,160
FEDEX CORP	185,100	shares	32,144,466
FIAT CHRYSLER AUTOMOBILES NV	1,991,869	shares	23,138,506
FIBRIA CELULOSE SA	31,094	shares	380,282
FIDELITY & GUARANTY LIFE	90,000	shares	2,184,300
FIDELITY NATIONAL INFORMATION	26,622	shares	1,655,888
FIFTH THIRD BANCORP	471,126	shares	9,599,192
FINNING INTERNATIONAL INC	13,521	shares	294,526
FIREEYE INC	121,954	shares	3,851,307
FIRST BANCORP/PUERTO RICO	731,855	shares	4,295,989
FIRST CAPITAL REALTY INC	40,534	shares	653,023
FIRST PACIFIC CO LTD/HONG KONG	759,600	shares	753,248
FIRSTENERGY CORP	76,300	shares	2,974,937
FISHER & PAYKEL HEALTHCARE COR	219,746	shares	1,073,459
FIVE BELOW INC	128,900	shares	5,262,987
FLEETCOR TECHNOLOGIES INC	75,842	shares	11,278,464
FLOWSERVE CORP	156,420	shares	9,358,609
FLUOR CORP	6,338	shares	384,273
FNF GROUP	89,220	shares	3,073,629
FONCIERE DES REGIONS	4,102	shares	381,206
FOOT LOCKER INC	54,055	shares	3,036,810
FORD OTOMOTIV SANAYI AS	10,442	shares	145,391
FOREST CITY ENTERPRISES INC	24,727	shares	526,685
FORTESCUE METALS GROUP LTD	1,840,773	shares	4,127,527
FORTUM OYJ	124,853	shares	2,714,878
FORUM ENERGY TECHNOLOGIES INC	230,800	shares	4,784,484
FOXTONS GROUP PLC	87,284	shares	218,096
FRANKLIN RESOURCES INC	206,600	shares	11,439,442
FRAPORT AG FRANKFURT AIRPORT S	15,196	shares	883,356
FREEPORT-MCMORAN INC	31,248	shares	729,953
FREESCALE SEMICONDUCTOR LTD	121,045	shares	3,053,965
FRIENDS LIFE GROUP LTD	231,645	shares	1,322,687
FRONTIER REAL ESTATE INVESTMEN	15	shares	68,810
FUJI ELECTRIC CO LTD	325,000	shares	1,311,981
FUJI SEAL INTERNATIONAL INC	5,800	shares	171,008

Hewlett-Packard Company 401(k) Plan EIN: 94-1081436 PN: 004 Schedule H, Line 4i - Schedule of Assets (Held at End of Year) (continued) December 31, 2014

(a)	(b) Identity of Issue, Borrower, Lessor, or Similar Party	(c) Description of Investment, Including Maturity Date, Rate of Interest, Collateral, and Par or Maturity Value	(e) Current Value

Common Stock (continued):
FUJIFILM HOLDINGS CORP	139,500	shares	$4,306,180
FUJITSU LTD	344,000	shares	1,848,611
G4S PLC	228,960	shares	992,119
GAEC EDUCACAO SA	26,493	shares	352,316
GAGFAH SA	95,371	shares	2,134,968
GANNETT CO INC	182,617	shares	5,830,961
GAP INC/THE	82,478	shares	3,473,149
GAS NATURAL SDG SA	142,440	shares	3,586,802
GAZPROM OAO ADR	50,107	shares	232,998
GAZPROM OAO ADR	535,854	shares	2,427,419
GEA GROUP AG	31,273	shares	1,385,013
GEBERIT AG	19,559	shares	6,661,063
GECINA SA	5,781	shares	724,013
GEMALTO NV	7,299	shares	599,968
GENERAC HOLDINGS INC	165,000	shares	7,715,400
GENERAL DYNAMICS CORP	15,862	shares	2,182,928
GENERAL ELECTRIC CO	912,100	shares	23,048,767
GENERAL GROWTH PROPERTIES INC	339,072	shares	9,538,095
GENERAL MOTORS CO	203,000	shares	7,086,730
GENESEE & WYOMING INC	158,731	shares	14,273,092
GENOMMA LAB INTERNACIONAL SAB	197,109	shares	375,236
GERRY WEBER INTERNATIONAL AG	13,670	shares	564,888
GILEAD SCIENCES INC	139,624	shares	13,160,958
GIVAUDAN SA	1,804	shares	3,255,243
GJENSIDIGE FORSIKRING ASA	38,173	shares	621,150
GKN PLC	86,189	shares	462,302
GLAXOSMITHKLINE ORD GBP0.25	24,341	shares	522,243
GLAXOSMITHKLINE PLC ADR	125,500	shares	5,363,870
GLOBAL BRANDS GROUP HOLDING LT	148,862	shares	29,178
GLOBAL LOGISTIC PROPERTIES LTD	1,830,600	shares	3,426,072
GLOBAL PAYMENTS INC	101,452	shares	8,190,220
GLORY LTD	3,500	shares	95,459
GLOW ENERGY PCL	355,800	shares	965,202
GLP J-REIT	1,192	shares	1,328,255
GOLDMAN SACHS GROUP INC/THE	79,700	shares	15,448,251
GOODMAN GROUP	908,391	shares	4,229,842
GOODYEAR TIRE & RUBBER CO/THE	120,445	shares	3,441,114
GOOGLE INC	54,257	shares	28,560,885
GOOGLE INC	44,438	shares	23,581,470
GPT GROUP/THE	309,522	shares	1,101,843
GRACO INC	211,852	shares	16,986,293
GRAHAM HOLDINGS CO	30,500	shares	26,343,155
GRAINGER PLC	202,330	shares	593,108
GRAN TIERRA ENERGY INC	211,327	shares	813,744
GRAND CANYON EDUCATION INC	148,500	shares	6,929,010
GRANITE REAL ESTATE INVESTMENT	146,000	shares	5,190,300
GREAT PORTLAND ESTATES PLC	274,599	shares	3,159,883
GREE INC	170,900	shares	1,032,000
GREEN REIT PLC	50,707	shares	78,538
GRIFOLS SA ADR	20,154	shares	685,034
GRIFOLS SA EUR0.5	20,150	shares	807,549
GROUPE BRUXELLES LAMBERT SA	14,439	shares	1,236,138

Hewlett-Packard Company 401(k) Plan EIN: 94-1081436 PN: 004 Schedule H, Line 4i - Schedule of Assets (Held at End of Year) (continued) December 31, 2014

(a)	(b) Identity of Issue, Borrower, Lessor, or Similar Party	(c) Description of Investment, Including Maturity Date, Rate of Interest, Collateral, and Par or Maturity Value	(e) Current Value

Common Stock (continued):
GRUPO LALA SAB DE CV	139,102	shares	$268,300
GUANGZHOU AUTOMOBILE GROUP CO	927,250	shares	844,167
GUANGZHOU R&F PROPERTIES CO LT	266,400	shares	326,007
H&R REAL ESTATE INVESTMENT TR	32,946	shares	618,102
HAIN CELESTIAL GROUP INC/THE	47,210	shares	2,751,871
HAITIAN INTERNATIONAL HOLDINGS	65,000	shares	137,127
HAITONG SECURITIES CO LTD	340,400	shares	856,833
HALMA PLC	49,784	shares	533,677
HAMMERSON PLC	444,803	shares	4,196,033
HANESBRANDS INC	148,655	shares	16,592,871
HANG LUNG PROPERTIES LTD	452,111	shares	1,268,034
HANKYU HANSHIN HOLDINGS INC	142,000	shares	768,656
HARGREAVES LANSDOWN PLC	46,643	shares	736,008
HAVAS SA	79,062	shares	646,435
HCP INC	27,299	shares	1,201,975
HDFC BANK LTD ADR	54,620	shares	2,771,965
HEALTH CARE REIT INC	102,700	shares	7,771,309
HEALTH NET INC/CA	82,395	shares	4,410,604
HEALTHCARE REALTY TRUST INC	76,523	shares	2,090,608
HEALTHCARE TRUST OF AMERICA IN	51,200	shares	1,379,328
HEALTHSOUTH CORP	53,935	shares	2,074,340
HEARTLAND PAYMENT SYSTEMS INC	275,830	shares	14,881,029
HEARTWARE INTERNATIONAL INC	51,000	shares	3,744,930
HEIDELBERGCEMENT AG	81,316	shares	5,786,694
HEINEKEN HOLDING NV	21,020	shares	1,320,853
HEINEKEN NV	21,595	shares	1,540,424
HELICAL BAR PLC	187	shares	1,116
HELIX ENERGY SOLUTIONS GROUP I	103,646	shares	2,249,118
HENDERSON LAND DEVELOPMENT CO	116,865	shares	818,297
HERMES INTERNATIONAL	45	shares	16,053
HESS CORP	85,800	shares	6,333,756
HEXAGON AB	33,722	shares	1,042,471
HIBERNIA REIT PLC	144,545	shares	189,774
HIGHWOODS PROPERTIES INC	25,410	shares	1,125,155
HILL-ROM HOLDINGS INC	74,590	shares	3,402,796
HILTON WORLDWIDE HOLDINGS INC	115,904	shares	3,023,935
HIROSE ELECTRIC CO LTD	7,300	shares	857,284
HISAMITSU PHARMACEUTICAL CO IN	3,500	shares	110,638
HISCOX LTD	134,759	shares	1,513,936
HISPANIA ACTIVOS INMOBILIARIOS	11,042	shares	144,837
HITACHI CHEMICAL CO LTD	37,000	shares	661,646
HITACHI HIGH-TECHNOLOGIES CORP	25,600	shares	747,321
HITACHI LTD	257,000	shares	1,930,688
HKT TRUST & HKT LTD	367,000	shares	477,985
HMS HOLDINGS CORP	313,600	shares	6,629,504
HOCHTIEF AG	2,366	shares	167,541
HOGY MEDICAL CO LTD	1,900	shares	87,160
HOLCIM LTD	21,493	shares	1,543,326
HOME DEPOT INC/THE	35,235	shares	3,698,618
HON HAI PRECISION INDUSTRY CO	990,080	shares	2,753,877
HONDA MOTOR CO LTD	109,700	shares	3,226,174
HONEYWELL INTERNATIONAL INC	93,397	shares	9,332,228

Hewlett-Packard Company 401(k) Plan EIN: 94-1081436 PN: 004 Schedule H, Line 4i - Schedule of Assets (Held at End of Year) (continued) December 31, 2014

(a)	(b) Identity of Issue, Borrower, Lessor, or Similar Party	(c) Description of Investment, Including Maturity Date, Rate of Interest, Collateral, and Par or Maturity Value	(e) Current Value

Common Stock (continued):
HONG KONG EXCHANGES AND CLEARI	220,736	shares	$4,887,312
HONGKONG LAND HOLDINGS LTD	943,656	shares	6,379,115
HOST HOTELS & RESORTS INC	574,567	shares	13,657,458
HOYA CORP	27,300	shares	934,705
HUDSON PACIFIC PROPERTIES INC	37,624	shares	1,130,977
HUFVUDSTADEN AB	130,278	shares	1,690,830
HULIC CO LTD	57,100	shares	576,739
HULIC REIT INC	151	shares	229,343
HUNTINGTON BANCSHARES INC/OH	481,730	shares	5,067,800
HUNTSMAN CORP	125,673	shares	2,862,831
HURON CONSULTING GROUP INC	123,550	shares	8,449,585
HUSQVARNA AB	154,178	shares	1,137,391
HYSAN DEVELOPMENT CO LTD	662,851	shares	2,961,732
IBERDROLA SA	1,232,693	shares	8,348,598
IBIDEN CO LTD	22,300	shares	332,561
ICADE	23,595	shares	1,895,795
ICAP PLC	71,267	shares	502,721
ICICI BANK LTD ADR	82,089	shares	948,128
IDEX CORP	115,725	shares	9,008,034
IG GROUP HOLDINGS PLC	76,987	shares	863,102
IGB REAL ESTATE INVESTMENT TRU	637,000	shares	238,659
IGUATEMI EMPRESA DE SHOPPING C	83,322	shares	771,094
IHS INC	24,000	shares	2,733,120
ILIAD SA	6,524	shares	1,568,611
ILLINOIS TOOL WORKS INC	61,500	shares	5,824,050
ILLUMINA INC	75,266	shares	13,892,598
ILUKA RESOURCES LTD	38,910	shares	189,460
IMI PLC	21,408	shares	421,595
INCYTE CORP	52,381	shares	3,829,575
INDITEX SA	760,653	shares	21,818,749
INDITEX SA ADR	897,692	shares	12,747,226
INDUSTRIAL & COMMERCIAL BANK O ADR	6,244	shares	91,162
INDUSTRIAL & COMMERCIAL BANK O	451,000	shares	329,169
INDUSTRIVARDEN AB	63,487	shares	1,103,769
INDUSTRIVARDEN AB	55,783	shares	1,017,573
INFINEON TECHNOLOGIES AG	367,197	shares	3,930,070
INGERSOLL-RAND PLC	59,500	shares	3,771,705
INGRAM MICRO INC	483,400	shares	13,361,176
INTEGRATED DEVICE TECHNOLOGY I	103,745	shares	2,033,402
INTERCONTINENTAL EXCHANGE INC	49,121	shares	10,771,744
INTERNATIONAL PAPER CO	175,930	shares	9,426,329
INTERSIL CORP	194,910	shares	2,820,348
INTERTEK GROUP PLC	25,148	shares	915,209
INTU PROPERTIES PLC	127,115	shares	662,002
INTUIT INC	126,162	shares	11,630,875
INVESCO LTD	142,600	shares	5,635,552
INVESTA OFFICE FUND	438,913	shares	1,307,432
INVESTMENT AB KINNEVIK	444,494	shares	14,496,129
INVESTMENT TECHNOLOGY GROUP IN	175,415	shares	3,652,140
INVESTOR AB	115,430	shares	4,197,991
INVESTOR AB	43,039	shares	1,546,562
IPG PHOTONICS CORP	87,300	shares	6,540,516

Hewlett-Packard Company 401(k) Plan EIN: 94-1081436 PN: 004 Schedule H, Line 4i - Schedule of Assets (Held at End of Year) (continued) December 31, 2014

(a)	(b) Identity of Issue, Borrower, Lessor, or Similar Party	(c) Description of Investment, Including Maturity Date, Rate of Interest, Collateral, and Par or Maturity Value	(e) Current Value

Common Stock (continued):
ITAU UNIBANCO HOLDING SA ADR	132,303	shares	$1,721,262
J SAINSBURY PLC	181,727	shares	699,044
J2 GLOBAL INC	336,638	shares	20,871,556
JACK HENRY & ASSOCIATES INC	192,500	shares	11,961,950
JACK IN THE BOX INC	25,228	shares	2,017,231
JAMES HARDIE INDUSTRIES PLC	282,733	shares	3,054,144
JANUS CAPITAL GROUP INC	180,930	shares	2,918,401
JAPAN AIRLINES CO LTD	59,300	shares	1,780,558
JAPAN EXCHANGE GROUP INC	5,500	shares	130,097
JAPAN HOTEL REIT INVESTMENT CO	741	shares	475,891
JAPAN PETROLEUM EX NPV	3,700	shares	117,269
JAPAN PURE CHEMICAL CO LTD	1,500	shares	29,588
JAPAN REAL ESTATE INVESTMENT C	647	shares	3,129,905
JAPAN RETAIL FUND INVESTMENT C	1,732	shares	3,669,278
JAPAN TOBACCO INC	22,700	shares	630,098
JARDEN CORP	220,000	shares	10,533,600
JARDINE LLOYD THOMPSON GROUP P	53,150	shares	742,552
JD.COM INC ADR	96,600	shares	2,235,324
JERONIMO MARTINS SGPS SA	169,234	shares	1,706,855
JETBLUE AIRWAYS CORP	191,810	shares	3,042,107
JGC CORP	34,000	shares	706,685
JOHN WILEY & SONS INC	43,100	shares	2,553,244
JOHN WOOD GROUP PLC	34,361	shares	319,589
JOHNSON & JOHNSON	210,163	shares	21,976,745
JOY GLOBAL INC	35,215	shares	1,638,202
JPMORGAN CHASE & CO	749,511	shares	46,904,398
JSR CORP	75,300	shares	1,303,831
JULIUS BAER GROUP LTD	5,974	shares	275,418
JUNIPER NETWORKS INC	153,500	shares	3,426,120
JYSKE BANK A/S	24,178	shares	1,228,987
KABA HOLDING AG	154	shares	77,880
KAISER ALUMINUM CORP	27,721	shares	1,980,111
KAJIMA CORP	175,000	shares	728,346
KAKAKU.COM INC	10,500	shares	152,471
KANEKA CORP	44,000	shares	237,808
KANSAI PAINT CO LTD	38,000	shares	593,636
KAO CORP	40,800	shares	1,618,796
KELLOGG CO	65,500	shares	4,286,320
KENEDIX OFFICE INVESTMENT CORP	241	shares	1,360,832
KENNAMETAL INC	74,145	shares	2,653,650
KEPPEL DC REIT	133,300	shares	98,081
KEPPEL REIT	90,000	shares	82,862
KERING	53,840	shares	10,391,280
KERRY GROUP PLC	10,530	shares	727,176
KERRY GROUP PLC	4,714	shares	330,614
KERRY PROPERTIES LTD	131,000	shares	475,528
KEYCORP	348,135	shares	4,839,077
KEYENCE CORP NPV	2,300	shares	1,032,262
KILROY REALTY CORP	52,900	shares	3,653,803
KIMCO REALTY CORP	132,730	shares	3,336,832
KINDER MORGAN INC/DE	191,676	shares	8,109,812
KINROSS GOLD CORP	1,520,000	shares	4,286,400

Hewlett-Packard Company 401(k) Plan EIN: 94-1081436 PN: 004 Schedule H, Line 4i - Schedule of Assets (Held at End of Year) (continued) December 31, 2014

(a)	(b) Identity of Issue, Borrower, Lessor, or Similar Party	(c) Description of Investment, Including Maturity Date, Rate of Interest, Collateral, and Par or Maturity Value	(e) Current Value

Common Stock (continued):
KINSUS INTERCONNECT TECHNOLOGY	139,000	shares	$464,037
KINTETSU WORLD EXPRESS INC	6,700	shares	259,294
KLEPIERRE	70,829	shares	3,062,298
KOBAYASHI PHARMACEUTICAL CO LT	14,600	shares	857,283
KOHL'S CORP	144,800	shares	8,838,592
KOITO MANUFACTURING CO LTD	26,000	shares	803,453
KOMATSU LTD	83,300	shares	1,864,775
KONE OYJ	49,255	shares	2,254,110
KONICA MINOLTA INC	147,000	shares	1,624,546
KONINKLIJKE DSM NV	6,072	shares	372,074
KONINKLIJKE PHILIPS NV	740,326	shares	21,469,454
KONINKLIJKE VOPAK NV	4,106	shares	214,066
KOREA ELECTRIC POWER CORP ADR	408,678	shares	7,912,006
KROTON EDUCACIONAL SA	98,012	shares	571,509
KURITA WATER INDUSTRIES LTD	8,900	shares	187,286
KYOCERA CORP	30,600	shares	1,418,021
KYORIN HOLDINGS INC	14,000	shares	261,212
KYOWA HAKKO KIRIN CO LTD	71,000	shares	672,722
L BRANDS INC	155,182	shares	13,431,002
L&L ENERGY INC	8,522	shares	469
LA QUINTA HOLDINGS INC	323,314	shares	7,132,307
LADBROKES PLC	54,949	shares	94,676
LAFARGE SA	15,236	shares	1,070,782
LAM RESEARCH CORP	34,405	shares	2,729,693
LAND SECURITIES GROUP PLC	405,159	shares	7,309,280
LANXESS AG	4,748	shares	220,936
LAREDO PETROLEUM INC	278,700	shares	2,884,545
LARGAN PRECISION CO LTD	38,000	shares	2,879,881
LAWSON INC	11,100	shares	674,916
LA-Z-BOY INC	106,355	shares	2,854,568
LEAR CORP	37,066	shares	3,635,433
LEG IMMOBILIEN AG	61,336	shares	4,600,875
LEGRAND SA	22,939	shares	1,208,693
LENDINGCLUB CORP	18,661	shares	472,123
LEVEL 3 COMMUNICATIONS INC	520,000	shares	25,677,600
LEXINGTON REALTY TRUST	398,645	shares	4,377,123
LG HOUSEHOLD & HEALTH CARE LTD	1,570	shares	889,879
LI & FUNG LTD	154,862	shares	144,980
LIBERTY BROADBAND CORP	15,774	shares	785,861
LIBERTY BROADBAND CORP	7,887	shares	395,060
LIBERTY BROADBAND CORP	4,733	shares	44,964
LIBERTY GLOBAL PLC	144,884	shares	6,999,346
LIBERTY GLOBAL PLC	6,059	shares	304,192
LIBERTY INTERACTIVE CORP	707,441	shares	20,812,914
LIBERTY MEDIA CORP	63,099	shares	2,210,358
LIBERTY MEDIA CORP	31,550	shares	1,112,769
LIBERTY PROPERTY TRUST	59,210	shares	2,228,072
LIBERTY VENTURES	24,879	shares	938,436
LIFE HEALTHCARE GROUP HOLDINGS	258,041	shares	953,762
LINK REIT/THE	1,075,097	shares	6,730,751
LINKEDIN CORP	68,304	shares	15,690,112
LINX SA	15,202	shares	288,805

Hewlett-Packard Company 401(k) Plan EIN: 94-1081436 PN: 004 Schedule H, Line 4i - Schedule of Assets (Held at End of Year) (continued) December 31, 2014

(a)	(b) Identity of Issue, Borrower, Lessor, or Similar Party	(c) Description of Investment, Including Maturity Date, Rate of Interest, Collateral, and Par or Maturity Value	(e) Current Value

Common Stock (continued):
LITE-ON TECHNOLOGY CORP	21,681	shares	$24,973
LITTELFUSE INC	33,305	shares	3,219,594
LOCALIZA RENT A CAR SA	25,290	shares	339,743
LOCKHEED MARTIN CORP	54,791	shares	10,551,103
LOEWS CORP	539,300	shares	22,661,386
LOGITECH INTERNATIONAL SA	611,819	shares	8,281,553
LONZA GROUP AG	14,801	shares	1,671,285
L'OREAL SA	66,443	shares	11,199,630
LOWE'S COS INC	225,000	shares	15,480,000
LPS BRASIL CONSULTORIA DE IMOV	49,129	shares	120,133
LSL PROPERTY SERVICES PLC	79,795	shares	370,773
3M CO	78,600	shares	12,915,552
M DIAS BRANCO SA	14,737	shares	504,502
M3 INC	245,100	shares	4,135,596
MABUCHI MOTOR CO LTD	16,800	shares	673,990
MACERICH CO/THE	76,902	shares	6,414,396
MACK-CALI REALTY CORP	198,641	shares	3,786,097
MACY'S INC	37,952	shares	2,495,344
MAGELLAN HEALTH INC	70,000	shares	4,202,100
MAGNIT PJSC GDR	56,765	shares	2,577,131
MAIL.RU GROUP LTD GDR	58,665	shares	956,240
MANITOWOC CO INC/THE	157,295	shares	3,476,220
MARATHON PETROLEUM CORP	35,945	shares	3,244,396
MARINE HARVEST ASA	45,013	shares	617,780
MARRIOTT INTERNATIONAL INC/MD	178,156	shares	13,901,513
MARRIOTT VACATIONS WORLDWIDE C	53,000	shares	3,950,620
MARSH & MCLENNAN COS INC	226,600	shares	12,970,584
MARUBENI CORP	128,500	shares	776,713
MARUICHI STEEL TUBE Y50	15,800	shares	338,811
MASTEC INC	203,565	shares	4,602,605
MASTERCARD INC	571,482	shares	49,238,889
MATRIX SERVICE CO	93,799	shares	2,093,594
MAXIM INTEGRATED PRODUCTS INC	165,000	shares	5,258,550
MAYR MELNHOF KARTON AG	4,587	shares	477,343
MCDONALD'S CORP	202,200	shares	18,946,140
MCGRAW HILL FINANCIAL INC	93,083	shares	8,282,525
MCKESSON CORP	6,474	shares	1,343,873
MEAD JOHNSON NUTRITION CO	75,721	shares	7,612,989
MEADWESTVACO CORP	221,110	shares	9,815,073
MEDIATEK INC	184,000	shares	2,689,956
MEDICAL PROPERTIES TRUST INC	156,600	shares	2,157,948
MEDIOBANCA SPA	89,496	shares	733,155
MEDIPAL HOLDINGS CORP	54,800	shares	642,179
MEDNAX INC	69,000	shares	4,561,590
MEDTRONIC INC	205,758	shares	14,855,728
MEG ENERGY CORP	15,780	shares	266,349
MEGGITT PLC	682,500	shares	5,523,136
MEMORIAL RESOURCE DEVELOPMENT	150,000	shares	2,704,500
MERCADOLIBRE INC	57,600	shares	7,353,792
MERCIALYS SA	39,529	shares	881,784
MERCK & CO INC	498,501	shares	28,309,872
MERCK KGAA NPV	4,922	shares	467,059

Hewlett-Packard Company 401(k) Plan EIN: 94-1081436 PN: 004 Schedule H, Line 4i - Schedule of Assets (Held at End of Year) (continued) December 31, 2014

(a)	(b) Identity of Issue, Borrower, Lessor, or Similar Party	(c) Description of Investment, Including Maturity Date, Rate of Interest, Collateral, and Par or Maturity Value	(e) Current Value

Common Stock (continued):
MERRILL LYNCH INTL	116,329	shares	$402,964
MERRILL LYNCH INTL CERT	261,389	shares	961,912
MERRILL LYNCH INTL LEPO WTS	18,582	shares	195,297
MERRILL-CW18 FEDERAL BANK	520,149	shares	1,245,289
METHANEX CORP	51,046	shares	2,339,438
METLIFE INC	363,527	shares	19,663,175
METSO OYJ	30,505	shares	917,647
MICHAEL KORS HOLDINGS LTD	62,881	shares	4,722,363
MICRON TECHNOLOGY INC	662,100	shares	23,180,121
MICROSOFT CORP	1,380,661	shares	64,131,703
MID-AMERICA APARTMENT COMMUNIT	20,353	shares	1,519,962
MIDLAND HOLDINGS LTD	588,000	shares	298,745
MILBON CO LTD	8,760	shares	239,284
MILLS ESTRUTURAS E SERVICOS DE	61,134	shares	219,633
MINOR INTERNATIONAL PCL	714,341	shares	705,656
MINOR INTL PUBLIC COMPANY	34,382	shares	5,079
MIRACA HOLDINGS INC	14,000	shares	608,366
MIRVAC GROUP	2,394,368	shares	3,487,787
MITIE GROUP PLC	82,139	shares	355,921
MITRA ADIPERKAJA TBK PT IDR500	186,808	shares	76,548
MITSUBISHI CHEMICAL HOLDINGS C	382,000	shares	1,875,032
MITSUBISHI CORP	232,900	shares	4,306,596
MITSUBISHI ELECTRIC CORP	263,000	shares	3,171,925
MITSUBISHI ESTATE CO LTD	611,070	shares	13,024,641
MITSUBISHI GAS CHEMICAL CO INC	84,000	shares	425,272
MITSUBISHI HEAVY INDUSTRIES LT	54,000	shares	301,674
MITSUBISHI MATERIALS CORP	106,000	shares	355,411
MITSUBISHI UFJ LEASE & FINANCE	35,700	shares	170,319
MITSUI & CO LTD	210,600	shares	2,848,225
MITSUI FUDOSAN CO LTD	507,399	shares	13,775,250
MIZUHO FINL GP NPV	250,200	shares	422,582
MMC NORILSK NICKEL OJSC ADR	154,797	shares	2,139,310
MOBIMO HOLDING AG	328	shares	65,755
MONDELEZ INTERNATIONAL INC	751,554	shares	27,300,199
MONOTARO CO LTD	22,100	shares	451,788
MONSANTO CO	136,212	shares	16,273,248
MORGAN STANLEY	773,046	shares	29,994,185
MORI HILLS REIT INVESTMENT COR	430	shares	618,308
MORPHOSYS AG	25,276	shares	2,343,746
MRC GLOBAL INC	220,075	shares	3,334,136
MSCI INC	289,950	shares	13,755,228
MTU AERO ENGINES AG	5,604	shares	489,326
MURATA MANUFACTURING CO LTD	25,200	shares	2,784,937
MURPHY OIL CORP	382,800	shares	19,339,056
MURPHY USA INC	97,617	shares	6,721,907
NAKANISHI INC	17,000	shares	724,551
NATIONAL OILWELL VARCO INC	90,000	shares	5,897,700
NATIONAL RETAIL PROPERTIES INC	36,827	shares	1,449,879
NAVER CORP	12,071	shares	7,819,272
NAVIENT CORP	78,900	shares	1,705,029
NAVISTAR INTERNATIONAL CORP	84,765	shares	2,837,932
NEC CORP	728,000	shares	2,143,409

Hewlett-Packard Company 401(k) Plan EIN: 94-1081436 PN: 004 Schedule H, Line 4i - Schedule of Assets (Held at End of Year) (continued) December 31, 2014

(a)	(b) Identity of Issue, Borrower, Lessor, or Similar Party	(c) Description of Investment, Including Maturity Date, Rate of Interest, Collateral, and Par or Maturity Value	(e) Current Value

Common Stock (continued):
NEOPOST SA	6,036	shares	$344,341
NESTE OIL OYJ	52,349	shares	1,270,699
NETAPP INC	208,600	shares	8,646,470
NETCARE LTD	261,065	shares	856,395
NETFLIX INC	33,422	shares	11,417,289
NEUSTAR INC	128,000	shares	3,558,400
NEW CHINA LIFE INSURANCE CO LT	121,800	shares	614,902
NEW GOLD INC	595,400	shares	2,560,220
NEW ORIENTAL EDUCATION & TECHN ADR	165,500	shares	3,377,855
NEW WORLD DEVELOPMENT CO LTD	2,364,909	shares	2,720,232
NEW YORK REIT INC	5,180	shares	54,856
NEWFIELD EXPLORATION CO	324,495	shares	8,800,304
NEWS CORP	231,100	shares	3,625,959
NEXT PLC	20,859	shares	2,218,164
NIC INC	327,554	shares	5,892,696
NICE-SYSTEMS LTD	75,634	shares	3,830,843
NIDEC CORP NPV	9,400	shares	615,534
NIHON KOHDEN CORP	9,500	shares	473,831
NIKE INC	312,516	shares	30,048,413
NIPPON BUILDING FUND INC	302	shares	1,521,398
NIPPON ELECTRIC GLASS CO LTD	204,000	shares	927,311
NIPPON EXPRESS CO LTD	150,000	shares	768,172
NIPPON HEALTHCARE INVESTMENT C	6	shares	13,952
NIPPON PROLOGIS REIT INC	1,251	shares	2,719,134
NIPPON TELEVISION HOLDINGS INC	22,200	shares	328,848
NISSAN MOTOR CO LTD	361,500	shares	3,187,001
NISSIN FOODS HOLDINGS CO LTD	6,100	shares	293,565
NITORI HOLDINGS CO LTD	6,400	shares	345,903
NITTO DENKO CORP	31,800	shares	1,796,417
NN GROUP NV	4,136	shares	124,343
NOBLE CORP PLC	309,000	shares	5,120,130
NOKIA OYJ	301,641	shares	2,394,405
NOKIA OYJ	928,993	shares	7,301,885
NOKIAN RENKAAT OYJ	24,406	shares	599,214
NOMURA HOLDINGS INC	283,500	shares	1,632,025
NOMURA RESEARCH INSTITUTE LTD	27,000	shares	834,355
NORDEA BANK AB	117,468	shares	1,364,014
NORSK HYDRO ASA	484,234	shares	2,741,014
NORTHSTAR ASSET MANAGEMENT GRO	81,605	shares	1,841,825
NORTHSTAR REALTY FINANCE CORP	138,960	shares	2,442,917
NORWEGIAN PROPERTY ASA	78,358	shares	105,557
NOVARTIS AG	72,329	shares	6,722,270
NOVARTIS AG	233,695	shares	21,654,179
NOVO NORDISK A/S	294,829	shares	12,471,093
NOVO NORDISK A/S	652,751	shares	27,624,422
NOVOZYMES A/S	183,066	shares	7,728,710
NOW INC	18,750	shares	482,438
NRG ENERGY INC	532,445	shares	14,349,393
NSI NV	238,000	shares	1,060,386
NSK LTD ORD	122,000	shares	1,467,317
NTT URBAN DEVELOPMENT CORP	86,400	shares	881,331
NVR INC	1,100	shares	1,402,863

Hewlett-Packard Company 401(k) Plan EIN: 94-1081436 PN: 004 Schedule H, Line 4i - Schedule of Assets (Held at End of Year) (continued) December 31, 2014

(a)	(b) Identity of Issue, Borrower, Lessor, or Similar Party	(c) Description of Investment, Including Maturity Date, Rate of Interest, Collateral, and Par or Maturity Value	(e) Current Value

Common Stock (continued):
NXP SEMICONDUCTORS NV	23,959	shares	$1,830,468
OBAYASHI CORP	119,000	shares	777,155
OBIC BUSINESS CONSULTANTS LTD	11,500	shares	319,884
OBIC CO LTD	64,200	shares	2,107,069
OCADO GROUP PLC	523,545	shares	3,265,350
OCCIDENTAL PETROLEUM CORP	60,536	shares	4,879,807
ODONTOPREV SA	178,761	shares	663,074
OFG BANCORP	253,845	shares	4,226,519
OGE ENERGY CORP	149,520	shares	5,304,970
OLD DOMINION FREIGHT LINE INC	122,875	shares	9,540,015
OMNICARE INC	50,067	shares	3,651,386
OMNICOM GROUP INC	21,344	shares	1,653,520
OMRON CORP	39,500	shares	1,795,529
ON SEMICONDUCTOR CORP	179,599	shares	1,819,338
OPAP SA	38,326	shares	412,750
OPUS BANK	59,174	shares	1,678,766
ORACLE CORP	126,268	shares	5,678,272
ORANGE SA ADR	61,827	shares	1,046,113
ORANGE SA	162,853	shares	2,788,403
ORBITAL SCIENCES CORP	267,751	shares	7,199,824
O'REILLY AUTOMOTIVE INC	58,287	shares	11,227,242
ORICA LTD	39,570	shares	613,641
ORION OYJ	32,836	shares	1,023,925
ORIX CORP	40,700	shares	517,173
ORIX JREIT INC	868	shares	1,222,056
ORKLA ASA	108,174	shares	737,988
OSRAM LICHT AG	32,501	shares	1,288,380
OTSUKA HOLDINGS CO LTD	63,600	shares	1,918,689
OUTFRONT MEDIA INC	159,600	shares	4,283,664
OUTOTEC OYJ NPV	15,413	shares	81,801
OWENS-ILLINOIS INC	5,221	shares	140,915
PACIFIC BASIN SHIPPING LTD	589,797	shares	238,053
PADDY POWER PLC	5,798	shares	483,464
PANDORA A/S	3,192	shares	261,688
PARAGON OFFSHORE PLC	131,200	shares	363,424
PARAMOUNT GROUP INC	135,941	shares	2,527,143
PARK24 CO LTD	11,700	shares	173,019
PCCW LTD	880,000	shares	601,430
PEBBLEBROOK HOTEL TRUST	26,500	shares	1,209,195
PENTAIR PLC	101,685	shares	6,753,918
PEPSICO INC	96,800	shares	9,153,408
PERKINELMER INC	59,520	shares	2,602,810
PERRIGO CO PLC	64,470	shares	10,776,805
PEUGEOT SA	121,069	shares	1,497,225
PFEIFFER VACUUM TECHNOLOGY AG	2,513	shares	208,603
PFIZER INC	1,191,870	shares	37,126,751
PG&E CORP	244,200	shares	13,001,208
PHILIP MORRIS INTERNATIONAL IN	79,800	shares	6,499,710
PHILLIPS 66	87,228	shares	6,254,248
PICC PROPERTY & CASUALTY CO LT	72,000	shares	140,010
PING AN INSURANCE GROUP CO OF CHINA	73,500	shares	749,705
PINNACLE WEST CAPITAL CORP	61,335	shares	4,189,794
PLATINUM UNDERWRITERS HOLDINGS	107,400	shares	7,885,308

Hewlett-Packard Company 401(k) Plan EIN: 94-1081436 PN: 004 Schedule H, Line 4i - Schedule of Assets (Held at End of Year) (continued) December 31, 2014

(a)	(b) Identity of Issue, Borrower, Lessor, or Similar Party	(c) Description of Investment, Including Maturity Date, Rate of Interest, Collateral, and Par or Maturity Value	(e) Current Value

Common Stock (continued):
PLEXUS CORP	72,485	shares	$2,987,107
PNC FINANCIAL SERVICES GROUP I	65,200	shares	5,948,196
PNM RESOURCES INC	104,440	shares	3,094,557
POLARIS INDUSTRIES INC	37,390	shares	5,654,864
POLYONE CORP	118,544	shares	4,494,003
POPULAR INC	127,925	shares	4,355,846
POST PROPERTIES INC	31,300	shares	1,839,501
POUNDLAND GROUP PLC	47,606	shares	243,622
PRECIOUS SHIPPING PCL	342,382	shares	141,532
PRECISION CASTPARTS CORP	53,571	shares	12,904,182
PREMIER FARNELL PLC	80,555	shares	221,065
PRICELINE GROUP INC/THE	27,143	shares	30,948,720
PRIMORIS SERVICES CORP	93,095	shares	2,163,528
PROASSURANCE CORP	219,100	shares	9,892,365
PROCTER & GAMBLE CO/THE	115,200	shares	10,493,568
PROLOGIS INC	202,402	shares	8,709,358
PROLOGIS PROPERTY MEXICO SA DE	191,896	shares	355,287
PROMOTORA Y OPERADORA DE INFRA	34,419	shares	414,226
PROSIEBENSAT.1 MEDIA AG	5,775	shares	243,393
PROTO CORP	20,700	shares	299,550
PRUDENTIAL FINANCIAL INC	38,417	shares	3,475,202
PRUDENTIAL PLC	611,296	shares	14,221,196
PS BUSINESS PARKS INC	1,311	shares	104,277
PSP SWISS PROPERTY AG	25,320	shares	2,186,339
PTC INC	82,065	shares	3,007,682
PTT GLOBAL CHEMICAL PCL	181,500	shares	282,732
PUBLIC BANK BHD	91,723	shares	480,060
PUBLIC STORAGE	43,600	shares	8,059,460
PUBLICIS GROUPE SA	10,634	shares	767,428
PUMA BIOTECHNOLOGY INC	9,000	shares	1,703,430
PZ CUSSONS PLC	14,556	shares	69,451
QEP RESOURCES INC	105,177	shares	2,126,679
QIAGEN NV	46,273	shares	1,084,053
QLIK TECHNOLOGIES INC	238,000	shares	7,351,820
QUALCOMM INC	370,728	shares	27,556,212
QUALICORP SA	40,274	shares	421,194
QUBE HOLDINGS LTD	77,727	shares	154,567
QUEST DIAGNOSTICS INC	38,758	shares	2,599,111
QUINTAIN ESTATES & DEVELOPMENT	425,105	shares	631,360
RAIFFEISEN BANK INTERNATIONAL	28,621	shares	434,123
RAIT FINANCIAL TRUST	275,768	shares	2,115,140
RAKUTEN INC	842,100	shares	11,817,283
RAMCO-GERSHENSON PROPERTIES TR	50,700	shares	950,118
RAMSAY HEALTH CARE LTD AUD0.10	3,771	shares	176,210
RAND MERCHANT INSURANCE HOLDIN	16,051	shares	56,691
RANDSTAD HOLDING NV	10,239	shares	496,331
RATHBONE BROTHERS PLC	31,462	shares	1,003,709
RAYTHEON CO	113,086	shares	12,232,513
REALTY INCOME CORP	16,337	shares	779,438
RECRUIT HOLDINGS CO LTD	20,200	shares	579,574
RED ELECTRICA CORP SA	20,341	shares	1,801,964
RED HAT INC	184,411	shares	12,750,176

Hewlett-Packard Company 401(k) Plan EIN: 94-1081436 PN: 004 Schedule H, Line 4i - Schedule of Assets (Held at End of Year) (continued) December 31, 2014

(a)	(b) Identity of Issue, Borrower, Lessor, or Similar Party	(c) Description of Investment, Including Maturity Date, Rate of Interest, Collateral, and Par or Maturity Value	(e) Current Value

Common Stock (continued):
REGENCY CENTERS CORP	49,131	shares	$3,133,575
REMGRO LTD	90,816	shares	1,993,850
RENAISSANCERE HOLDINGS LTD	32,000	shares	3,111,040
RENAULT SA	21,072	shares	1,543,404
REPUBLIC SERVICES INC	81,200	shares	3,268,300
RESMED INC	104,948	shares	596,036
RESOLUTE FOREST PRODUCTS INC	541,000	shares	9,527,010
RESONA HOLDINGS INC	93,800	shares	478,721
REXEL SA	61,412	shares	1,103,527
REXFORD INDUSTRIAL REALTY INC	22,675	shares	356,224
REXNORD CORP	299,500	shares	8,448,895
RICE ENERGY INC	97,528	shares	2,045,162
RICOH CO LTD	38,100	shares	390,549
RIGHTMOVE PLC	35,346	shares	1,238,946
RIOCAN REIT	89,594	shares	2,044,437
RITCHIE BROS AUCTIONEERS INC	299,250	shares	8,046,833
RITE AID CORP	595,740	shares	4,479,965
ROBERT HALF INTERNATIONAL INC	119,500	shares	6,976,410
ROCHE HOLDING AG	46,602	shares	12,658,260
ROCHE HOLDING AG	530,657	shares	18,037,031
ROCKET INTERNET AG	65,145	shares	4,051,007
ROHM CO LTD	13,100	shares	804,170
ROLLS ROYCE HLDGS C SHS	64,696,860	shares	100,879
ROLLS-ROYCE HOLDINGS PLC	718,854	shares	9,751,596
ROSETTA RESOURCES INC	135,000	shares	3,011,850
ROTORK PLC	7,665	shares	277,995
ROWAN COS PLC	258,900	shares	6,037,548
ROYAL DUTCH SHELL PLC ADR	81,200	shares	5,436,340
RPM INTERNATIONAL INC	190,800	shares	9,675,468
RWE AG (NEU) NPV 'A'	45,812	shares	1,421,903
RYLAND GROUP INC/THE	107,890	shares	4,160,238
RYMAN HEALTHCARE LTD	34,313	shares	228,498
RYMAN HOSPITALITY PROPERTIES I	87,010	shares	4,588,907
SAAB AB	7,170	shares	185,289
SAFESTORE HOLDINGS PLC	272,971	shares	987,462
SALESFORCE.COM INC	271,327	shares	16,092,404
SALIX PHARMACEUTICALS LTD	32,000	shares	3,678,080
SALLY BEAUTY HOLDINGS INC	758,931	shares	23,329,539
SAMSONITE INTERNATIONAL SA	105,000	shares	311,418
SAMSUNG ELECTRONICS CO LTD GDR	1,599	shares	967,395
SAMSUNG ELECTRONICS CO LTD GDR	1,597	shares	754,803
SAMSUNG ELECTRONICS CO LTD GDR	393	shares	237,234
SAMSUNG ELECTRONICS CO LTD	2,870	shares	3,464,941
SAMSUNG FIRE & MARINE INSURANC	2,559	shares	657,706
SANDVIK AB	599,905	shares	5,854,788
SANLAM ZAR0.01	272,649	shares	1,649,740
SANMINA CORP	100,000	shares	2,353,000
SANOFI	92,850	shares	8,500,639
SANOFI ADR	300,040	shares	13,684,824
SANRIO CO LTD	85,500	shares	2,139,372
SANTEN PHARMACEUTICAL CO LTD	29,700	shares	1,602,728
SAP SE ADR	31,547	shares	2,197,248

Hewlett-Packard Company 401(k) Plan EIN: 94-1081436 PN: 004 Schedule H, Line 4i - Schedule of Assets (Held at End of Year) (continued) December 31, 2014

(a)	(b) Identity of Issue, Borrower, Lessor, or Similar Party	(c) Description of Investment, Including Maturity Date, Rate of Interest, Collateral, and Par or Maturity Value	(e) Current Value

Common Stock (continued):
SAP SE	15,657	shares	$1,103,780
SBI HOLDINGS INC/JAPAN	287,700	shares	3,181,869
SCENTRE GROUP	1,454,611	shares	4,166,333
SCHIBSTED ASA	89,009	shares	5,623,645
SCHINDLER HOLDING AG	6,890	shares	988,793
SCHLUMBERGER LTD	299,985	shares	25,621,719
SCHRODERS PLC	41,593	shares	1,741,975
SCRIPPS NETWORKS INTERACTIVE I	263,618	shares	19,842,527
SEAGATE TECHNOLOGY PLC	29,733	shares	1,977,245
SEB SA	1,412	shares	105,198
SECURITAS AB	18,203	shares	219,624
SECURITY BANK CORP	266,150	shares	904,371
SEGRO PLC	59,343	shares	342,641
SEIKO EPSON CORP	27,200	shares	1,154,744
SEMEN INDONESIA PERSERO TBK PT	153,780	shares	201,150
SENIOR HOUSING PROPERTIES TRUS	106,490	shares	2,354,494
SENSATA TECHNOLOGIES HOLDING N	11,428	shares	598,941
SEOUL SEMICONDUCTOR CO LTD	29,716	shares	546,116
SERIA CO LTD	3,900	shares	130,114
SERVICEMASTER GLOBAL HOLDINGS	175,000	shares	4,684,750
SES SA	55,455	shares	1,993,975
SEVEN & I HOLDINGS CO LTD	44,000	shares	1,599,516
SEVERSTAL PAO GDR	108,264	shares	905,628
SGS SA	788	shares	1,621,758
SHAFTESBURY PLC	15,291	shares	186,210
SHANGRI-LA ASIA LTD	343,105	shares	473,410
SHENGUAN HOLDINGS GROUP LTD	867,495	shares	288,611
SHIMADZU CORP	86,000	shares	883,706
SHIMAMURA CO LTD	1,900	shares	164,811
SHIMANO INC	2,100	shares	274,115
SHIONOGI & CO JPY50	5,400	shares	140,748
SHIRE PLC ADR	64,560	shares	13,721,582
SHIRE PLC	70,453	shares	4,979,675
SHISEIDO CO LTD	8,100	shares	114,378
SHIZUOKA BANK LTD/THE	37,000	shares	341,624
SHUTTERSTOCK INC	98,700	shares	6,820,170
SIKA AG	390	shares	1,152,358
SILICONWARE PRECISION INDUSTRI ADR	49,795	shares	375,952
SILICONWARE PRECISION INDUSTRI	580,000	shares	880,039
SIMON PROPERTY GROUP INC	116,965	shares	21,300,496
SINGAPORE EXCHANGE LTD	353,000	shares	2,080,545
SINO LAND CO LTD	245,792	shares	396,825
SIRONA DENTAL SYSTEMS INC	58,300	shares	5,093,671
SISTEMA JSFC GDR	82,983	shares	315,335
SIX FLAGS ENTERTAINMENT CORP	42,716	shares	1,843,195
SK KAKEN CO LTD	2,000	shares	154,969
SKANDINAVISKA ENSKILDA BANKEN	99,749	shares	1,268,484
SKANSKA AB	57,293	shares	1,228,818
SL GREEN REALTY CORP	41,900	shares	4,986,938
SMA SOLAR TECHNOLOGY AG	38,256	shares	708,263
SMC CORP/JAPAN	38,500	shares	10,266,024
SMITH & NEPHEW PLC ADR	22,965	shares	843,734
SMITH & NEPHEW PLC	47,879	shares	886,906

Hewlett-Packard Company 401(k) Plan EIN: 94-1081436 PN: 004 Schedule H, Line 4i - Schedule of Assets (Held at End of Year) (continued) December 31, 2014

(a)	(b) Identity of Issue, Borrower, Lessor, or Similar Party	(c) Description of Investment, Including Maturity Date, Rate of Interest, Collateral, and Par or Maturity Value	(e) Current Value

Common Stock (continued):
SMITHS GROUP PLC	12,061	shares	$206,491
SNAM SPA	219,529	shares	1,089,128
SOCIEDAD QUIMICA Y MINERA DE C ADR	96,100	shares	2,294,868
SOCIETE BIC SA	1,780	shares	236,605
SODEXO SA	13,373	shares	1,315,111
SOFTBANK CORP	363,500	shares	21,859,418
SOHO CHINA LTD	766,000	shares	541,297
SOJITZ CORP	422,200	shares	595,119
SOLARWINDS INC	80,700	shares	4,021,281
SOLERA HOLDINGS INC	189,100	shares	9,678,138
SONOVA HOLDING AG	21,449	shares	3,170,994
SONY CORP	141,800	shares	2,924,229
SONY FINANCIAL HOLDINGS INC	56,900	shares	845,705
SOUTHWEST AIRLINES CO	319,000	shares	13,500,080
SOVRAN SELF STORAGE INC	3,058	shares	266,719
SPECTRA ENERGY CORP	84,000	shares	3,049,200
SPECTRIS PLC	33,351	shares	1,093,094
SPH REIT	273,000	shares	214,263
SPIRAX-SARCO ENGINEERING PLC	10,387	shares	465,795
SPIRIT AEROSYSTEMS HOLDINGS IN	65,840	shares	2,833,754
SPIRIT REALTY CAPITAL INC	181,800	shares	2,161,602
SPLUNK INC	135,249	shares	7,972,928
SPONDA OYJ	77,950	shares	341,451
SPRINT CORP	581,403	shares	2,412,822
ST MODWEN PROPERTIES PLC	56,673	shares	340,921
STAGECOACH GROUP PLC	251,239	shares	1,451,805
STANDARD BANK GROUP LTD	103,503	shares	1,283,683
STANDARD CHARTERED PLC	299,665	shares	4,499,643
STANLEY ELECTRIC CO LTD	25,469	shares	556,560
STARBUCKS CORP	161,850	shares	13,279,792
STARWOOD HOTELS & RESORTS WORL	45,325	shares	3,674,498
STELLA INTERNATIONAL HOLDINGS	274,909	shares	726,724
STILLWATER MINING CO	124,233	shares	1,831,194
STMICROELECTRONICS NV	30,051	shares	224,481
STMICROELECTRONICS NV	183,092	shares	1,372,505
STOCKLAND	1,004,473	shares	3,386,683
STORA ENSO OYJ	64,362	shares	579,047
STORE CAPITAL CORP	18,749	shares	405,166
STOREBRAND ASA	61,936	shares	241,216
STRATEGIC HOTELS & RESORTS INC	121,400	shares	1,606,122
SUEZ ENVIRONNEMENT CO EUR4	8,847	shares	154,531
SULZER AG	13,471	shares	1,437,051
SUMITOMO CHEMICAL CO LTD	109,000	shares	435,473
SUMITOMO CORP	277,900	shares	2,878,784
SUMITOMO DAINIPPON PHARMA CO L	23,800	shares	232,452
SUMITOMO ELECTRIC INDUSTRIES L	116,900	shares	1,475,205
SUMITOMO HEAVY INDUSTRIES LTD	124,000	shares	675,357
SUMITOMO METAL MINING CO LTD	39,000	shares	588,765
SUMITOMO MITSUI FINANCIAL GROU	12,600	shares	459,777
SUMITOMO REALTY & DEVELOPMENT	199,900	shares	6,888,417
SUN COMMUNITIES INC	23,800	shares	1,438,948
SUN HUNG KA-CW16	18,025	shares	45,557

Hewlett-Packard Company 401(k) Plan EIN: 94-1081436 PN: 004 Schedule H, Line 4i - Schedule of Assets (Held at End of Year) (continued) December 31, 2014

(a)	(b) Identity of Issue, Borrower, Lessor, or Similar Party	(c) Description of Investment, Including Maturity Date, Rate of Interest, Collateral, and Par or Maturity Value	(e) Current Value

Common Stock (continued):
SUN HUNG KAI PROPERTIES LTD	913,145	shares	$13,929,999
SUNDRUG CO LTD	10,200	shares	419,842
SUNSTONE HOTEL INVESTORS INC	372,635	shares	6,152,204
SUNTEC REAL ESTATE INVESTMENT	808,000	shares	1,195,140
SUNTRUST BANKS INC	120,000	shares	5,028,000
SUPER GROUP LTD/SINGAPORE	463,000	shares	400,072
SURGUTNEFTEGAS OAO ADR	230,300	shares	1,188,348
SURGUTNEFTEGAS OAO ADR	18,858	shares	80,109
SURUGA BANK LTD Y50	11,500	shares	213,224
SVENSKA CELLULOSA AB SCA	46,830	shares	1,010,390
SVENSKA HANDELSBANKEN AB	196,125	shares	9,184,610
SWATCH GROUP AG/THE	12,234	shares	1,058,848
SWATCH GROUP AG/THE	6,055	shares	2,706,819
SWEDISH MATCH AB	84,187	shares	2,632,642
SWIRE PROPERTIES LTD	953,600	shares	2,815,972
SWISS LIFE HOLDING AG	2,407	shares	572,651
SWISS PRIME SITE AG	2,536	shares	186,311
SWISSCOM AG CHF1.00	5,019	shares	2,639,186
SYDBANK A/S	45,564	shares	1,408,291
SYMANTEC CORP	550,000	shares	14,110,250
SYMRISE AG	31,823	shares	1,930,377
SYNERGY RESOURCES CORP	252,317	shares	3,171,625
SYNGENTA AG	33,286	shares	10,719,589
SYNNEX CORP	27,235	shares	2,128,688
SYNOPSYS INC	125,000	shares	5,433,750
SYNOVUS FINANCIAL CORP	171,878	shares	4,656,175
SYSMEX CORP	13,800	shares	620,393
T&D HOLDINGS INC	67,800	shares	824,491
TAG IMMOBILIEN AG	8,550	shares	99,528
TAIHEIYO CEMENT CORP	63,000	shares	199,149
TAIWAN SEMICONDUCTOR MANUFACTU ADR	89,484	shares	2,002,652
TAIWAN SEMICONDUCTOR MANUFACTU	48,000	shares	214,164
TAKEDA PHARMACEUTICAL CO LTD	52,500	shares	2,187,883
TANGER FACTORY OUTLET CENTERS	93,820	shares	3,467,587
TARGET CORP	118,500	shares	8,995,335
TATA MOTORS LTD ADR	26,486	shares	1,119,828
TATE & LYLE PLC	17,568	shares	165,179
TAUBMAN CENTERS INC	19,900	shares	1,520,758
TAYLOR MORRISON HOME CORP	299,000	shares	5,648,110
TDC A/S	158,847	shares	1,219,149
TDK CORP	26,700	shares	1,594,495
TE CONNECTIVITY LTD	283,893	shares	17,956,232
TEAM HEALTH HOLDINGS INC	140,500	shares	8,082,965
TECH DATA CORP	51,936	shares	3,283,913
TECHNIP SA	7,603	shares	454,618
TECHTRONIC INDUSTRIES CO LTD	353,500	shares	1,139,609
TEIJIN LTD	41,000	shares	109,771
TELECOM ITALIA SPA	1,142,743	shares	958,955
TELECOM ITALIA SPA	2,359,831	shares	2,518,563
TELEFONAKTIEBOLAGET LM ERICSSO ADR	77,009	shares	931,809
TELEFONAKTIEBOLAGET LM ERICSSO	318,617	shares	3,840,132
TELEKOMUNIKASI INDONESIA TBK P ADR	5,190	shares	234,744

Hewlett-Packard Company 401(k) Plan EIN: 94-1081436 PN: 004 Schedule H, Line 4i - Schedule of Assets (Held at End of Year) (continued) December 31, 2014

(a)	(b) Identity of Issue, Borrower, Lessor, or Similar Party	(c) Description of Investment, Including Maturity Date, Rate of Interest, Collateral, and Par or Maturity Value	(e) Current Value

Common Stock (continued):
TELENET GROUP HOLDING NV	18,634	shares	$1,047,020
TEMPUR SEALY INTERNATIONAL INC	71,000	shares	3,898,610
TENCENT HOLDINGS LTD	1,972,133	shares	28,609,832
TEREX CORP	13,595	shares	379,029
TERUMO CORP	65,200	shares	1,499,282
TESLA MOTORS INC	40,478	shares	9,002,712
TEVA PHARMACEUTICAL INDUSTRIES	31,479	shares	1,795,819
TEVA PHARMACEUTICAL INDUSTRIES ADR	151,806	shares	8,730,363
TEXAS INSTRUMENTS INC	138,400	shares	7,399,556
TEXTRON INC	56,775	shares	2,390,795
THERMO FISHER SCIENTIFIC INC	94,100	shares	11,789,789
THOR INDUSTRIES INC	119,645	shares	6,684,566
TIDEWATER INC	261,465	shares	8,474,081
TIFFANY & CO	120,903	shares	12,919,694
TIKKURILA OYJ	5,248	shares	92,016
TIME INC	92,007	shares	2,264,292
TIME WARNER CABLE INC	178,800	shares	27,188,328
TIME WARNER INC	417,929	shares	35,699,495
TIMKEN CO/THE	188,385	shares	8,040,272
TJX COS INC/THE	123,669	shares	8,481,220
TK CORP	32,088	shares	335,725
T-MOBILE US INC	37,600	shares	1,012,944
TOBU RAILWAY CO LTD	177,000	shares	764,719
TOFAS TURK OTOMOBIL FABRIKASI	21,421	shares	146,151
TOKIO MARINE HOLDINGS INC	84,900	shares	2,785,388
TOKYO TATEMONO CO LTD	133,500	shares	980,971
TOP GLOVE CORP BHD	295,523	shares	382,029
TOPPAN PRINTING CO LTD	96,000	shares	630,151
TORC OIL & GAS LTD NEW	44,537	shares	296,080
TOSHIBA PLANT SYSTEMS & SERVIC	11,000	shares	171,750
TOTO LTD	17,000	shares	199,641
TOTVS SA	22,601	shares	297,583
TOURMALINE OIL CORP	5,863	shares	195,897
TOYOTA INDUSTRIES CORP	33,800	shares	1,750,682
TOYOTA MOTOR CORP	23,800	shares	1,500,316
TOYOTA MOTOR CORP ADR	81,800	shares	10,264,264
TRAVELERS COS INC/THE	131,758	shares	13,946,584
TRAVIS PERKINS PLC	13,907	shares	402,681
TREEHOUSE FOODS INC	67,000	shares	5,730,510
TREND MICRO INC/JAPAN	3,000	shares	83,573
TRINET GROUP INC	157,900	shares	4,939,112
TRINITY INDUSTRIES INC	261,310	shares	7,319,293
TRIPADVISOR INC	91,724	shares	6,848,114
TSUMURA & CO	10,000	shares	223,279
TURKCELL ILETISIM HIZMETLERI A	215,720	shares	1,319,558
TURKIYE GARANTI BANKASI AS	1,907,150	shares	7,684,891
TWENTY-FIRST CENTURY FOX INC	654,532	shares	25,137,301
TWITTER INC	244,063	shares	8,754,540
TYCO INTERNATIONAL PLC	137,500	shares	6,030,750
TYSON FOODS INC	110,542	shares	4,431,629
UCB S A NPV	35,412	shares	2,708,138
UDR INC	118,400	shares	3,649,088

Hewlett-Packard Company 401(k) Plan EIN: 94-1081436 PN: 004 Schedule H, Line 4i - Schedule of Assets (Held at End of Year) (continued) December 31, 2014

(a)	(b) Identity of Issue, Borrower, Lessor, or Similar Party	(c) Description of Investment, Including Maturity Date, Rate of Interest, Collateral, and Par or Maturity Value	(e) Current Value

Common Stock (continued):
UGI CORP	100,965	shares	$3,834,651
ULTA SALON COSMETICS & FRAGRAN	78,502	shares	10,035,696
ULTIMATE SOFTWARE GROUP INC/TH	77,320	shares	11,351,736
UNDER ARMOUR INC	150,036	shares	10,187,444
UNIBAIL-RODAMCO SE	27,742	shares	7,145,206
UNICHARM CORP	51,200	shares	1,243,541
UNICREDIT SPA	2,163,134	shares	13,964,364
UNILEVER NV	40,849	shares	1,594,745
UNILEVER NV	98,307	shares	3,882,736
UNILEVER PLC ADR	52,501	shares	2,125,240
UNION PACIFIC CORP	190,120	shares	22,648,996
UNISYS CORP	96,125	shares	2,833,765
UNITE GROUP PLC/THE	128,392	shares	930,908
UNITED CONTINENTAL HOLDINGS IN	25,777	shares	1,724,223
UNITED INTERNET AG	49,186	shares	2,231,014
UNITED MICROELECTRONICS CORP	163,000	shares	76,079
UNITED NATURAL FOODS INC	109,000	shares	8,428,425
UNITED TECHNOLOGIES CORP	140,500	shares	16,157,500
UNITED THERAPEUTICS CORP	39,000	shares	5,050,110
UNITED URBAN INVESTMENT CORP	1,466	shares	2,309,749
UNITEDHEALTH GROUP INC	106,022	shares	10,717,764
UNIVERSAL HEALTH SERVICES INC	40,505	shares	4,506,586
UNUM GROUP	393,900	shares	13,739,232
UOL GROUP LTD	152,501	shares	801,001
UPM-KYMMENE OYJ	15,710	shares	258,915
URBAN & CIVIC PLC	115,111	shares	445,127
US BANCORP/MN	235,100	shares	10,567,745
USHIO INC	40,800	shares	431,497
USS CO LTD	42,300	shares	656,577
UTD MIZRAHI BANK ILS0.01	8,784	shares	92,322
VALE SA SP PREF ADR	331,100	shares	2,403,786
VALERO ENERGY CORP	191,500	shares	9,479,250
VALIDUS HOLDINGS LTD	29,630	shares	1,231,423
VALLOUREC SA	17,227	shares	474,236
VANTIV INC	205,000	shares	6,953,600
VASTNED RETAIL NV	3,653	shares	165,541
VCA INC	105,073	shares	5,124,410
VENTAS INC	33,837	shares	2,426,113
VENTURE CORP LTD	80,000	shares	475,134
VERIFONE SYSTEMS INC	289,430	shares	10,766,796
VERIZON COMMUNICATIONS INC	84,234	shares	3,940,466
VERTEX PHARMACEUTICALS INC	76,045	shares	9,034,146
VESTAS WIND SYSTEMS A/S	47,522	shares	1,749,134
VIACOM INC	32,700	shares	2,460,675
VICTREX PLC	17,194	shares	558,179
VIRBAC SA	5,558	shares	1,172,247
VISA INC	170,666	shares	44,748,626
VISCOFAN SA	9,424	shares	502,496
VISHAY INTERTECHNOLOGY INC	286,495	shares	4,053,904
VMWARE INC	73,508	shares	6,065,880
VOLCANO CORP	169,000	shares	3,021,720
VOLKSWAGEN AG	21,800	shares	4,750,874

Hewlett-Packard Company 401(k) Plan EIN: 94-1081436 PN: 004 Schedule H, Line 4i - Schedule of Assets (Held at End of Year) (continued) December 31, 2014

(a)	(b) Identity of Issue, Borrower, Lessor, or Similar Party	(c) Description of Investment, Including Maturity Date, Rate of Interest, Collateral, and Par or Maturity Value	(e) Current Value

Common Stock (continued):
VOLVO AB	402,941	shares	$4,359,736
VORNADO REALTY TRUST	110,488	shares	13,005,543
VTECH HOLDINGS LTD	38,535	shares	552,569
VULCAN MATERIALS CO	77,300	shares	5,080,929
WABCO HOLDINGS INC	89,500	shares	9,377,810
WADDELL & REED FINANCIAL INC	56,355	shares	2,807,606
WAGEWORKS INC	108,400	shares	6,999,388
WALGREENS BOOTS ALLIANCE INC	250,671	shares	19,101,130
WAL-MART STORES INC	230,500	shares	19,795,340
WALT DISNEY CO/THE	191,218	shares	18,010,823
WANT WANT CHINA HOLDINGS LTD	517,854	shares	682,472
WARTSILA OYJ ABP	33,138	shares	1,487,258
WATSCO INC	68,000	shares	7,276,000
WEATHERFORD INTERNATIONAL PLC	275,000	shares	3,148,750
WELCIA HOLDINGS CO LTD	2,400	shares	71,563
WELLCARE HEALTH PLANS INC	43,585	shares	3,576,585
WELLS FARGO & CO	966,716	shares	52,995,371
WERELDHAVE NV	8,957	shares	617,790
WESCO INTERNATIONAL INC	102,520	shares	7,813,049
WEST JAPAN RAILWAY CO	4,800	shares	228,680
WESTERN ALLIANCE BANCORP	199,710	shares	5,551,938
WESTERN DIGITAL CORP	38,156	shares	4,223,869
WESTERN UNION CO/THE	1,019,210	shares	18,254,051
WESTFIELD CORP	544,021	shares	4,015,700
WEX INC	86,100	shares	8,517,012
WEYERHAEUSER CO	239,900	shares	8,610,011
WHARF HOLDINGS LTD/THE	349,900	shares	2,526,728
WHITBREAD PLC	20,709	shares	1,540,257
WHITEWAVE FOODS CO/THE	121,500	shares	4,251,285
WHITING PETROLEUM CORP	60,977	shares	2,012,241
WILLIAM DEMANT HOLDING A/S	14,304	shares	1,088,301
WILLIAM HILL PLC	64,102	shares	362,322
WILLIAMS COS INC/THE	217,490	shares	9,774,001
WILLIAMS-SONOMA INC	97,400	shares	7,371,232
WISTRON CORP	631,396	shares	573,415
WNS HOLDINGS LTD ADR	335,300	shares	6,927,298
WOLSELEY PLC	2,714	shares	155,984
WOOLWORTHS HOLDINGS LTD/SOUTH	101,266	shares	674,888
WORKDAY INC	97,932	shares	7,992,231
WORKSPACE GROUP PLC	4,823	shares	57,530
WORLD ACCEPTANCE CORP	25,410	shares	2,018,824
WORLEYPARSONS LTD	30,827	shares	254,291
WP CAREY INC	6,711	shares	470,441
WPG HOLDINGS LIMITED TWD10	76,000	shares	88,621
WPX ENERGY INC	645,200	shares	7,503,676
WUMART STORES INC	194,486	shares	166,526
WYNDHAM WORLDWIDE CORP	54,020	shares	4,632,755
WYNN RESORTS LTD	2,560	shares	380,826
XL AXIATA TBK PT	922,613	shares	362,416
XL GROUP PLC	480,191	shares	16,504,165
YAMAHA CORP	24,300	shares	363,806
YAMANA GOLD INC	1,591,900	shares	6,399,438
YAMATO HOLDINGS CO LTD	80,000	shares	1,597,731

Hewlett-Packard Company 401(k) Plan EIN: 94-1081436 PN: 004 Schedule H, Line 4i - Schedule of Assets (Held at End of Year) (continued) December 31, 2014

(a)	(b) Identity of Issue, Borrower, Lessor, or Similar Party	(c) Description of Investment, Including Maturity Date, Rate of Interest, Collateral, and Par or Maturity Value	(e) Current Value

Common Stock (continued):
YAMAZAKI BAKING CO LTD	32,000	shares	$397,147
YARA INTERNATIONAL ASA	42,629	shares	1,897,895
YELP INC	59,942	shares	3,280,626
YOUKU TUDOU INC ADR	97,146	shares	1,730,170
YUANTA FINANCIAL HOLDING CO LT	951,950	shares	463,896
YUE YUEN INDUSTRIAL HOLDINGS L	67,000	shares	241,481
ZALANDO SE	34,379	shares	1,060,808
ZARDOYA OTIS SA	25,845	shares	287,718
ZEBRA TECHNOLOGIES CORP	148,261	shares	11,476,884
ZHEN DING TECHNOLOGY HOLDING L	106,000	shares	285,109
ZIMMER HOLDINGS INC	25,532	shares	2,895,839
ZIONS BANCORPORATION	282,795	shares	8,062,485
ZOOPLA PROPERTY GROUP PLC	174,720	shares	535,329
OCH-ZIFF CAPITAL MANAGEMENT GR	625,000	shares	7,300,000
Total Common Stock			$6,352,773,905

Preferred Stock:
BAYERISCHE MOTOREN WERKE AG	14,454	shares	$1,186,526
CHESAPEAKE ENERGY CORP 144A	4,400	shares	4,556,750
CITIGROUP CAPITAL XIII	145,300	shares	3,862,074
CREDIT SUISSE GROUP AG 144A	500,000	shares	477,500
FUCHS PETROLUB SE	21,731	shares	875,512
GRIFOLS SA	4,258	shares	144,525
HENKEL AG & CO KGAA	9,511	shares	1,029,116
JPMORGAN CHASE & CO	600,000	shares	598,500
JPMORGAN CHASE & CO	500,000	shares	489,218
METRO AG	5,978	shares	152,992
PORSCHE AUTOMOBIL HOLDING SE	28,684	shares	2,331,061
SAMSUNG ELECTRONICS CO LTD	430	shares	406,469
VOLKSWAGEN AG	6,421	shares	1,434,681
WELLS FARGO & CO	100	shares	121,500
Total Preferred Stock			$17,666,424

Corporate Debt:
1011778 BC / NEW RED FIN 144A	721,000	principal, 6.000% 04/01/2022 DD 10/08/14	$739,026
1345 AVENUE OF THE A 1 A3 144A	400,000	principal, 5.278% 08/10/2035 DD 08/08/05	469,041
21ST CENTURY FOX AMERICA INC	300,000	principal, 5.400% 10/01/2043 DD 09/30/13	357,163
ACADIA HEALTHCARE CO INC	147,000	principal, 5.125% 07/01/2022 DD 07/01/14	144,796
ACCESS MIDSTREAM PARTNERS LP	1,000,000	principal, 4.875% 03/15/2024 DD 03/07/14	1,015,000
ACCESS MIDSTREAM PARTNERS LP	605,000	principal, 4.875% 05/15/2023 DD 12/19/12	614,075
ACTAVIS FUNDING SCS	700,000	principal, 4.850% 06/15/2044 DD 06/19/14	710,315
ACTIVISION BLIZZARD INC 144A	1,444,000	principal, 5.625% 09/15/2021 DD 09/19/13	1,516,200
ACTIVISION BLIZZARD INC 144A	542,000	principal, 6.125% 09/15/2023 DD 09/19/13	584,006
ADT CORP	326,000	principal, 5.250% 03/15/2020 DD 12/18/14	330,076
ADT CORP/THE	418,000	principal, 3.500% 07/15/2022 DD 01/15/13	356,346
ADT CORP/THE	800,000	principal, 4.875% 07/15/2042 DD 01/15/13	592,001
AERCAP IRELAND CAP LTD/A 144A	778,000	principal, 4.500% 05/15/2021 DD 05/14/14	787,726
AERCAP IRELAND CAP LTD/A 144A	316,000	principal, 5.000% 10/01/2021 DD 09/29/14	327,061
AES CORP/VA	783,000	principal, 7.375% 07/01/2021 DD 07/01/12	884,791
AIRCASTLE LTD	281,000	principal, 5.125% 03/15/2021 DD 03/26/14	281,001
AK STEEL CORP	1,060,000	principal, 7.625% 05/15/2020 DD 05/11/10	985,801
AK STEEL CORP	260,000	principal, 8.750% 12/01/2018 DD 06/01/13	273,000

Hewlett-Packard Company 401(k) Plan EIN: 94-1081436 PN: 004 Schedule H, Line 4i - Schedule of Assets (Held at End of Year) (continued) December 31, 2014

(a)	(b) Identity of Issue, Borrower, Lessor, or Similar Party	(c) Description of Investment, Including Maturity Date, Rate of Interest, Collateral, and Par or Maturity Value	(e) Current Value

Corporate Debt (continued):
ALABAMA POWER CO	100,000	principal, 6.125% 05/15/2038 DD 05/14/08	$132,872
ALBEA BEAUTY HOLDINGS SA 144A	950,000	principal, 8.375% 11/01/2019 DD 10/31/12	997,500
ALCOA INC	559,000	principal, 5.125% 10/01/2024 DD 09/22/14	592,411
ALERE INC	365,000	principal, 6.500% 06/15/2020 DD 05/24/13	366,826
ALERE INC	640,000	principal, 8.625% 10/01/2018 DD 09/21/10	662,401
ALERIS INTERNATIONAL INC	1,500,000	principal, 7.875% 11/01/2020 DD 10/23/12	1,492,500
ALLEGHENY ENERGY SUPPLY C 144A	300,000	principal, 6.750% 10/15/2039 DD 10/01/09	318,913
ALLEGION US HOLDING CO INC	336,000	principal, 5.750% 10/01/2021 DD 04/01/14	355,320
ALLIANCE DATA SYSTEMS CO 144A	982,000	principal, 5.375% 08/01/2022 DD 07/29/14	969,726
ALLIANCE DATA SYSTEMS COR 144A	1,046,000	principal, 6.375% 04/01/2020 DD 03/29/12	1,069,536
ALLISON TRANSMISSION INC 144A	948,000	principal, 7.125% 05/15/2019 DD 05/06/11	991,846
ALLY FINANCIAL INC	247,000	principal, 3.500% 01/27/2019 DD 01/27/14	244,036
ALLY FINANCIAL INC	621,000	principal, 4.750% 09/10/2018 DD 09/09/13	642,736
ALLY FINANCIAL INC	289,000	principal, 5.125% 09/30/2024 DD 09/29/14	293,336
ALLY FINANCIAL INC	2,349,000	principal, 8.000% 03/15/2020 DD 09/15/10	2,771,820
ALLY FINANCIAL INC	1,900,000	principal, 8.300% 02/12/2015 DD 08/12/10	1,909,500
ALLY MASTER OWNER TRUST 5 A1	1,858,000	principal, VAR RT 10/15/2019 DD 11/12/14	1,858,000
ALPHA NATURAL RESOURCES 144A	360,000	principal, 7.500% 08/01/2020 DD 05/20/14	226,800
ALPHA NATURAL RESOURCES INC	670,000	principal, 6.250% 06/01/2021 DD 06/01/11	187,600
ALTERNATIVE LOAN TRUST 2 81 A1	46,845	principal, VAR RT 02/25/2037 DD 12/29/05	36,663
ALTICE SA 144A	638,000	principal, 7.750% 05/15/2022 DD 05/08/14	639,196
ALTRIA GROUP INC	290,000	principal, 10.200% 02/06/2039 DD 02/06/09	504,931
ALTRIA GROUP INC	65,000	principal, 9.950% 11/10/2038 DD 11/10/08	111,192
AMAZON.COM INC	700,000	principal, 4.950% 12/05/2044 DD 12/05/14	723,104
AMC NETWORKS INC	1,473,000	principal, 4.750% 12/15/2022 DD 12/17/12	1,428,811
AMC NETWORKS INC	248,000	principal, 7.750% 07/15/2021 DD 01/15/12	265,361
AMERICA MOVIL SAB DE CV	100,000	principal, 6.125% 03/30/2040 DD 03/30/10	118,322
AMERICA MOVIL SAB DE CV	200,000	principal, 6.125% 11/15/2037 DD 10/30/07	240,231
AMERICA MOVIL SAB DE CV	800,000	principal, VAR RT 09/12/2016 DD 09/12/13	805,722
AMERICAN AXLE & MANUFACTURING	279,000	principal, 5.125% 02/15/2019 DD 11/12/13	284,580
AMERICAN AXLE & MANUFACTURING	292,000	principal, 6.625% 10/15/2022 DD 09/17/12	309,521
AMERICAN BUILDERS & CONTR 144A	568,000	principal, 5.625% 04/15/2021 DD 04/16/13	570,840
AMERICAN EXPRESS CO	810,000	principal, 4.050% 12/03/2042 DD 12/03/12	817,355
AMERICAN EXPRESS CREDIT AC 2 A	1,464,000	principal, VAR RT 05/17/2021 DD 11/13/13	1,467,253
AMERICAN EXPRESS CREDIT AC 4 A	4,010,000	principal, 1.430% 06/15/2020 DD 11/19/14	4,006,969
AMERICAN EXPRESS ISSUANCE 2 A	1,201,000	principal, VAR RT 08/15/2019 DD 09/24/13	1,205,086
AMERICAN HONDA FINANCE CO 144A	2,000,000	principal, 1.500% 09/11/2017 DD 09/11/12	2,001,775
AMERICAN INTERNATIONAL GROUP I	700,000	principal, 6.250% 05/01/2036 DD 04/20/06	907,132
AMERICAN INTERNATIONAL GROUP I	2,250,000	principal, VAR RT 03/15/2067	3,632,451
AMERICAN INTL GROUP	100,000	principal, 4.500% 07/16/2044 DD 07/16/14	105,651
AMERIGAS FINANCE LLC / AMERIGA	1,175,000	principal, 7.000% 05/20/2022 DD 01/12/12	1,216,125
AMGEN INC	2,000,000	principal, 5.150% 11/15/2041 DD 11/10/11	2,254,300
AMGEN INC	800,000	principal, 5.650% 06/15/2042 DD 06/30/11	951,839
AMGEN INC	100,000	principal, 6.375% 06/01/2037 DD 12/01/07	125,865
AMGEN INC	100,000	principal, 6.900% 06/01/2038 DD 05/23/08	132,475
AMSTED INDUSTRIES 144A	1,313,000	principal, 5.000% 03/15/2022 DD 03/17/14	1,290,022
AMSTED INDUSTRIES 144A	450,000	principal, 5.000% 03/15/2022 DD 03/17/14	437,625
AMSTED INDUSTRIES 144A	389,000	principal, 5.375% 09/15/2024 DD 09/09/14	378,302
AMSURG CORP 144A	551,000	principal, 5.625% 07/15/2022 DD 07/16/14	564,775
ANADARKO FINANCE CO	100,000	principal, 7.500% 05/01/2031 DD 04/26/01	131,508
ANADARKO PETROLEUM CORP	1,200,000	principal, 6.450% 09/15/2036 DD 09/19/06	1,442,033
ANCESTRY.COM INC	259,000	principal, 11.000% 12/15/2020 DD 06/15/13	291,699

Hewlett-Packard Company 401(k) Plan EIN: 94-1081436 PN: 004 Schedule H, Line 4i - Schedule of Assets (Held at End of Year) (continued) December 31, 2014

(a)	(b) Identity of Issue, Borrower, Lessor, or Similar Party	(c) Description of Investment, Including Maturity Date, Rate of Interest, Collateral, and Par or Maturity Value	(e) Current Value

Corporate Debt (continued):
ANHEUSER-BUSCH INBEV FINANCE I	6,000,000	principal, 1.250% 01/17/2018 DD 01/17/13	$5,935,428
ANHEUSER-BUSCH INBEV FINANCE I	900,000	principal, 4.625% 02/01/2044 DD 01/27/14	978,905
ANHEUSER-BUSCH INBEV WORLDWIDE	100,000	principal, 6.375% 01/15/2040 DD 10/16/09	130,043
ANTERO RESOURCES FINANCE 144A	956,000	principal, 5.125% 12/01/2022 DD 05/06/14	901,030
APPALACHIAN POWER CO	240,000	principal, 6.700% 08/15/2037 DD 08/17/07	320,821
APPALACHIAN POWER CO	500,000	principal, 7.000% 04/01/2038 DD 03/25/08	695,649
APPLIED SYSTEMS 1/14 COV-LITE	69,000	principal, 2ND LIEN TL LIBOR + 650 bps 1/23/22	67,160
APPLIED SYSTEMS 1/14 COV-LITE	58,410	principal, TL LIBOR + 325 bps 1/23/21	57,352
APX GROUP INC	1,221,000	principal, 6.375% 12/01/2019 DD 06/01/13	1,169,107
APX GROUP INC	405,000	principal, 8.750% 12/01/2020 DD 06/01/13	341,972
ARAMARK CORP	2,097,000	principal, 5.750% 03/15/2020 DD 09/15/13	2,165,152
ARCELORMITTAL	1,910,000	principal, STEP 02/25/2022 DD 02/28/12	2,038,924
ARCELORMITTAL	2,130,000	principal, VAR RT 10/15/2039 DD 10/08/09	2,204,550
ARCH COAL INC	775,000	principal, 7.250% 06/15/2021 DD 12/15/11	225,719
ARCH COAL INC 144A	600,000	principal, 8.000% 01/15/2019 DD 12/17/13	333,000
ARDAGH PACKAGING FINANCE 144A	612,000	principal, 6.750% 01/31/2021 DD 02/05/14	608,940
ARDAGH PACKAGING FINANCE 144A	88,235	principal, 7.000% 11/15/2020 DD 01/24/13	89,118
ASBURY AUTOMOTIVE GROUP 144A	300,000	principal, 6.000% 12/15/2024 DD 12/04/14	305,250
ASHLAND INC	575,000	principal, VAR RT 08/15/2022 DD 08/15/13	575,000
ASHTEAD CAPITAL INC 144A	237,000	principal, 6.500% 07/15/2022 DD 07/16/12	251,812
AT&T CORP	1,975,000	principal, VAR RT 11/15/2031 DD 05/15/02	2,910,200
AT&T INC	730,000	principal, 4.350% 06/15/2045 DD 06/15/13	688,210
AT&T INC	700,000	principal, 4.800% 06/15/2044 DD 06/10/14	713,269
AT&T INC	100,000	principal, 5.350% 09/01/2040 DD 03/01/11	108,282
AT&T INC	1,100,000	principal, 5.550% 08/15/2041 DD 08/18/11	1,225,730
AT&T INC	5,000,000	principal, 5.600% 05/15/2018 DD 05/13/08	5,572,020
AT&T INC	690,000	principal, 6.500% 09/01/2037 DD 08/31/07	852,459
AT&T INC	525,000	principal, 6.550% 02/15/2039 DD 02/03/09	647,102
ATLAS PIPELINE PARTNERS LP / A	125,000	principal, 4.750% 11/15/2021 DD 11/15/13	118,750
ATLAS PIPELINE PARTNERS LP / A	900,000	principal, 6.625% 10/01/2020 DD 10/01/13	915,750
AUDATEX NORTH AMERICA INC 144A	587,000	principal, 6.000% 06/15/2021 DD 07/02/13	604,610
AVIATION CAPITAL GROUP CO 144A	29,000	principal, 6.750% 04/06/2021 DD 04/06/11	32,842
AVIS BUDGET CAR RENTAL LLC / A	1,500,000	principal, 5.500% 04/01/2023 DD 04/03/13	1,530,000
AVIS BUDGET RENTAL C 3A A 144A	1,871,000	principal, 2.100% 03/20/2019 DD 07/31/12	1,871,589
AXALTA COATING SYSTEMS 144A	1,748,000	principal, 7.375% 05/01/2021 DD 02/01/13	1,852,880
B&G FOODS INC	659,000	principal, 4.625% 06/01/2021 DD 06/04/13	643,250
BAC CAPITAL TRUST XI	3,205,000	principal, 6.625% 05/23/2036 DD 05/23/06	3,905,366
BALL CORP	870,000	principal, 4.000% 11/15/2023 DD 05/16/13	839,550
BANCO DO BRASIL SA/CAYMAN 144A	100,000	principal, 6.000% 01/22/2020 DD 01/22/10	106,250
BANCO SANTANDER BRASIL SA 144A	2,200,000	principal, 4.500% 04/06/2015 DD 04/06/10	2,213,332
BANCO SANTANDER CHILE 144A	1,500,000	principal, VAR RT 01/19/2016 DD 01/19/11	1,503,750
BANCO SANTANDER MEXICO SA 144A	600,000	principal, 4.125% 11/09/2022 DD 11/09/12	594,120
BANCO VOTORANTIM SA 144A	300,000	principal, 5.250% 02/11/2016 DD 02/11/11	305,700
BANK OF AMERICA CORP	550,000	principal, 4.200% 08/26/2024 DD 08/26/14	560,299
BANK OF AMERICA CORP	525,000	principal, 4.250% 10/22/2026 DD 10/22/14	523,821
BANK OF AMERICA CORP	1,000,000	principal, 4.875% 04/01/2044 DD 04/01/14	1,104,786
BANK OF AMERICA CORP	400,000	principal, 5.625% 07/01/2020 DD 06/22/10	455,436
BANK OF AMERICA CORP	2,300,000	principal, 5.650% 05/01/2018 DD 05/02/08	2,555,238
BANK OF AMERICA CORP	8,100,000	principal, 5.750% 12/01/2017 DD 12/04/07	8,949,666
BANK OF AMERICA CORP	2,270,000	principal, 7.625% 06/01/2019 DD 06/02/09	2,743,549
BANK OF AMERICA CREDIT A3 A	1,957,000	principal, VAR RT 01/15/2020 DD 09/15/14	1,956,648
BANK OF AMERICA NA	40,000	principal, 6.000% 10/15/2036 DD 10/26/06	50,102

Hewlett-Packard Company 401(k) Plan EIN: 94-1081436 PN: 004 Schedule H, Line 4i - Schedule of Assets (Held at End of Year) (continued) December 31, 2014

(a)	(b) Identity of Issue, Borrower, Lessor, or Similar Party	(c) Description of Investment, Including Maturity Date, Rate of Interest, Collateral, and Par or Maturity Value	(e) Current Value

Corporate Debt (continued):
BANK OF AMERICA NA	200,000	principal, VAR RT 06/15/2016 DD 06/26/06	$198,649
BANK OF AMERICA NA	4,100,000	principal, VAR RT 06/15/2017 DD 06/19/07	4,040,931
BANK OF NEW YORK MELLON	4,300,000	principal, 2.300% 09/11/2019 DD 09/11/14	4,321,285
BANK ONE CAPITAL III	160,000	principal, 8.750% 09/01/2030 DD 08/30/00	231,100
BARCLAYS BANK PLC 144A	80,000	principal, 10.179% 06/12/2021 DD 06/12/09	107,407
BARCLAYS PLC	2,250,000	principal, 4.375% 09/11/2024 DD 09/11/14	2,172,482
BARRICK GOLD CORP	1,100,000	principal, 5.250% 04/01/2042 DD 04/03/12	1,016,784
BARRICK GOLD CORP	10,000	principal, 5.800% 11/15/2034 DD 11/12/04	9,187
BARRICK PD AUSTRALIA FINANCE P	100,000	principal, 5.950% 10/15/2039 DD 10/16/09	95,802
BASIC ENERGY SERVICES INC	1,316,000	principal, 7.750% 02/15/2019 DD 08/15/11	1,013,320
BEAZER HOMES USA	435,000	principal, 7.500% 09/15/2021 DD 09/30/13	437,175
BEAZER HOMES USA INC	110,000	principal, 5.750% 06/15/2019 DD 04/08/14	105,600
BECTON DICKINSON AND CO	3,875,000	principal, 2.675% 12/15/2019 DD 12/15/14	3,925,960
BECTON DICKINSON AND CO	1,050,000	principal, 3.734% 12/15/2024 DD 12/15/14	1,081,054
BECTON DICKINSON AND CO	700,000	principal, 4.685% 12/15/2044 DD 12/15/14	753,873
BERRY PETROLEUM CO	1,250,000	principal, 6.375% 09/15/2022 DD 03/09/12	950,000
BERRY PLASTICS CORP	568,000	principal, 5.500% 05/15/2022 DD 05/12/14	576,520
BG ENERGY CAPITAL PLC 144A	1,200,000	principal, 5.125% 10/15/2041 DD 10/12/11	1,316,832
BIOMET INC	149,000	principal, 6.500% 08/01/2020 DD 02/01/13	159,430
BLACKROCK INC	5,185,000	principal, 1.375% 06/01/2015 DD 05/25/12	5,208,778
BLUE RACER MID LLC/FINAN 144A	617,000	principal, 6.125% 11/15/2022 DD 11/13/14	595,405
BNP PARIBAS	2,975,000	principal, 4.250% 10/15/2024 DD 10/14/14	3,005,622
BNSF RAILWAY CO 2007-1 PASS TH	757,738	principal, 5.996% 04/01/2024 DD 06/18/07	863,645
BOMBARDIER INC 144A	265,000	principal, 4.750% 04/15/2019 DD 04/03/14	265,994
BOMBARDIER INC 144A	1,200,000	principal, 5.750% 03/15/2022 DD 03/08/12	1,215,000
BOMBARDIER INC 144A	424,000	principal, 6.000% 10/15/2022 DD 04/03/14	428,240
BOMBARDIER INC 144A	1,111,000	principal, 6.125% 01/15/2023 DD 01/14/13	1,133,220
BOMBARDIER INC 144A	174,000	principal, 7.750% 03/15/2020 DD 03/29/10	188,790
BOSTON PROPERTIES LP	750,000	principal, 3.125% 09/01/2023 DD 04/11/13	732,326
BOSTON PROPERTIES LP	525,000	principal, 3.800% 02/01/2024 DD 06/27/13	539,526
BOSTON PROPERTIES LP	675,000	principal, 3.850% 02/01/2023 DD 06/11/12	700,702
BOSTON PROPERTIES LP	1,900,000	principal, 4.125% 05/15/2021 DD 11/18/10	2,022,404
BOSTON PROPERTIES LP	200,000	principal, 5.875% 10/15/2019 DD 10/09/09	229,085
BOSTON SCIENTIFIC CORP	250,000	principal, 6.000% 01/15/2020 DD 12/14/09	281,745
BOSTON SCIENTIFIC CORP	1,250,000	principal, 6.400% 06/15/2016 DD 06/09/06	1,337,482
BOSTON SCIENTIFIC CORP	400,000	principal, 7.375% 01/15/2040 DD 12/14/09	536,502
BPCE SA 144A	300,000	principal, 4.500% 03/15/2025 DD 09/15/14	293,138
BPCE SA 144A	400,000	principal, 4.625% 07/11/2024 DD 07/11/14	388,342
BRIGGS & STRATTON CORP	950,000	principal, 6.875% 12/15/2020 DD 12/20/10	1,021,250
BRISTOW GROUP INC	1,250,000	principal, 6.250% 10/15/2022 DD 10/12/12	1,243,750
BROOKFIELD RESIDENTIAL PR 144A	171,000	principal, 6.125% 07/01/2022 DD 06/25/13	177,840
BROOKFIELD RESIDENTIAL PR 144A	345,000	principal, 6.500% 12/15/2020 DD 12/14/12	360,525
BUILDING MATERIALS CORP 144A	465,000	principal, 5.375% 11/15/2024 DD 11/10/14	463,837
BUILDING MATERIALS CORP O 144A	1,600,000	principal, 6.750% 05/01/2021 DD 04/29/11	1,692,000
BURLINGTON NORTHERN AND SANTA	187,232	principal, 7.570% 01/02/2021 DD 09/29/99	210,999
BURLINGTON NORTHERN AND SANTA	53,660	principal, 8.251% 01/15/2021 DD 06/29/00	62,443
BURLINGTON NORTHERN SANTA FE L	1,400,000	principal, 4.100% 06/01/2021 DD 05/19/11	1,518,467
BURLINGTON NORTHERN SANTA FE L	1,000,000	principal, 4.400% 03/15/2042 DD 03/02/12	1,049,094
BURLINGTON NORTHERN SANTA FE L	1,965,000	principal, 4.700% 10/01/2019 DD 09/24/09	2,172,164
BURLINGTON NORTHERN SANTA FE L	1,500,000	principal, 5.050% 03/01/2041 DD 09/10/10	1,689,406
BURLINGTON NORTHERN SANTA FE L	5,530,000	principal, 5.750% 03/15/2018 DD 03/14/08	6,198,356
CAESARS OPER ESCROW LLC	300,000	principal, 9.000% 02/15/2020 DD 02/15/13	222,000

Hewlett-Packard Company 401(k) Plan EIN: 94-1081436 PN: 004 Schedule H, Line 4i - Schedule of Assets (Held at End of Year) (continued) December 31, 2014

(a)	(b) Identity of Issue, Borrower, Lessor, or Similar Party	(c) Description of Investment, Including Maturity Date, Rate of Interest, Collateral, and Par or Maturity Value	(e) Current Value

Corporate Debt (continued):
CAESARS OPER ESCROW LLC	710,000	principal, 9.000% 02/15/2020 DD 02/15/13	$521,850
CALIFORNIA REPUBLIC AUTO 1 A4	690,000	principal, 1.480% 08/15/2019 DD 03/27/14	688,295
CALIFORNIA REPUBLIC AUTO 2 A2	994,430	principal, 1.230% 03/15/2019 DD 11/21/13	998,066
CALIFORNIA REPUBLIC AUTO 2 A3	692,000	principal, 0.910% 08/15/2018 DD 06/12/14	690,758
CALIFORNIA REPUBLIC AUTO 2 A4	761,000	principal, 1.570% 12/16/2019 DD 06/12/14	758,805
CALIFORNIA REPUBLIC AUTO 3 A4	685,000	principal, 1.790% 03/16/2020 DD 09/11/14	685,839
CALIFORNIA RESOURCES CRP 144A	950,000	principal, 6.000% 11/15/2024 DD 10/01/14	802,750
CALPINE CORP	1,675,000	principal, 5.750% 01/15/2025 DD 07/22/14	1,695,937
CALPINE CORP 144A	1,253,000	principal, 6.000% 01/15/2022 DD 10/31/13	1,334,445
CAMERON INTERNATIONAL CORP	300,000	principal, 5.950% 06/01/2041 DD 06/02/11	331,839
CANADIAN NATURAL RESOURCES LTD	100,000	principal, 6.250% 03/15/2038 DD 03/19/07	111,219
CAPITAL AUTO RECEIVABLES 1 A3	1,043,000	principal, 0.790% 06/20/2017 DD 01/24/13	1,043,893
CAPITAL AUTO RECEIVABLES 1 A3	1,659,000	principal, 1.320% 06/20/2018 DD 01/22/14	1,665,349
CAPITAL AUTO RECEIVABLES 2 A4	671,000	principal, 1.620% 10/22/2018 DD 04/23/14	673,783
CAPITAL AUTO RECEIVABLES 3 A4	687,000	principal, 1.830% 04/22/2019 DD 09/03/14	688,184
CAPITAL ONE FINANCIAL CO	4,300,000	principal, 2.450% 04/24/2019 DD 04/24/14	4,290,149
CAPITAL ONE FINANCIAL CORP	3,202,000	principal, 3.500% 06/15/2023 DD 06/06/13	3,236,111
CAPITAL ONE FINANCIAL CORP	600,000	principal, 4.750% 07/15/2021 DD 07/19/11	661,283
CAPITAL ONE MULTI-ASSET E A5 A	617,000	principal, 1.480% 07/15/2020 DD 10/14/14	617,139
CAPSUGEL SA 144A	175,000	principal, 7.000% 05/15/2019 DD 11/14/13	176,750
CARLYLE HOLDINGS II FINAN 144A	600,000	principal, 5.625% 03/30/2043 DD 03/28/13	693,947
CASE NEW HOLLAND INC	662,000	principal, 7.875% 12/01/2017 DD 06/01/11	728,200
CATAMARAN CORP	148,000	principal, 4.750% 03/15/2021 DD 03/12/14	148,000
CATERPILLAR INC	3,100,000	principal, 1.500% 06/26/2017 DD 06/26/12	3,119,118
CBRE SERVICES INC	1,014,000	principal, 5.250% 03/15/2025 DD 09/26/14	1,034,280
CBS CORP	400,000	principal, 4.850% 07/01/2042 DD 06/20/12	405,402
CBS CORP	1,200,000	principal, 4.900% 08/15/2044 DD 08/19/14	1,218,556
CBS OUT AMER CAP LLC/COR 144A	593,000	principal, 5.875% 03/15/2025 DD 10/01/14	597,447
CBS OUTDOOR AMERICAS CAPI 144A	623,000	principal, 5.250% 02/15/2022 DD 01/31/14	627,672
CBS OUTDOOR AMERICAS CAPI 144A	103,000	principal, 5.625% 02/15/2024 DD 01/31/14	103,515
CCO HOLDINGS LLC / CCO HOLDING	1,102,000	principal, 5.250% 03/15/2021 DD 09/15/13	1,110,265
CCO HOLDINGS LLC / CCO HOLDING	889,000	principal, 5.250% 09/30/2022 DD 08/22/12	886,777
CCO HOLDINGS LLC / CCO HOLDING	1,300,000	principal, 5.750% 09/01/2023 DD 03/01/14	1,316,250
CCO HOLDINGS LLC / CCO HOLDING	217,000	principal, 6.500% 04/30/2021 DD 05/10/11	227,850
CCOH SAFARI LLC	1,165,000	principal, 5.500% 12/01/2022 DD 11/05/14	1,182,475
CCOH SAFARI LLC	1,528,000	principal, 5.750% 12/01/2024 DD 11/05/14	1,545,190
CEDAR FAIR LP / CANADA'S WONDE	956,000	principal, 5.250% 03/15/2021 DD 09/15/13	960,780
CELANESE US HOLDINGS LLC	317,000	principal, 4.625% 11/15/2022 DD 11/13/12	313,830
CELANESE US HOLDINGS LLC	300,000	principal, 5.875% 06/15/2021 DD 05/06/11	318,000
CEMEX FINANCE LLC 144A	1,025,000	principal, 6.000% 04/01/2024 DD 04/01/14	999,375
CEMEX SAB DE CV 144A	1,825,000	principal, 6.500% 12/10/2019 DD 08/12/13	1,869,712
CEMEX SAB DE CV 144A	975,000	principal, 7.250% 01/15/2021 DD 10/02/13	1,021,312
CENOVUS ENERGY INC	100,000	principal, 6.750% 11/15/2039 DD 05/15/10	113,920
CENTENE CORP	257,000	principal, 4.750% 05/15/2022 DD 04/29/14	257,642
CENTERPOINT ENERGY RESOURCES C	300,000	principal, 5.850% 01/15/2041 DD 07/15/11	383,882
CENTURYLINK INC	1,240,000	principal, 5.625% 04/01/2020 DD 03/21/13	1,286,500
CENTURYLINK INC	230,000	principal, 5.800% 03/15/2022 DD 03/12/12	238,625
CENTURYLINK INC	1,802,000	principal, 6.750% 12/01/2023 DD 11/27/13	1,973,190
CEQUEL COMMUNICATIONS HOL 144A	890,000	principal, 6.375% 09/15/2020 DD 10/25/12	921,150
CFCRE COMMERCIAL MORTGAG C2 A1	110,258	principal, 1.558% 12/15/2047 DD 12/01/11	110,455
CHASE ISSUANCE TRUST A3 A3	4,000,000	principal, 0.790% 06/15/2017 DD 06/18/12	4,005,304
CHASE ISSUANCE TRUST A5 A	1,080,000	principal, 0.470% 05/15/2017 DD 05/23/13	1,079,851

Hewlett-Packard Company 401(k) Plan EIN: 94-1081436 PN: 004 Schedule H, Line 4i - Schedule of Assets (Held at End of Year) (continued) December 31, 2014

(a)	(b) Identity of Issue, Borrower, Lessor, or Similar Party	(c) Description of Investment, Including Maturity Date, Rate of Interest, Collateral, and Par or Maturity Value	(e) Current Value

Corporate Debt (continued):
CHASE ISSUANCE TRUST A5 A5	120,000	principal, 0.590% 08/15/2017 DD 09/13/12	$120,038
CHASE ISSUANCE TRUST A8 A8	4,790,000	principal, 0.540% 10/16/2017 DD 11/21/12	4,787,634
CHASE ISSUANCE TRUST A8 A8	2,050,000	principal, 1.010% 10/15/2018 DD 10/31/13	2,049,961
CHASE ISSUANCE TRUST A9 A	663,000	principal, VAR RT 11/16/2020 DD 12/13/13	664,289
CHC HELICOPTER SA	1,260,000	principal, 9.250% 10/15/2020 DD 04/15/12	1,225,350
CHESAPEAKE ENERGY CORP	2,736,000	principal, 5.750% 03/15/2023 DD 04/01/13	2,818,080
CHESAPEAKE ENERGY CORP	2,895,000	principal, 6.625% 08/15/2020 DD 08/17/10	3,075,937
CHEVRON CORP	4,300,000	principal, 1.718% 06/24/2018 DD 06/24/13	4,321,736
CHOICE HOTELS INTERNATIONAL IN	696,000	principal, 5.750% 07/01/2022 DD 06/27/12	746,460
CHRYSLER CAPITAL AU BA A3 144A	2,474,000	principal, 1.270% 05/15/2019 DD 09/25/14	2,476,600
CHRYSLER GROUP LLC / CG CO-ISS	389,000	principal, 8.000% 06/15/2019 DD 12/15/11	408,936
CHRYSLER GROUP LLC / CG CO-ISS	1,115,000	principal, 8.250% 06/15/2021 DD 12/15/11	1,234,862
CHS/COMMUNITY HEALTH SYS	1,304,000	principal, 6.875% 02/01/2022 DD 08/01/14	1,381,425
CHS/COMMUNITY HEALTH SYSTEMS I	546,000	principal, 5.125% 08/01/2021 DD 08/01/14	566,475
CHS/COMMUNITY HEALTH SYSTEMS I	437,000	principal, 5.125% 08/15/2018 DD 08/17/12	452,295
CHS/COMMUNITY HEALTH SYSTEMS I	1,275,000	principal, 8.000% 11/15/2019 DD 05/15/12	1,361,062
CHUBB CORP/THE	100,000	principal, 6.500% 05/15/2038 DD 05/06/08	137,703
CIE GENERALE DE GEOPHYSIQUE -	1,325,000	principal, 6.500% 06/01/2021 DD 05/31/11	1,007,000
CIGNA CORP	5,400,000	principal, 2.750% 11/15/2016 DD 11/10/11	5,545,093
CIGNA CORP	1,885,000	principal, 5.125% 06/15/2020 DD 05/17/10	2,100,682
CIGNA CORP	1,475,000	principal, 6.150% 11/15/2036 DD 11/10/06	1,838,431
CIGNA CORP	700,000	principal, 8.500% 05/01/2019 DD 05/07/09	865,308
CIMAREX ENERGY CO	110,000	principal, 4.375% 06/01/2024 DD 06/04/14	105,050
CIMAREX ENERGY CO	771,000	principal, 5.875% 05/01/2022 DD 04/05/12	801,840
CINEMARK USA INC	79,000	principal, 4.875% 06/01/2023 DD 05/24/13	74,655
CINEMARK USA INC	157,000	principal, 5.125% 12/15/2022 DD 12/18/12	153,467
CIT GROUP INC	1,300,000	principal, 5.375% 05/15/2020 DD 05/04/12	1,373,970
CIT GROUP INC 144A	1,967,000	principal, 5.500% 02/15/2019 DD 02/07/12	2,075,185
CITGO PETROLEUM CORP 144A	1,075,000	principal, 6.250% 08/15/2022 DD 07/29/14	1,091,125
CITIBANK CREDIT CARD ISS A7 A7	2,168,000	principal, VAR RT 09/10/2020 DD 09/23/13	2,167,519
CITIGROUP INC	8,175,000	principal, 6.125% 11/21/2017 DD 11/21/07	9,115,812
CITIGROUP INC	2,300,000	principal, 8.125% 07/15/2039 DD 07/23/09	3,521,148
CITIGROUP INC	850,000	principal, VAR RT 05/15/2018 DD 05/13/08	878,069
CLEAN HARBORS INC	830,000	principal, 5.250% 08/01/2020 DD 07/30/12	834,150
CLEAR CHANNEL COMMUNICATIONS I	327,050	principal, 14.000% 02/01/2021 DD 02/01/14	266,546
CLEAR CHANNEL COMMUNICATIONS I	2,985,000	principal, 9.000% 03/01/2021 DD 02/23/11	2,925,300
CLEAR CHANNEL WORLDWIDE HOLDIN	647,000	principal, 6.500% 11/15/2022 DD 05/15/13	666,410
CLEAR CHANNEL WORLDWIDE HOLDIN	2,441,000	principal, 7.625% 03/15/2020 DD 03/15/12	2,569,152
CLECO POWER LLC	100,000	principal, 6.000% 12/01/2040 DD 11/15/10	119,765
CLIFFS NATURAL RESOURCES INC	900,000	principal, 6.250% 10/01/2040 DD 09/20/10	468,000
CME GROUP INC/IL	500,000	principal, 5.300% 09/15/2043 DD 09/09/13	605,841
COGECO CABLE INC 144A	124,000	principal, 4.875% 05/01/2020 DD 04/23/13	124,000
COMCAST CABLE COMMUNICATIONS H	200,000	principal, 9.455% 11/15/2022 DD 11/18/02	287,529
COMCAST CORP	1,300,000	principal, 4.650% 07/15/2042 DD 07/02/12	1,422,866
COMCAST CORP	3,700,000	principal, 5.700% 05/15/2018 DD 05/07/08	4,166,403
COMCAST CORP	1,125,000	principal, 5.875% 02/15/2018 DD 11/17/06	1,265,763
COMCAST CORP	300,000	principal, 6.300% 11/15/2017 DD 08/23/07	339,767
COMCAST CORP	1,200,000	principal, 6.400% 03/01/2040 DD 03/01/10	1,623,468
COMCAST CORP	100,000	principal, 6.550% 07/01/2039 DD 06/18/09	136,572
COMCAST CORP	30,000	principal, 6.950% 08/15/2037 DD 08/23/07	42,267
COMM 2012-LC4 MORTGAGE LC4 A2	920,000	principal, 2.256% 12/10/2044 DD 03/01/12	937,361
COMM 2013-CCRE6 MORTGAG CR6 A1	573,312	principal, 0.719% 03/10/2046 DD 03/01/13	569,428

Hewlett-Packard Company 401(k) Plan EIN: 94-1081436 PN: 004 Schedule H, Line 4i - Schedule of Assets (Held at End of Year) (continued) December 31, 2014

(a)	(b) Identity of Issue, Borrower, Lessor, or Similar Party	(c) Description of Investment, Including Maturity Date, Rate of Interest, Collateral, and Par or Maturity Value	(e) Current Value

Corporate Debt (continued):
COMMERZBANK AG 144A	1,400,000	principal, 8.125% 09/19/2023 DD 09/19/13	$1,609,790
COMMSCOPE INC 144A	823,000	principal, 5.000% 06/15/2021 DD 05/30/14	810,655
COMMUNITY HEALTH 1/14 COV-LITE	195,030	principal, TLD LIBOR + 300bps 1/27/21	194,339
CONCHO RESOURCES INC	3,428,000	principal, 5.500% 04/01/2023 DD 08/17/12	3,444,112
CONSOLIDATED EDISON CO OF NEW	200,000	principal, 6.750% 04/01/2038 DD 04/04/08	278,513
CONSTELLATION BRANDS INC	1,125,000	principal, 3.750% 05/01/2021 DD 05/14/13	1,113,750
CONSTELLATION BRANDS INC	153,000	principal, 3.875% 11/15/2019 DD 11/03/14	154,147
CONSTELLATION BRANDS INC	608,000	principal, 4.750% 11/15/2024 DD 11/03/14	615,600
CONSTELLIUM NV 144A	33,000	principal, 5.750% 05/15/2024 DD 05/07/14	28,710
CONTINENTAL AIRLINES 2005-ERJ1	1,373,819	principal, 9.798% 10/01/2022 DD 09/22/05	1,538,677
CONVATEC FINANCE INTERNAT 144A	292,000	principal, 8.250% 01/15/2019 DD 08/12/13	296,380
CONVATEC HEALTHCARE E SA 144A	494,000	principal, 10.500% 12/15/2018 DD 12/22/10	521,170
CORP NACIONAL DEL COBRE D 144A	400,000	principal, 4.250% 07/17/2042 DD 07/17/12	367,406
CORP NACIONAL DEL COBRE D 144A	300,000	principal, 5.625% 10/18/2043 DD 10/18/13	338,533
COVIDIEN INTERNATIONAL FINANCE	3,881,000	principal, 6.000% 10/15/2017 DD 04/15/08	4,343,192
COX COMMUNICATIONS INC	5,300,000	principal, 6.250% 06/01/2018 DD 06/05/08	5,984,410
COX COMMUNICATIONS INC	1,200,000	principal, 6.450% 12/01/2036 DD 12/01/06	1,430,743
COX COMMUNICATIONS INC 144A	4,000,000	principal, 3.250% 12/15/2022 DD 11/29/12	3,927,356
COX COMMUNICATIONS INC 144A	2,200,000	principal, 9.375% 01/15/2019 DD 12/15/08	2,768,748
CROWN AMERICAS LLC / CROWN AME	1,250,000	principal, 6.250% 02/01/2021 DD 08/01/11	1,315,625
CROWN CASTLE INTERNATIONAL COR	822,000	principal, 5.250% 01/15/2023 DD 10/15/12	838,440
CROWN CASTLE INTL CORP	257,000	principal, 4.875% 04/15/2022 DD 04/15/14	259,570
CROWN CASTLE TOWERS LLC 144A	735,000	principal, 6.113% 01/15/2040 DD 01/15/10	844,252
CSC HOLDINGS LLC	1,037,000	principal, 6.750% 11/15/2021 DD 11/15/11	1,145,885
CSX CORP	300,000	principal, 5.500% 04/15/2041 DD 10/21/10	361,923
CSX CORP	230,000	principal, 6.150% 05/01/2037 DD 04/25/07	297,481
CTP TRANSPORTATION PRODUC 144A	420,000	principal, 8.250% 12/15/2019 DD 12/20/13	443,100
CVS PASS-THROUGH TRUST 144A	371,796	principal, 5.926% 01/10/2034 DD 12/21/11	432,348
CVS PASS-THROUGH TRUST 144A	267,916	principal, 7.507% 01/10/2032 DD 12/22/09	341,667
CVS PASS-THROUGH TRUST 144A	712,190	principal, 8.353% 07/10/2031 DD 06/26/09	963,232
CYRUSONE LP / CYRUSONE FINANCE	793,000	principal, 6.375% 11/15/2022 DD 05/15/13	846,527
DANA HOLDING CORP	1,200,000	principal, 5.375% 09/15/2021 DD 08/02/13	1,236,000
DANA HOLDING CORP	182,000	principal, 5.500% 12/15/2024 DD 12/09/14	183,820
DANA HOLDING CORP	855,000	principal, 6.750% 02/15/2021 DD 01/28/11	904,162
DARLING INGREDIENTS INC	495,000	principal, 5.375% 01/15/2022 DD 07/15/14	487,575
DAVITA HEALTHCARE PARTNE	812,000	principal, 5.125% 07/15/2024 DD 06/13/14	828,240
DAVITA HEALTHCARE PARTNERS INC	2,152,000	principal, 5.750% 08/15/2022 DD 08/28/12	2,281,120
DENALI BORROWER LLC / DEN 144A	700,000	principal, 5.625% 10/15/2020 DD 10/07/13	728,350
DENBURY RESOURCES INC	1,250,000	principal, 6.375% 08/15/2021 DD 02/17/11	1,187,500
DEUTSCHE TELEKOM INTERNATIONAL	1,000,000	principal, VAR RT 06/15/2030 DD 07/06/00	1,477,158
DEVON ENERGY CORP	1,300,000	principal, 4.750% 05/15/2042 DD 05/14/12	1,308,687
DIAMOND FOODS INC 144A	132,000	principal, 7.000% 03/15/2019 DD 02/19/14	135,300
DIAMONDBACK ENERGY INC	146,000	principal, 7.625% 10/01/2021 DD 10/01/14	142,532
DIGITALGLOBE INC 144A	646,000	principal, 5.250% 02/01/2021 DD 01/31/13	613,700
DIRECTV HOLDINGS/FING	500,000	principal, 3.950% 01/15/2025 DD 12/11/14	503,934
DISCOVER CARD EXECUTION A1 A1	1,568,000	principal, VAR RT 07/15/2021 DD 01/27/14	1,571,393
DISCOVERY COMMUNICATIONS LLC	900,000	principal, 4.950% 05/15/2042 DD 05/17/12	933,604
DISH DBS CORP	755,000	principal, 5.000% 03/15/2023 DD 12/27/12	730,462
DISH DBS CORP	755,000	principal, 5.125% 05/01/2020 DD 04/05/13	760,662
DISH DBS CORP	1,764,000	principal, 5.875% 07/15/2022 DD 05/16/12	1,808,100
DISH DBS CORP	75,000	principal, 5.875% 11/15/2024 DD 11/20/14	75,375
DISH DBS CORP	1,200,000	principal, 6.750% 06/01/2021 DD 05/05/11	1,290,000

Hewlett-Packard Company 401(k) Plan EIN: 94-1081436 PN: 004 Schedule H, Line 4i - Schedule of Assets (Held at End of Year) (continued) December 31, 2014

(a)	(b) Identity of Issue, Borrower, Lessor, or Similar Party	(c) Description of Investment, Including Maturity Date, Rate of Interest, Collateral, and Par or Maturity Value	(e) Current Value

Corporate Debt (continued):
DNB BANK ASA 144A	1,000,000	principal, 3.200% 04/03/2017 DD 04/03/12	$1,036,404
DOMINION RESOURCES INC	1,825,000	principal, VAR RT 10/01/2054 DD 10/03/14	1,904,232
DORIC NIMROD AIR FINANCE 144A	174,817	principal, 5.125% 11/30/2024 DD 07/11/12	180,622
DOW CHEMICAL CO/THE	1,227,000	principal, 5.700% 05/15/2018 DD 05/06/08	1,362,157
DOW CHEMICAL CO/THE	650,000	principal, 7.375% 11/01/2029 DD 11/01/99	865,292
DOW CHEMICAL CO/THE	3,066,000	principal, 8.550% 05/15/2019 DD 05/13/09	3,811,792
DOW CHEMICAL CO/THE	1,525,000	principal, 9.400% 05/15/2039 DD 05/13/09	2,474,363
DR HORTON INC	515,000	principal, 3.750% 03/01/2019 DD 02/24/14	509,850
DUKE ENERGY CAROLINAS LLC	100,000	principal, 6.050% 04/15/2038 DD 04/14/08	130,034
DUKE ENERGY FLORIDA INC	110,000	principal, 6.350% 09/15/2037 DD 09/18/07	152,483
DUKE ENERGY PROGRESS INC	700,000	principal, 4.100% 05/15/2042 DD 05/18/12	742,216
DUKE ENERGY PROGRESS INC	400,000	principal, 4.375% 03/30/2044 DD 03/06/14	439,202
E*TRADE FINANCIAL CORP	522,000	principal, 5.375% 11/15/2022 DD 11/17/14	533,745
E*TRADE FINANCIAL CORP	874,000	principal, 6.375% 11/15/2019 DD 11/14/12	926,440
EATON CORP	4,350,000	principal, 1.500% 11/02/2017 DD 11/02/13	4,324,800
ECO SERVICES OP/ECO FIN 144A	216,000	principal, 8.500% 11/01/2022 DD 10/24/14	219,240
ECOPETROL SA	700,000	principal, 7.375% 09/18/2043 DD 09/18/13	756,000
EKSPORTFINANS ASA	300,000	principal, 2.000% 09/15/2015 DD 09/15/10	300,351
EKSPORTFINANS ASA	100,000	principal, 2.375% 05/25/2016 DD 05/25/11	100,234
EKSPORTFINANS ASA	500,000	principal, 5.500% 05/25/2016 DD 05/25/06	522,425
EKSPORTFINANS ASA	100,000	principal, 5.500% 06/26/2017	106,561
EKSPORTFINANS ASA	500,000	principal, 5.500% 06/26/2017 DD 06/26/07	532,805
ELECTRICITE DE FRANCE SA 144A	1,000,000	principal, 6.950% 01/26/2039 DD 01/26/09	1,358,560
EMDEON INC	399,000	principal, 11.000% 12/31/2019 DD 06/30/12	433,912
ENABLE MIDSTREAM PARTNER 144A	400,000	principal, 5.000% 05/15/2044 DD 05/27/14	376,792
ENBRIDGE ENERGY PARTNERS LP	100,000	principal, 7.500% 04/15/2038 DD 04/03/08	122,353
ENCANA CORP	800,000	principal, 5.150% 11/15/2041 DD 11/14/11	733,087
ENCANA CORP	200,000	principal, 6.500% 08/15/2034 DD 08/04/04	217,103
ENEL FINANCE INTERNATIONA 144A	2,650,000	principal, 6.000% 10/07/2039 DD 10/07/09	3,113,821
ENEL FINANCE INTERNATIONA 144A	2,050,000	principal, 6.250% 09/15/2017 DD 09/20/07	2,275,371
ENERGY TRANSFER EQUITY LP	1,220,000	principal, 5.875% 01/15/2024 DD 12/02/13	1,238,300
ENERGY TRANSFER EQUITY LP	470,000	principal, 7.500% 10/15/2020 DD 09/20/10	521,700
ENERGY TRANSFER PARTNERS LP	100,000	principal, 6.625% 10/15/2036 DD 10/23/06	112,718
ENERGY TRANSFER PARTNERS LP	200,000	principal, 7.500% 07/01/2038 DD 03/28/08	248,227
ENTEGRIS INC 144A	512,000	principal, 6.000% 04/01/2022 DD 04/01/14	518,400
ENTERPRISE PRODUCTS OPERATING	1,500,000	principal, 4.450% 02/15/2043 DD 08/13/12	1,482,013
ENTERPRISE PRODUCTS OPERATING	700,000	principal, 5.100% 02/15/2045 DD 02/12/14	752,634
ENTERPRISE PRODUCTS OPERATING	10,000	principal, 5.750% 03/01/2035 DD 03/02/05	11,506
EP ENERGY LLC / EP ENERGY FINA	2,163,000	principal, 9.375% 05/01/2020 DD 11/01/12	2,184,630
EP ENERGY LLC / EVEREST ACQUIS	342,000	principal, 7.750% 09/01/2022 DD 08/13/12	319,770
EQUINIX INC	1,337,000	principal, 4.875% 04/01/2020 DD 03/05/13	1,330,315
EQUINIX INC	270,000	principal, 5.375% 01/01/2022 DD 11/20/14	272,538
ERP OPERATING LP	4,225,000	principal, 2.375% 07/01/2019 DD 06/19/14	4,206,942
ERP OPERATING LP	1,900,000	principal, 3.000% 04/15/2023 DD 04/10/13	1,853,055
ERP OPERATING LP	500,000	principal, 4.625% 12/15/2021 DD 12/12/11	547,005
EXPORT-IMPORT BANK OF KOREA	200,000	principal, 5.000% 04/11/2022	227,106
FIRST DATA CORP	748,000	principal, 10.625% 06/15/2021 DD 02/15/14	847,110
FIRST DATA CORP	514,000	principal, 12.625% 01/15/2021 DD 07/15/11	610,375
FIRST DATA CORP 144A	1,387,000	principal, 7.375% 06/15/2019 DD 04/13/11	1,459,817
FIRST DATA CORP 144A	928,000	principal, 8.250% 01/15/2021 DD 12/17/10	992,960
FIRSTENERGY CORP	210,000	principal, 7.375% 11/15/2031 DD 11/15/01	254,177
FLORIDA EAST COAST HLDGS 144A	494,000	principal, 6.750% 05/01/2019 DD 04/23/14	489,060

Hewlett-Packard Company 401(k) Plan EIN: 94-1081436 PN: 004 Schedule H, Line 4i - Schedule of Assets (Held at End of Year) (continued) December 31, 2014

(a)	(b) Identity of Issue, Borrower, Lessor, or Similar Party	(c) Description of Investment, Including Maturity Date, Rate of Interest, Collateral, and Par or Maturity Value	(e) Current Value

Corporate Debt (continued):
FLORIDA EAST COAST HLDGS 144A	259,000	principal, 9.750% 05/01/2020 DD 04/23/14	$257,705
FLORIDA POWER & LIGHT CO	400,000	principal, 4.050% 10/01/2044 DD 09/10/14	419,488
FLORIDA POWER & LIGHT CO	100,000	principal, 5.950% 02/01/2038 DD 01/16/08	132,917
FMG RESOURCES AUGUST 2006 144A	1,100,000	principal, 6.875% 04/01/2022 DD 03/19/12	915,750
FMG RESOURCES AUGUST 2006 144A	525,000	principal, 8.250% 11/01/2019 DD 10/28/11	477,750
FORD MOTOR CO	1,800,000	principal, 7.450% 07/16/2031 DD 07/16/99	2,443,671
FORD MOTOR CO	500,000	principal, 8.875% 01/15/2022 DD 01/15/92	649,687
FORD MOTOR CREDIT CO LLC	1,875,000	principal, 4.250% 09/20/2022 DD 09/25/12	1,989,497
FORD MOTOR CREDIT CO LLC	4,000,000	principal, 5.000% 05/15/2018 DD 05/03/11	4,346,192
FORD MOTOR CREDIT CO LLC	1,000,000	principal, 5.625% 09/15/2015 DD 09/21/10	1,031,843
FORD MOTOR CREDIT CO LLC	900,000	principal, 5.750% 02/01/2021 DD 02/07/11	1,031,339
FOUR SEASONS 6/13 2ND LIEN	122,000	principal, COV-LITE TL 6.25% 12/13/20	121,085
FRANCE TELECOM SA	200,000	principal, VAR RT 03/01/2031 DD 09/01/01	305,076
FREEPORT-MCMORAN INC	600,000	principal, 5.400% 11/14/2034 DD 11/14/14	584,943
FREESCALE SEMICONDUCTOR I 144A	601,000	principal, 6.000% 01/15/2022 DD 11/01/13	628,045
FRESENIUS MED CARE II 144A	290,000	principal, 4.750% 10/15/2024 DD 10/29/14	292,900
FRESENIUS MEDICAL CARE US 144A	778,000	principal, 5.875% 01/31/2022 DD 01/26/12	844,130
FRONTIER COMMUNICATIONS	52,000	principal, 6.250% 09/15/2021 DD 09/17/14	52,260
FRONTIER COMMUNICATIONS	1,583,000	principal, 6.875% 01/15/2025 DD 09/17/14	1,583,000
FRONTIER COMMUNICATIONS CORP	1,633,000	principal, 7.125% 01/15/2023 DD 08/15/12	1,661,577
GANNETT CO INC	107,000	principal, 6.375% 10/15/2023 DD 10/03/13	113,420
GANNETT CO INC 144A	185,000	principal, 4.875% 09/15/2021 DD 09/08/14	183,612
GANNETT CO INC 144A	163,000	principal, 5.500% 09/15/2024 DD 09/08/14	163,407
GATES GLOBAL LLC 144A	2,128,000	principal, 6.000% 07/15/2022 DD 06/26/14	2,037,986
GE CAPITAL CREDIT CARD MAS 3 A	2,270,000	principal, VAR RT 03/15/2020 DD 04/18/12	2,267,078
GENERAL ELECTRIC CAPITAL CORP	7,500,000	principal, 2.150% 01/09/2015 DD 01/09/12	7,501,230
GENERAL ELECTRIC CAPITAL CORP	925,000	principal, 4.375% 09/16/2020 DD 09/16/10	1,013,093
GENERAL ELECTRIC CAPITAL CORP	875,000	principal, 4.650% 10/17/2021 DD 10/17/11	986,238
GENERAL ELECTRIC CAPITAL CORP	2,950,000	principal, 5.500% 01/08/2020 DD 01/08/10	3,376,499
GENERAL ELECTRIC CAPITAL CORP	5,800,000	principal, 5.625% 05/01/2018 DD 04/21/08	6,526,346
GENERAL ELECTRIC CAPITAL CORP	300,000	principal, 5.875% 01/14/2038 DD 01/14/08	379,608
GENERAL ELECTRIC CAPITAL CORP	100,000	principal, 6.150% 08/07/2037 DD 08/07/07	130,433
GENERAL ELECTRIC CAPITAL CORP	1,100,000	principal, 6.750% 03/15/2032 DD 03/20/02	1,502,470
GENERAL ELECTRIC CAPITAL CORP	400,000	principal, 6.875% 01/10/2039 DD 01/09/09	565,803
GENERAL ELECTRIC CO	600,000	principal, 4.500% 03/11/2044 DD 03/11/14	659,533
GENERAL MOTORS CO	1,347,000	principal, 4.875% 10/02/2023 DD 04/02/14	1,441,290
GENERAL MOTORS FINL CO	247,000	principal, 4.375% 09/25/2021 DD 09/25/14	257,806
GENWORTH HOLDINGS INC	995,000	principal, VAR RT 11/15/2066 DD 11/14/06	611,925
GEO GROUP INC/THE	305,000	principal, 5.125% 04/01/2023 DD 10/01/13	299,662
GEO GROUP INC/THE	795,000	principal, 5.875% 10/15/2024 DD 09/25/14	804,937
GEORGIA-PACIFIC LLC 144A	600,000	principal, 5.400% 11/01/2020 DD 11/02/10	675,143
GERDAU TRADE INC 144A	600,000	principal, 5.750% 01/30/2021 DD 10/01/10	609,300
GIBRALTAR INDUSTRIES INC	703,000	principal, VAR RT 02/01/2021 DD 08/01/13	713,545
GILEAD SCIENCES INC	1,000,000	principal, 4.500% 02/01/2045 DD 11/17/14	1,066,135
GLEN MEADOW PASS-THROUGH TRUST	1,000,000	principal, VAR RT 02/12/2067 DD 02/12/07	977,500
GLP CAPITAL LP / GLP FINANCING	191,000	principal, 4.875% 11/01/2020 DD 05/01/14	193,387
GLP CAPITAL LP / GLP FINANCING	344,000	principal, 5.375% 11/01/2023 DD 05/01/14	356,040
GOLDCORP INC	500,000	principal, 5.450% 06/09/2044 DD 06/09/14	502,130
GOLDMAN SACHS GROUP INC	800,000	principal, 3.850% 07/08/2024 DD 07/08/14	820,478
GOLDMAN SACHS GROUP INC	800,000	principal, 4.000% 03/03/2024 DD 03/03/14	830,519
GOLDMAN SACHS GROUP INC	1,200,000	principal, 4.800% 07/08/2044 DD 07/08/14	1,273,473
GOLDMAN SACHS GROUP INC/THE	100,000	principal, 2.375% 01/22/2018 DD 01/22/13	101,010

Hewlett-Packard Company 401(k) Plan EIN: 94-1081436 PN: 004 Schedule H, Line 4i - Schedule of Assets (Held at End of Year) (continued) December 31, 2014

(a)	(b) Identity of Issue, Borrower, Lessor, or Similar Party	(c) Description of Investment, Including Maturity Date, Rate of Interest, Collateral, and Par or Maturity Value	(e) Current Value

Corporate Debt (continued):
GOLDMAN SACHS GROUP INC/THE	500,000	principal, 5.750% 01/24/2022 DD 01/24/12	$578,393
GOLDMAN SACHS GROUP INC/THE	310,000	principal, 6.125% 02/15/2033 DD 02/13/03	379,970
GOLDMAN SACHS GROUP INC/THE	100,000	principal, 6.250% 02/01/2041 DD 01/28/11	126,414
GOLDMAN SACHS GROUP INC/THE	100,000	principal, 6.750% 10/01/2037 DD 10/03/07	125,737
GOLDMAN SACHS GROUP INC/THE	300,000	principal, VAR RT 01/12/2015 DD 01/12/05	300,007
GOLDMAN SACHS GROUP INC/THE	200,000	principal, VAR RT 07/22/2015 DD 07/22/05	199,969
GOODMAN NETWORKS INC	210,000	principal, VAR RT 07/01/2018 DD 01/01/14	216,825
GOODYEAR TIRE & RUBBER CO/THE	1,550,000	principal, 7.000% 05/15/2022 DD 02/28/12	1,674,000
GRAPHIC PACKAGING INTERNATIONA	925,000	principal, 4.750% 04/15/2021 DD 04/02/13	931,937
GRIFOLS WORLDWIDE OP LTD 144A	824,000	principal, 5.250% 04/01/2022 DD 03/12/14	842,705
GROUP 1 AUTOMOTIVE INC	230,000	principal, 5.000% 06/01/2022 DD 06/02/14	224,825
H&E EQUIPMENT SERVICES INC	418,000	principal, 7.000% 09/01/2022 DD 03/01/13	430,017
HAPAG-LLOYD AG 144A	725,000	principal, 9.750% 10/15/2017 DD 10/08/10	735,875
HBOS PLC 144A	250,000	principal, 6.000% 11/01/2033 DD 10/30/03	282,329
HBOS PLC 144A	200,000	principal, 6.750% 05/21/2018 DD 05/21/08	222,899
HCA HOLDINGS INC	1,698,000	principal, 6.250% 02/15/2021 DD 12/06/12	1,808,370
HCA INC	4,300,000	principal, 3.750% 03/15/2019 DD 03/17/14	4,305,375
HCA INC	2,600,000	principal, 5.000% 03/15/2024 DD 03/17/14	2,671,500
HCA INC	574,000	principal, 5.250% 04/15/2025 DD 10/17/14	599,830
HCA INC	1,780,000	principal, 6.500% 02/15/2020 DD 08/01/11	1,994,490
HCA INC	1,950,000	principal, 7.500% 02/15/2022 DD 08/01/11	2,227,875
HCP INC	500,000	principal, 6.750% 02/01/2041 DD 01/24/11	678,700
HD SUPPLY INC	323,000	principal, 11.500% 07/15/2020 DD 10/15/12	369,835
HD SUPPLY INC	969,000	principal, 7.500% 07/15/2020 DD 10/15/13	1,015,027
HD SUPPLY INC 144A	381,000	principal, 5.250% 12/15/2021 DD 12/04/14	387,667
HDTFS INC	550,000	principal, 6.250% 10/15/2022 DD 10/16/12	555,500
HEALTH NET INC/CA	1,025,000	principal, 6.375% 06/01/2017 DD 05/18/07	1,107,000
HEALTHSOUTH CORP	418,000	principal, 8.125% 02/15/2020 DD 12/01/09	436,810
HEINEKEN NV 144A	1,600,000	principal, 1.400% 10/01/2017 DD 10/10/12	1,590,781
HERTZ CORP/THE	2,402,000	principal, 7.375% 01/15/2021 DD 07/15/11	2,522,100
HESS CORP	100,000	principal, 7.300% 08/15/2031 DD 08/15/01	124,239
HEXION US FINANCE CORP	440,000	principal, 6.625% 04/15/2020 DD 03/14/12	431,200
HEXION US FINANCE CORP / HEXIO	555,000	principal, 8.875% 02/01/2018 DD 01/29/10	493,950
HILAND PART LP/CORP 144A	296,000	principal, 5.500% 05/15/2022 DD 05/14/14	260,480
HILAND PARTNERS LP / HILA 144A	1,415,000	principal, 7.250% 10/01/2020 DD 09/18/12	1,344,250
HILCORP ENERGY I/HILCORP 144A	72,000	principal, 5.000% 12/01/2024 DD 07/09/14	63,360
HILTON WORLDWIDE FINANCE LLC /	1,083,000	principal, 5.625% 10/15/2021 DD 10/15/14	1,131,735
HJ HEINZ FINANCE CO 144A	200,000	principal, 7.125% 08/01/2039 DD 07/29/09	216,000
HOCKEY MERGER SUB 2 INC 144A	970,000	principal, 7.875% 10/01/2021 DD 10/02/13	965,150
HOLOGIC INC	515,000	principal, 6.250% 08/01/2020 DD 02/01/13	535,600
HOME DEPOT INC	1,000,000	principal, 4.400% 03/15/2045 DD 06/12/14	1,092,916
HORNBECK OFFSHORE SERVICES INC	1,200,000	principal, 5.000% 03/01/2021 DD 09/01/13	984,000
HSBC AMERICAS INC DISC	570,000	principal, VAR RT 01/02/2015	569,998
HSBC BANK USA NA/NEW YORK NY	30,000	principal, 5.875% 11/01/2034 DD 10/25/04	37,478
HSBC HOLDINGS PLC	550,000	principal, 5.100% 04/05/2021 DD 04/05/11	621,719
HSBC HOLDINGS PLC	2,750,000	principal, 6.500% 05/02/2036 DD 05/03/06	3,531,918
HSBC HOLDINGS PLC	1,875,000	principal, 6.500% 09/15/2037 DD 09/12/07	2,409,161
HSBC HOLDINGS PLC	200,000	principal, 6.800% 06/01/2038 DD 05/27/08	265,235
HSBC USA INC	5,075,000	principal, 2.375% 02/13/2015 DD 02/13/12	5,085,196
HSBC USA INC	1,375,000	principal, 2.625% 09/24/2018 DD 09/24/13	1,410,307
HUGHES SATELLITE SYSTEMS CORP	597,000	principal, 6.500% 06/15/2019 DD 12/15/11	640,282
HUGHES SATELLITE SYSTEMS CORP	1,817,000	principal, 7.625% 06/15/2021 DD 12/15/11	1,998,700

Hewlett-Packard Company 401(k) Plan EIN: 94-1081436 PN: 004 Schedule H, Line 4i - Schedule of Assets (Held at End of Year) (continued) December 31, 2014

(a)	(b) Identity of Issue, Borrower, Lessor, or Similar Party	(c) Description of Investment, Including Maturity Date, Rate of Interest, Collateral, and Par or Maturity Value	(e) Current Value

Corporate Debt (continued):
HUNTINGTON INGALLS INDUS 144A	541,000	principal, 5.000% 12/15/2021 DD 12/02/14	$550,467
HUNTSMAN INTERNATIONAL L 144A	243,000	principal, 5.125% 11/15/2022 DD 11/13/14	239,355
HUNTSMAN INTERNATIONAL LLC	240,000	principal, 4.875% 11/15/2020 DD 11/19/12	238,200
HUNTSMAN INTERNATIONAL LLC	1,110,000	principal, 8.625% 03/15/2021 DD 03/15/11	1,190,475
HYUNDAI CAPITAL AMERICA 144A	1,000,000	principal, 1.625% 10/02/2015 DD 10/01/12	1,004,102
ICAHN ENTERPRISES LP / ICAHN E	823,000	principal, 5.875% 02/01/2022 DD 01/29/14	826,601
ICAHN ENTERPRISES LP / ICAHN E	2,604,000	principal, 6.000% 08/01/2020 DD 08/01/13	2,682,641
IHS INC 144A	546,000	principal, 5.000% 11/01/2022 DD 10/28/14	540,540
IMS HEALTH INC 144A	437,000	principal, 6.000% 11/01/2020 DD 10/24/12	450,110
INEOS GROUP HOLDINGS SA 144A	512,000	principal, 5.875% 02/15/2019 DD 02/18/14	485,120
INMARSAT FINANCE PLC	1,865,000	principal, 4.875% 05/15/2022 DD 06/04/14	1,846,350
INTELSAT JACKSON HOLDINGS SA	1,675,000	principal, 7.250% 04/01/2019 DD 10/01/11	1,748,281
INTELSAT JACKSON HOLDINGS SA	1,672,000	principal, 7.500% 04/01/2021 DD 10/01/11	1,789,040
INTELSAT LUXEMBORURG S A	300,000	principal, 7.750% 06/01/2021 DD 04/05/13	300,750
INTELSAT LUXEMBOURG S A	390,000	principal, 8.125% 06/01/2023 DD 04/05/13	397,800
INTERCONTINENTALEXCHANGE GROUP	600,000	principal, 4.000% 10/15/2023 DD 10/08/13	631,569
INTERNATIONAL LEASE FINANCE CO	1,789,000	principal, 8.250% 12/15/2020 DD 12/07/10	2,155,745
IRON MOUNTAIN INC	960,000	principal, 5.750% 08/15/2024 DD 08/10/12	966,000
IRON MOUNTAIN INC	900,000	principal, 6.000% 08/15/2023 DD 08/13/13	936,000
ISLE OF CAPRI CASINOS INC	1,250,000	principal, 8.875% 06/15/2020 DD 08/07/12	1,300,000
ISTAR FINANCIAL INC	516,000	principal, 5.000% 07/01/2019 DD 06/13/14	500,520
ITAU UNIBANCO HOLDING SA/ 144A	1,000,000	principal, 5.125% 05/13/2023 DD 11/13/12	992,500
JAGUAR HOLDING CO I 144A	333,000	principal, 9.375% 10/15/2017 DD 10/15/12	340,326
JAGUAR HOLDING CO II / JA 144A	610,000	principal, 9.500% 12/01/2019 DD 12/05/11	654,225
JAGUAR LAND ROVER AUTOMOT 144A	325,000	principal, 4.125% 12/15/2018 DD 12/17/13	326,625
JAGUAR LAND ROVER AUTOMOT 144A	302,000	principal, 5.625% 02/01/2023 DD 01/28/13	317,855
JBS USA LLC/JBS USA FINA 144A	180,000	principal, 5.875% 07/15/2024 DD 06/25/14	176,850
JOHN DEERE CAPITAL CORP	3,900,000	principal, 0.700% 09/04/2015 DD 09/07/12	3,910,912
JP MORGAN CHASE C CNTR A1 144A	270,183	principal, 3.300% 08/05/2032 DD 09/01/10	279,452
JP MORGAN CHASE COM C1 A2 144A	536,000	principal, 4.608% 06/15/2043 DD 06/01/10	569,834
JP MORGAN CHASE COM C2 A2 144A	477,000	principal, 3.616% 11/15/2043 DD 10/01/10	499,332
JP MORGAN CHASE COM C3 A2 144A	1,177,724	principal, 3.673% 02/15/2046 DD 03/01/11	1,214,971
JP MORGAN CHASE COM C4 A3 144A	400,000	principal, 4.106% 07/15/2046 DD 06/01/11	427,433
JP MORGAN CHASE COMMERC CBX A3	635,227	principal, 3.139% 06/15/2045 DD 06/01/12	656,646
JP MORGAN CHASE COMMERCI C5 A2	169,928	principal, 3.149% 08/15/2046 DD 09/01/11	174,965
JPMORGAN CHASE & CO	7,000,000	principal, 1.875% 03/20/2015 DD 03/21/12	7,020,867
JPMORGAN CHASE & CO	5,300,000	principal, 2.350% 01/28/2019 DD 01/28/14	5,334,577
JPMORGAN CHASE & CO	1,225,000	principal, 4.350% 08/15/2021 DD 08/10/11	1,331,178
JPMORGAN CHASE & CO	600,000	principal, 5.400% 01/06/2042 DD 12/22/11	705,301
JPMORGAN CHASE & CO	1,000,000	principal, 5.625% 08/16/2043 DD 08/21/13	1,162,903
JPMORGAN CHASE & CO	1,100,000	principal, 6.400% 05/15/2038 DD 05/22/08	1,437,191
JPMORGAN CHASE BANK NA	1,300,000	principal, 6.000% 10/01/2017 DD 09/24/07	1,442,849
K HOVNANIAN ENTERPRISES I 144A	645,000	principal, 7.000% 01/15/2019 DD 01/10/14	615,975
KB HOME	1,100,000	principal, 7.500% 09/15/2022 DD 07/31/12	1,166,000
KINDER MORGAN ENERGY PARTNERS	1,300,000	principal, 5.000% 08/15/2042 DD 08/13/12	1,235,478
KINDER MORGAN ENERGY PARTNERS	200,000	principal, 5.800% 03/15/2035 DD 03/15/05	212,403
KINDER MORGAN INC/DE 144A	1,360,000	principal, 5.000% 02/15/2021 DD 11/05/13	1,414,881
KINDER MORGAN INC/DELAWA	4,500,000	principal, 3.050% 12/01/2019 DD 11/26/14	4,464,225
KINDER MORGAN INC/DELAWA	700,000	principal, 4.300% 06/01/2025 DD 11/26/14	700,326
KINETIC CONCEPTS INC / KCI USA	973,000	principal, VAR RT 11/01/2018 DD 11/01/12	1,058,137
KLX INC 144A	1,295,000	principal, 5.875% 12/01/2022 DD 12/08/14	1,307,950
KONINKLIJKE PHILIPS ELECTRONIC	2,215,000	principal, 5.750% 03/11/2018 DD 03/11/08	2,458,557

Hewlett-Packard Company 401(k) Plan EIN: 94-1081436 PN: 004 Schedule H, Line 4i - Schedule of Assets (Held at End of Year) (continued) December 31, 2014

(a)	(b) Identity of Issue, Borrower, Lessor, or Similar Party	(c) Description of Investment, Including Maturity Date, Rate of Interest, Collateral, and Par or Maturity Value	(e) Current Value

Corporate Debt (continued):
KRAFT FOODS GROUP INC	600,000	principal, 5.000% 06/04/2042 DD 12/04/12	$660,482
KRAFT FOODS GROUP INC	1,295,000	principal, 6.500% 02/09/2040 DD 08/09/12	1,664,555
L BRANDS INC	817,000	principal, 6.625% 04/01/2021 DD 03/25/11	919,125
LAMAR MEDIA CORP	335,000	principal, 5.000% 05/01/2023 DD 10/30/12	331,650
LAMAR MEDIA CORP	292,000	principal, 5.375% 01/15/2024 DD 07/15/14	300,760
LAMAR MEDIA CORP	1,230,000	principal, 5.875% 02/01/2022 DD 02/09/12	1,276,125
LAREDO PETROLEUM INC	528,000	principal, 5.625% 01/15/2022 DD 01/23/14	462,000
LAREDO PETROLEUM INC	1,236,000	principal, 7.375% 05/01/2022 DD 04/27/12	1,155,660
LENNAR CORP	1,300,000	principal, 5.600% 05/31/2015 DD 04/28/05	1,319,500
LENNAR CORP	950,000	principal, 6.950% 06/01/2018 DD 05/04/10	1,026,000
LEVEL 3 COMMUNICATIONS 144A	439,000	principal, 5.750% 12/01/2022 DD 12/01/14	441,744
LEVEL 3 ESCROW 144A	692,000	principal, 5.375% 08/15/2022 DD 08/12/14	695,460
LEVEL 3 FINANCING INC	283,000	principal, 6.125% 01/15/2021 DD 10/15/14	292,905
LEVEL 3 FINANCING INC	299,000	principal, 7.000% 06/01/2020 DD 12/01/12	315,071
LEVEL 3 FINANCING INC	110,000	principal, 8.625% 07/15/2020 DD 01/13/12	118,662
LEVEL 3 FINANCING INC	538,000	principal, 9.375% 04/01/2019 DD 10/01/11	567,590
LIBERTY INTERACTIVE LLC	90,000	principal, 8.250% 02/01/2030 DD 02/02/00	97,200
LIBERTY INTERACTIVE LLC	260,000	principal, 8.500% 07/15/2029 DD 07/07/99	284,700
LIBERTY MUTUAL GROUP INC	525,000	principal, 7.800% 03/07/2087 DD 03/07/07	614,250
LIBERTY MUTUAL GROUP INC	555,000	principal, VAR RT 03/07/2067 DD 03/07/07	568,875
LIBERTY MUTUAL GROUP INC 144A	600,000	principal, 4.850% 08/01/2044 DD 07/24/14	609,884
LIFEPOINT HOSPITALS INC	573,000	principal, 5.500% 12/01/2021 DD 06/01/14	585,892
LINN ENERGY LLC / LINN ENERGY	175,000	principal, 7.750% 02/01/2021 DD 09/13/10	147,437
LINN ENERGY LLC / LINN ENERGY	1,230,000	principal, 8.625% 04/15/2020 DD 04/06/10	1,070,100
LINN ENERGY LLC / LINN ENERGY	430,000	principal, VAR RT 11/01/2019 DD 05/01/14	363,350
LINN ENERGY LLC/FIN CORP	900,000	principal, 6.500% 09/15/2021 DD 09/09/14	729,000
LLOYDS BANK PLC 144A	100,000	principal, VAR RT 12/29/2049 DD 12/16/09	142,000
LLOYDS TSB BANK PLC 144A	900,000	principal, 6.500% 09/14/2020 DD 09/14/10	1,042,849
MACY'S RETAIL HOLDINGS INC	3,750,000	principal, 5.900% 12/01/2016 DD 11/29/06	4,068,836
MACY'S RETAIL HOLDINGS INC	675,000	principal, 6.650% 07/15/2024 DD 07/20/04	837,061
MACY'S RETAIL HOLDINGS INC	100,000	principal, 6.700% 07/15/2034 DD 07/20/04	127,840
MACY'S RETAIL HOLDINGS INC	1,461,000	principal, 6.700% 09/15/2028 DD 09/28/98	1,789,493
MACY'S RETAIL HOLDINGS INC	100,000	principal, 6.900% 01/15/2032 DD 01/11/02	130,109
MACY'S RETAIL HOLDINGS INC	2,445,000	principal, 6.900% 04/01/2029 DD 03/24/99	3,112,204
MAJAPAHIT HOLDING BV	1,000,000	principal, 7.750% 01/20/2020	1,150,990
MALLINCKRODT FIN/SB 144A	1,420,000	principal, 5.750% 08/01/2022 DD 08/13/14	1,459,050
MANITOWOC CO INC/THE	646,000	principal, 8.500% 11/01/2020 DD 10/18/10	697,680
MARKWEST ENERGY PART/FIN	1,080,000	principal, 4.875% 12/01/2024 DD 11/21/14	1,055,700
MARKWEST ENERGY PARTNERS LP /	203,000	principal, 4.500% 07/15/2023 DD 01/10/13	195,387
MARKWEST ENERGY PARTNERS LP /	1,100,000	principal, 5.500% 02/15/2023 DD 08/10/12	1,113,750
MARKWEST ENERGY PARTNERS LP /	1,632,000	principal, 6.250% 06/15/2022 DD 11/03/11	1,689,120
MASTEC INC	900,000	principal, 4.875% 03/15/2023 DD 03/18/13	846,000
MAXIM INTEGRATED PRODUCTS INC	4,300,000	principal, 2.500% 11/15/2018 DD 11/21/13	4,290,321
MDC PARTNERS INC 144A	1,054,000	principal, 6.750% 04/01/2020 DD 03/20/13	1,085,620
MEDIACOM BROADBAND LLC / MEDIA	75,000	principal, 5.500% 04/15/2021 DD 03/17/14	75,375
MEDTRONIC INC 144A	800,000	principal, 4.375% 03/15/2035 DD 12/10/14	848,685
MELLON CAPITAL III	600,000	principal, VAR RT 09/05/2066	972,972
MERITAGE HOMES CORP	966,000	principal, 4.500% 03/01/2018 DD 03/13/13	966,000
MERITAGE HOMES CORP	9,000	principal, 7.000% 04/01/2022 DD 04/10/12	9,540
MERITAGE HOMES CORP	17,000	principal, 7.150% 04/15/2020 DD 04/13/10	18,275
METLIFE INC	500,000	principal, 6.375% 06/15/2034 DD 06/03/04	666,270
METROPCS WIRELESS INC	925,000	principal, 6.625% 11/15/2020 DD 11/17/10	941,187

Hewlett-Packard Company 401(k) Plan EIN: 94-1081436 PN: 004 Schedule H, Line 4i - Schedule of Assets (Held at End of Year) (continued) December 31, 2014

(a)	(b) Identity of Issue, Borrower, Lessor, or Similar Party	(c) Description of Investment, Including Maturity Date, Rate of Interest, Collateral, and Par or Maturity Value	(e) Current Value

Corporate Debt (continued):
MGM RESORTS INTERNATIONAL	2,222,000	principal, 6.750% 10/01/2020 DD 04/01/13	$2,333,100
MGM RESORTS INTERNATIONAL	600,000	principal, 6.875% 04/01/2016 DD 04/05/06	624,000
MGM RESORTS INTERNATIONAL	200,000	principal, 7.500% 06/01/2016 DD 05/17/07	211,000
MGM RESORTS INTERNATIONAL	1,625,000	principal, 7.750% 03/15/2022 DD 03/22/12	1,799,687
MGM RESORTS INTL	1,702,000	principal, 6.000% 03/15/2023 DD 11/25/14	1,710,510
MILACRON LLC / MCRON FINA 144A	1,250,000	principal, 7.750% 02/15/2021 DD 03/28/13	1,275,000
MOHEGAN TRIBAL GAMING AUTHORIT	795,000	principal, 9.750% 09/01/2021 DD 03/01/14	810,900
MOLSON COORS BREWING CO	1,100,000	principal, 5.000% 05/01/2042 DD 05/03/12	1,194,017
MONITRONICS INTERNATIONAL INC	412,000	principal, 9.125% 04/01/2020 DD 03/23/12	389,082
MOOG INC 144A	605,000	principal, 5.250% 12/01/2022 DD 11/21/14	612,562
MORGAN STANLEY	700,000	principal, 7.250% 04/01/2032 DD 04/03/02	958,313
MORGAN STANLEY CAPI C2 A3 144A	147,000	principal, 4.210% 06/15/2044 DD 06/01/11	158,104
MOTEL 6 TRUST MTL6 A2 144A	4,218,000	principal, 1.948% 10/05/2025 DD 11/01/12	4,204,498
MPG HOLDCO I INC	1,050,000	principal, 7.375% 10/15/2022 DD 10/20/14	1,081,500
MPH ACQUISITION HOLDINGS 144A	1,608,000	principal, 6.625% 04/01/2022 DD 03/31/14	1,644,180
MSCI INC 144A	549,000	principal, 5.250% 11/15/2024 DD 11/20/14	568,215
MURPHY OIL USA INC	1,150,000	principal, 6.000% 08/15/2023 DD 02/15/14	1,201,750
MUTUAL OF OMAHA INS CO 144A	500,000	principal, VAR RT 07/15/2054 DD 07/17/14	505,971
MYRIAD INTERNATIONAL HOLD 144A	1,725,000	principal, 6.000% 07/18/2020 DD 07/18/13	1,884,562
NAVIENT CORP	506,000	principal, 5.000% 10/26/2020 DD 11/06/14	496,512
NAVIENT CORP	1,132,000	principal, 5.875% 10/25/2024 DD 11/06/14	1,078,230
NAVIENT CORP	600,000	principal, 7.250% 01/25/2022 DD 01/27/12	651,000
NAVIENT CORP	2,450,000	principal, 8.000% 03/25/2020 DD 03/22/10	2,713,375
NAVIENT LLC	300,000	principal, 5.625% 08/01/2033 DD 07/21/03	226,500
NAVIENT STUDENT LOAN TRUS 8 A2	1,753,000	principal, VAR RT 04/25/2023 DD 11/25/14	1,753,861
NAVIENT STUDNT LN 14-CT A 144A	2,497,464	principal, VAR RT 09/16/2024 DD 07/24/14	2,497,903
NAVISTAR INTERNATIONAL CORP	1,460,000	principal, 8.250% 11/01/2021 DD 10/28/09	1,439,925
NBCUNIVERSAL MEDIA LLC	200,000	principal, 6.400% 04/30/2040 DD 04/30/11	267,959
NBCUNIVERSAL MEDIA LLC	400,000	principal, 5.950% 04/01/2041 DD 04/01/11	514,366
NCL CORP LTD 144A	575,000	principal, 5.250% 11/15/2019 DD 11/19/14	579,312
NCR CORP	1,150,000	principal, 5.000% 07/15/2022 DD 01/15/13	1,121,250
NCR CORP	898,000	principal, 5.875% 12/15/2021 DD 06/15/14	922,695
NCUA GUARANTEED NOTES	3,775,000	principal, 1.400% 06/12/2015 DD 06/16/11	3,794,366
NELNET STUDENT LOAN TRUST 2 A4	817,739	principal, VAR RT 10/26/2026 DD 05/18/06	816,543
NELNET STUDENT LOAN TRUST 4 A5	888,893	principal, VAR RT 01/25/2037 DD 09/29/04	879,211
NEWFIELD EXPLORATION CO	970,000	principal, 6.875% 02/01/2020 DD 01/25/10	984,550
NEWMONT MINING CORP	1,000,000	principal, 6.250% 10/01/2039 DD 09/18/09	1,014,353
NEWS AMERICA INC	2,000,000	principal, 7.250% 05/18/2018 DD 05/18/98	2,341,408
NEWS AMERICA INC	700,000	principal, 6.400% 12/15/2035 DD 12/23/05	913,612
NEWS AMERICA INC	1,375,000	principal, 6.650% 11/15/2037 DD 11/14/07	1,835,982
NEWS AMERICA INC	800,000	principal, 6.150% 02/15/2041 DD 08/15/11	1,018,120
NIELSEN CO LUXEMBOURG SAR 144A	135,000	principal, 5.500% 10/01/2021 DD 09/27/13	137,700
NIELSEN FINANCE LLC / NIELSEN	1,211,000	principal, 4.500% 10/01/2020 DD 04/01/13	1,217,055
NIPPON LIFE INSURANCE 144A	600,000	principal, VAR RT 10/16/2044 DD 10/16/14	626,628
NORDSTROM INC	500,000	principal, 6.950% 03/15/2028 DD 03/16/98	658,879
NORFOLK SOUTHERN CORP	1,000,000	principal, 5.750% 04/01/2018 DD 04/04/08	1,122,224
NORFOLK SOUTHERN CORP	175,000	principal, 5.900% 06/15/2019 DD 06/01/09	200,862
NORTEK INC	342,000	principal, 8.500% 04/15/2021 DD 10/15/11	365,940
NORTHERN NATURAL GAS CO 144A	1,600,000	principal, 4.100% 09/15/2042 DD 08/27/12	1,657,470
NORTHWESTERN MUTUAL LIFE 144A	100,000	principal, 6.063% 03/30/2040 DD 03/26/10	129,262
NOVA CHEMICALS CORP 144A	177,000	principal, 5.250% 08/01/2023 DD 07/30/13	178,770
NOVA CHEMICALS CORP 144A	409,000	principal, 5.000% 05/01/2025 DD 10/28/14	405,932

Hewlett-Packard Company 401(k) Plan EIN: 94-1081436 PN: 004 Schedule H, Line 4i - Schedule of Assets (Held at End of Year) (continued) December 31, 2014

(a)	(b) Identity of Issue, Borrower, Lessor, or Similar Party	(c) Description of Investment, Including Maturity Date, Rate of Interest, Collateral, and Par or Maturity Value	(e) Current Value

Corporate Debt (continued):
NOVELIS INC/GA	1,650,000	principal, 8.750% 12/15/2020 DD 12/17/10	$1,749,000
NOVO BANCO SA	900,000	principal, 5.000% 05/14/2019	1,064,589
NRG ENERGY INC	908,000	principal, 6.250% 07/15/2022 DD 07/15/14	928,430
NRG YIELD OPERATING LLC 144A	482,000	principal, 5.375% 08/15/2024 DD 08/05/14	489,230
NUANCE COMMUNICATIONS INC 144A	431,000	principal, 5.375% 08/15/2020 DD 08/14/12	432,077
NUMERICABLE GROUP SA 144A	485,000	principal, 4.875% 05/15/2019 DD 05/08/14	480,756
NUMERICABLE GROUP SA 144A	896,000	principal, 6.000% 05/15/2022 DD 05/08/14	900,928
NUMERICABLE GROUP SA 144A	85,000	principal, 6.250% 05/15/2024 DD 05/08/14	85,637
NXP BV / NXP FUNDING LLC 144A	780,000	principal, 5.750% 02/15/2021 DD 02/14/13	819,000
OASIS PETROLEUM INC	1,691,000	principal, 6.875% 01/15/2023 DD 07/02/12	1,538,810
OASIS PETROLEUM INC	425,000	principal, 6.875% 03/15/2022 DD 03/15/14	386,750
OMNICARE INC	322,000	principal, 4.750% 12/01/2022 DD 11/21/14	326,025
OMNICARE INC	136,000	principal, 5.000% 12/01/2024 DD 11/21/14	139,400
OMX TIMBER FINANCE INVESTMENTS	1,000,000	principal, 5.420% 01/29/2020 DD 12/21/04	1,119,300
ONEMAIN FIN HOLDINGS INC 144A	250,000	principal, 6.750% 12/15/2019 DD 12/11/14	255,000
ONEMAIN FIN HOLDINGS INC 144A	1,427,000	principal, 7.250% 12/15/2021 DD 12/11/14	1,462,675
ORACLE CORP	1,000,000	principal, 4.500% 07/08/2044 DD 07/08/14	1,086,175
OSHKOSH CORP	665,000	principal, 8.500% 03/01/2020 DD 03/03/10	696,587
OWENS-BROCKWAY 144A	1,175,000	principal, 5.000% 01/15/2022 DD 12/03/14	1,198,500
PACIFIC GAS & ELECTRIC CO	310,000	principal, 6.050% 03/01/2034 DD 03/23/04	394,662
PACIFIC GAS & ELECTRIC CO	500,000	principal, 6.250% 03/01/2039 DD 03/06/09	653,169
PACIFIC LIFE INSURANCE CO 144A	800,000	principal, 9.250% 06/15/2039 DD 06/19/09	1,258,402
PACKAGING CORP OF AMERIC	200,000	principal, 3.650% 09/15/2024 DD 09/05/14	196,878
PARIS LAS VEGAS HOLDING L 144A	575,000	principal, 8.000% 10/01/2020 DD 10/11/13	563,500
PARKER DRILLING CO	1,310,000	principal, 6.750% 07/15/2022 DD 07/15/14	982,500
PEABODY ENERGY CORP	614,000	principal, 6.250% 11/15/2021 DD 05/15/12	524,970
PENN NATIONAL GAMING INC	465,000	principal, 5.875% 11/01/2021 DD 05/01/14	432,450
PENSKE AUTOMOTIVE GROUP	185,000	principal, 5.375% 12/01/2024 DD 11/21/14	187,312
PENSKE AUTOMOTIVE GROUP INC	396,000	principal, 5.750% 10/01/2022 DD 04/01/13	410,850
PETROBRAS GLOBAL FINANCE	6,780,000	principal, 2.000% 05/20/2016 DD 05/20/13	6,475,917
PETROBRAS GLOBAL FINANCE	1,150,000	principal, 6.250% 03/17/2024 DD 03/17/14	1,094,271
PETROBRAS GLOBAL FINANCE BV	725,000	principal, 4.375% 05/20/2023 DD 05/20/13	623,558
PETROBRAS INTERNATIONAL FINANC	2,550,000	principal, 5.375% 01/27/2021 DD 01/27/11	2,362,753
PETROBRAS INTERNATIONAL FINANC	200,000	principal, 6.875% 01/20/2040 DD 10/30/09	185,114
PETROLEOS MEXICANOS	1,600,000	principal, 3.125% 01/23/2019 DD 07/23/14	1,604,000
PETROLEOS MEXICANOS	2,550,000	principal, 6.375% 01/23/2045 DD 07/23/14	2,887,875
PETROLEOS MEXICANOS	100,000	principal, 8.000% 05/03/2019 DD 05/03/09	118,250
PETROLEOS MEXICANOS 144A	1,850,000	principal, 4.250% 01/15/2025 DD 10/15/14	1,837,975
PETROLEOS MEXICANOS 144A	600,000	principal, 5.500% 06/27/2044 DD 06/27/14	612,000
PETROLEOS MEXICANOS BD	1,000,000	principal, 6.500% 06/02/2041 DD 06/02/11	1,147,500
PHI INC	1,095,000	principal, 5.250% 03/15/2019 DD 03/17/14	930,750
PHILIP MORRIS INTERNATIONAL IN	100,000	principal, 6.375% 05/16/2038 DD 05/16/08	127,856
PHYSIO-CONTROL INTERNATIO 144A	631,000	principal, 9.875% 01/15/2019 DD 01/30/12	668,860
PINNACLE ENTERTAINMENT INC	1,250,000	principal, 8.750% 05/15/2020 DD 05/06/10	1,315,625
PINNACLE ENTERTAINMENT INC	571,000	principal, 6.375% 08/01/2021 DD 02/01/14	588,130
PINNACLE FOODS FINANCE LLC / P	203,000	principal, 4.875% 05/01/2021 DD 11/01/13	197,925
PIONEER NATURAL RESOURCES CO	500,000	principal, 3.950% 07/15/2022 DD 06/26/12	494,899
PLAINS ALL AMERICAN PIPELINE L	500,000	principal, 6.650% 01/15/2037 DD 07/15/07	621,323
PLAINS ALL AMERICAN PIPELINE L	800,000	principal, 5.150% 06/01/2042 DD 03/22/12	836,363
PLAINS ALL AMERICAN PIPELINE L	1,000,000	principal, 4.300% 01/31/2043 DD 12/10/12	941,602
PLASTIPAK HOLDINGS INC 144A	779,000	principal, 6.500% 10/01/2021 DD 10/07/13	775,105
PLAYA RESORTS HOLDING BV 144A	1,008,000	principal, 8.000% 08/15/2020 DD 08/09/13	1,005,480

Hewlett-Packard Company 401(k) Plan EIN: 94-1081436 PN: 004 Schedule H, Line 4i - Schedule of Assets (Held at End of Year) (continued) December 31, 2014

(a)	(b) Identity of Issue, Borrower, Lessor, or Similar Party	(c) Description of Investment, Including Maturity Date, Rate of Interest, Collateral, and Par or Maturity Value	(e) Current Value

Corporate Debt (continued):
POST HOLDINGS INC 144A	266,000	principal, 6.000% 12/15/2022 DD 06/02/14	$249,375
PPG INDUSTRIES INC	200,000	principal, 5.500% 11/15/2040 DD 11/12/10	241,637
PQ CORP 144A	2,475,000	principal, 8.750% 11/01/2018 DD 11/08/12	2,561,625
PRECISION DRILLING CORP	1,200,000	principal, 6.500% 12/15/2021 DD 12/15/11	1,017,000
PRIDE INTERNATIONAL INC	700,000	principal, 7.875% 08/15/2040 DD 08/06/10	844,748
PRIVATE EXPORT FUNDING CORP	800,000	principal, 4.300% 12/15/2021 DD 11/24/09	889,936
PROGRESS ENERGY INC	100,000	principal, 7.750% 03/01/2031 DD 02/22/01	144,815
PROVIDENT COS INC	471,000	principal, 7.250% 03/15/2028 DD 03/16/98	597,548
PROVIDENT COS INC	300,000	principal, 7.000% 07/15/2018 DD 07/14/98	342,883
PROVIDENT FUNDING ASSOCIA 144A	127,000	principal, 10.125% 02/15/2019 DD 02/15/11	133,350
PROVIDENT FUNDING ASSOCIA 144A	776,000	principal, 6.750% 06/15/2021 DD 06/04/13	752,720
PUGET ENERGY INC	300,000	principal, 6.000% 09/01/2021 DD 06/03/11	350,954
QEP RESOURCES INC	1,100,000	principal, 5.375% 10/01/2022 DD 03/01/12	1,039,500
QTS REALTY TRUST INC 144A	334,000	principal, 5.875% 08/01/2022 DD 07/23/14	335,670
QUEBECOR MEDIA INC	722,000	principal, 5.750% 01/15/2023 DD 12/15/12	738,245
QVC INC	700,000	principal, 5.950% 03/15/2043 DD 03/18/13	734,917
RANGE RESOURCES CORP	912,000	principal, 5.000% 03/15/2023 DD 03/18/13	912,000
REED ELSEVIER CAPITAL INC	442,000	principal, 8.625% 01/15/2019 DD 01/16/09	540,624
REED ELSEVIER CAPITAL INC	2,393,000	principal, 3.125% 10/15/2022 DD 04/15/13	2,368,649
REGENCY ENERGY PART/FINA	170,000	principal, 5.000% 10/01/2022 DD 07/25/14	160,650
REGENCY ENERGY PARTNERS LP / R	1,265,000	principal, 5.875% 03/01/2022 DD 02/10/14	1,261,837
REGENCY ENERGY PARTNERS LP / R	1,514,000	principal, 5.500% 04/15/2023 DD 10/02/12	1,461,010
RENT-A-CENTER INC/TX	1,250,000	principal, 4.750% 05/01/2021 DD 11/01/13	1,075,000
REXEL SA 144A	850,000	principal, 6.125% 12/15/2019 DD 03/28/12	875,500
REYNOLDS AMERICAN INC	500,000	principal, 6.150% 09/15/2043 DD 09/17/13	579,835
REYNOLDS GROUP ISSUER INC / RE	530,000	principal, 5.750% 10/15/2020 DD 09/28/12	543,250
REYNOLDS GROUP ISSUER INC / RE	4,316,000	principal, STEP 02/15/2021 DD 02/15/12	4,504,824
REYNOLDS GROUP ISSUER INC / RE	1,644,000	principal, VAR RT 02/15/2021 DD 02/15/12	1,685,100
RIO OIL FINANCE TRUST 144A	4,500,000	principal, 6.250% 07/06/2024 DD 06/20/14	4,303,485
RIO OIL FINANCE TRUST 144A	3,950,000	principal, 6.750% 01/06/2027 DD 11/21/14	3,772,250
RIO TINTO FINANCE USA PLC	1,050,000	principal, 1.375% 06/17/2016 DD 06/19/13	1,054,627
RITE AID CORP	460,000	principal, 6.750% 06/15/2021 DD 07/02/13	474,950
ROCHE HOLDING INC 144A	500,000	principal, 4.000% 11/28/2044 DD 11/28/14	526,635
ROCKIES EXPRESS PIPELINE 144A	500,000	principal, 6.875% 04/15/2040 DD 03/22/10	532,500
ROYAL BANK OF SCOTLAND GROUP P	1,725,000	principal, 6.000% 12/19/2023 DD 12/19/13	1,867,137
ROYAL BANK OF SCOTLAND GROUP P	2,800,000	principal, 6.125% 12/15/2022 DD 12/04/12	3,047,537
ROYAL BANK OF SCOTLAND PLC/THE	200,000	principal, VAR RT 03/16/2022	227,283
ROYAL BANK OF SCOTLAND PLC/THE	4,220,000	principal, 4.375% 03/16/2016 DD 03/16/11	4,362,902
ROYAL BK SCOTLND GRP PLC	902,000	principal, 5.125% 05/28/2024 DD 05/28/14	917,506
ROYAL CARIBBEAN CRUISES LTD	1,075,000	principal, 5.250% 11/15/2022 DD 11/07/12	1,128,750
RSP PERMIAN INC 144A	230,000	principal, 6.625% 10/01/2022 DD 09/26/14	213,900
SALIX PHARMACEUTICALS LTD 144A	204,000	principal, 6.000% 01/15/2021 DD 12/27/13	208,080
SALLY HOLDINGS LLC / SALLY CAP	430,000	principal, 5.750% 06/01/2022 DD 05/18/12	450,425
SAMSON INVESTMENT CO	1,125,000	principal, VAR RT 02/15/2020 DD 08/15/14	466,172
SANCHEZ ENERGY CORP 144A	1,110,000	principal, 6.125% 01/15/2023 DD 06/27/14	932,400
SBA COMMUNICATIONS CORP	160,000	principal, 5.625% 10/01/2019 DD 04/01/13	163,600
SBA COMMUNICATIONS CORP 144A	246,000	principal, 4.875% 07/15/2022 DD 07/01/14	236,775
SBA TELECOMMUNICATIONS INC	1,844,000	principal, 5.750% 07/15/2020 DD 01/15/13	1,876,823
SCHAEFFLER FINANCE BV 144A	364,000	principal, 4.250% 05/15/2021 DD 05/14/14	354,900
SCHAEFFLER FINANCE BV 144A	1,556,000	principal, 4.750% 05/15/2021 DD 04/29/13	1,556,000
SCHAEFFLER FINANCE BV 144A	395,000	principal, 6.250% 11/15/2019 DD 10/28/14	406,850
SCHAEFFLER HOLDING FINANC 144A	630,000	principal, 6.875% 08/15/2018 DD 07/24/13	656,775

Hewlett-Packard Company 401(k) Plan EIN: 94-1081436 PN: 004 Schedule H, Line 4i - Schedule of Assets (Held at End of Year) (continued) December 31, 2014

(a)	(b) Identity of Issue, Borrower, Lessor, or Similar Party	(c) Description of Investment, Including Maturity Date, Rate of Interest, Collateral, and Par or Maturity Value	(e) Current Value

Corporate Debt (continued):
SCIENTIFIC GAMES INTL INC 144A	1,678,000	principal, 10.000% 12/01/2022 DD 11/21/14	$1,537,468
SCIENTIFIC GAMES INTL INC 144A	1,991,000	principal, 7.000% 01/01/2022 DD 11/21/14	2,015,888
SEALED AIR CORP 144A	1,250,000	principal, 5.250% 04/01/2023 DD 03/21/13	1,275,000
SEALED AIR CORP 144A	805,000	principal, 8.375% 09/15/2021 DD 10/03/11	899,588
SENSATA TECHNOLOGIES BV 144A	1,275,000	principal, 4.875% 10/15/2023 DD 04/17/13	1,268,625
SERTA SIMMONS HOLDINGS LL 144A	836,000	principal, 8.125% 10/01/2020 DD 10/01/12	884,070
SERVICE CORP INTERNATIONAL/US	825,000	principal, 4.500% 11/15/2020 DD 11/08/12	810,563
SHEA HOMES LP / SHEA HOMES FUN	900,000	principal, 8.625% 05/15/2019 DD 11/15/11	945,000
SHELL INTERNATIONAL FINANCE BV	5,000,000	principal, 1.125% 08/21/2017 DD 08/21/12	4,991,495
SHELL INTERNATIONAL FINANCE BV	100,000	principal, 5.500% 03/25/2040 DD 03/25/10	121,771
SHELL INTERNATIONAL FINANCE BV	400,000	principal, 3.625% 08/21/2042 DD 08/21/12	380,474
SIGNODE INDUSTRIAL GROUP 144A	785,000	principal, 6.375% 05/01/2022 DD 04/29/14	765,375
SILVER II BORROWER / SILV 144A	803,000	principal, 7.750% 12/15/2020 DD 12/13/12	758,835
SLC STUDENT LOAN TRUST 201 1 A	417,213	principal, VAR RT 11/25/2042 DD 07/06/10	421,846
SLM CORP	4,100,000	principal, 4.625% 09/25/2017 DD 09/12/12	4,161,500
SLM CORP	1,325,000	principal, 8.450% 06/15/2018 DD 06/18/08	1,477,375
SLM CORP	1,475,000	principal, 6.000% 01/25/2017 DD 01/27/12	1,545,063
SLM CORP	650,000	principal, 4.625% 09/25/2017 DD 09/12/12	659,750
SLM CORP	576,000	principal, 6.125% 03/25/2024 DD 03/27/14	565,920
SLM PRIVATE EDUCATI C A2B 144A	403,000	principal, VAR RT 10/15/2031 DD 09/26/13	410,355
SLM PRIVATE EDUCATIO A 1A 144A	760,556	principal, VAR RT 05/16/2044 DD 03/11/10	787,052
SLM PRIVATE EDUCATIO A 2A 144A	981,438	principal, VAR RT 05/16/2044 DD 03/11/10	1,038,282
SLM PRIVATE EDUCATIO B A2 144A	3,369,000	principal, 3.480% 10/15/2030 DD 04/12/12	3,500,027
SLM STUDENT LOAN 11-C A2A 144A	335,000	principal, VAR RT 10/17/2044 DD 11/29/11	361,203
SLM STUDENT LOAN TR A A2B 144A	901,000	principal, VAR RT 01/15/2026 DD 03/06/14	909,985
SLM STUDENT LOAN TR E A2B 144A	713,000	principal, VAR RT 06/15/2045 DD 10/18/12	733,580
SLM STUDENT LOAN TRUST 2 6 A5B	305,771	principal, VAR RT 07/27/2026 DD 07/27/05	308,048
SLM STUDENT LOAN TRUST 20 2 A2	187,380	principal, VAR RT 07/25/2017 DD 02/22/07	187,082
SLM STUDENT LOAN TRUST 20 3 A4	256,598	principal, VAR RT 07/25/2019 DD 03/09/06	256,170
SLM STUDENT LOAN TRUST 20 6 A4	87,288	principal, VAR RT 12/17/2018 DD 06/05/03	87,256
SLM STUDENT LOAN TRUST 200 9 A	151,247	principal, VAR RT 04/25/2023 DD 08/28/08	155,339
SLM STUDENT LOAN TRUST 201 1 A	900,940	principal, VAR RT 03/25/2025 DD 04/15/10	900,926
SM ENERGY CO 144A	248,000	principal, 6.125% 11/15/2022 DD 11/17/14	233,120
SMITHFIELD FOODS INC	965,000	principal, 6.625% 08/15/2022 DD 08/01/12	1,008,425
SOLENIS 7/14 (USD) COV-LITE TL	143,640	principal, COV-LITE TL LIBOR + 325 bps 7/31/21	139,690
SOUTHERN CALIFORNIA EDISON CO	130,000	principal, 5.625% 02/01/2036 DD 01/31/06	163,625
SOUTHERN CALIFORNIA EDISON CO	100,000	principal, 5.550% 01/15/2037 DD 12/11/06	124,482
SOUTHERN CO	4,800,000	principal, 2.150% 09/01/2019 DD 08/22/14	4,769,122
SOUTHERN COPPER CORP	900,000	principal, 5.250% 11/08/2042 DD 11/08/12	804,011
SOUTHWESTERN ENERGY CO	100,000	principal, 4.100% 03/15/2022 DD 09/15/12	98,139
SPCM SA 144A	635,000	principal, 6.000% 01/15/2022 DD 10/02/13	660,400
SPECTRUM BRANDS INC	1,729,000	principal, 6.750% 03/15/2020 DD 03/20/12	1,806,805
SPRINGLEAF FINANCE CORP	1,183,000	principal, 6.000% 06/01/2020 DD 12/01/13	1,171,170
SPRINGLEAF FINANCE CORP	345,000	principal, 6.900% 12/15/2017 DD 12/17/07	367,425
SPRINGLEAF FINANCE CORP	1,745,000	principal, 7.750% 10/01/2021 DD 09/24/13	1,954,400
SPRINGLEAF FINANCE CORP	280,000	principal, 8.250% 10/01/2023 DD 09/24/13	313,600
SPRINGS INDS INC	475,000	principal, 6.250% 06/01/2021 DD 06/04/13	472,625
SPRINT CORP	364,000	principal, 7.125% 06/15/2024 DD 06/15/14	338,520
SPRINT CORP	593,000	principal, 7.250% 09/15/2021 DD 09/15/14	587,811
SPRINT CORP	2,593,000	principal, 7.875% 09/15/2023 DD 09/15/14	2,559,810
SPRINT NEXTEL CORP	1,775,000	principal, 6.000% 12/01/2016 DD 11/20/06	1,856,694
SPRINT NEXTEL CORP	4,822,000	principal, 6.000% 11/15/2022 DD 11/14/12	4,436,240

Hewlett-Packard Company 401(k) Plan EIN: 94-1081436 PN: 004 Schedule H, Line 4i - Schedule of Assets (Held at End of Year) (continued) December 31, 2014

(a)	(b) Identity of Issue, Borrower, Lessor, or Similar Party	(c) Description of Investment, Including Maturity Date, Rate of Interest, Collateral, and Par or Maturity Value	(e) Current Value

Corporate Debt (continued):
SPRINT NEXTEL CORP 144A	2,005,000	principal, 7.000% 03/01/2020 DD 03/01/12	$2,165,400
STANDARD PACIFIC CORP	620,000	principal, 5.875% 11/15/2024 DD 11/06/14	620,000
STANDARD PACIFIC CORP	300,000	principal, 6.250% 12/15/2021 DD 08/06/13	307,500
STANDARD PACIFIC CORP	330,000	principal, 8.375% 01/15/2021 DD 12/22/10	373,725
STATOIL ASA	500,000	principal, 4.250% 11/23/2041 DD 11/23/11	512,496
STENA AB 144A	1,200,000	principal, 7.000% 02/01/2024 DD 01/23/14	1,098,000
STONE STREET TRUST 144A	1,500,000	principal, 5.902% 12/15/2015 DD 12/15/10	1,561,443
SUBURBAN PROPANE PARTNRS	1,085,000	principal, 5.500% 06/01/2024 DD 05/27/14	1,047,025
SUNGARD DATA SYSTEMS INC	1,050,000	principal, 7.625% 11/15/2020 DD 11/16/10	1,113,000
SUNGARD DATA SYSTEMS INC	600,000	principal, 6.625% 11/01/2019 DD 05/01/13	606,000
SWIFT ENERGY CO	745,000	principal, 7.875% 03/01/2022 DD 03/01/12	385,538
SYNOVUS FINANCIAL CORP	817,000	principal, 7.875% 02/15/2019 DD 02/13/12	908,913
TARGA RES PARTNERS LP FINANCE	296,000	principal, 4.250% 11/15/2023 DD 05/14/13	269,360
TARGA RESOURCES PARTNERS 144A	292,000	principal, 4.125% 11/15/2019 DD 10/28/14	281,050
TARGA RESOURCES PARTNERS LP /	1,400,000	principal, 6.875% 02/01/2021 DD 02/02/11	1,431,500
TARGA RESOURCES PARTNERS LP /	28,000	principal, 5.250% 05/01/2023 DD 10/25/12	27,020
TAYLOR MORRISON COMM/MON 144A	397,000	principal, 5.625% 03/01/2024 DD 03/05/14	383,105
TAYLOR MORRISON COMMUNITI 144A	450,000	principal, 5.250% 04/15/2021 DD 04/16/13	443,250
TEACHERS INSUR & ANNUITY 144A	600,000	principal, 4.900% 09/15/2044 DD 09/18/14	668,609
TEACHERS INSURANCE & ANNU 144A	100,000	principal, 6.850% 12/16/2039 DD 12/16/09	136,583
TECK RESOURCES LTD	500,000	principal, 6.250% 07/15/2041 DD 07/05/11	460,930
TELECOM ITALIA CAPITAL SA	6,200,000	principal, 6.999% 06/04/2018 DD 06/04/08	6,882,000
TELECOM ITALIA CAPITAL SA	2,805,000	principal, 7.175% 06/18/2019 DD 06/18/09	3,211,725
TELECOM ITALIA CAPITAL SA	1,325,000	principal, 7.200% 07/18/2036 DD 07/18/06	1,424,375
TELECOM ITALIA CAPITAL SA	350,000	principal, 7.721% 06/04/2038 DD 06/04/08	390,250
TELECOM ITALIA SPA 144A	553,000	principal, 5.303% 05/30/2024 DD 05/30/14	559,913
TELEFLEX INC 144A	45,000	principal, 5.250% 06/15/2024 DD 05/21/14	45,000
TELEFONICA EMISIONES SAU	300,000	principal, 7.045% 06/20/2036 DD 06/20/06	394,644
TEMPUR SEALY INTERNATIONAL INC	462,000	principal, 6.875% 12/15/2020 DD 06/15/13	490,875
TENET HEALTHCARE CORP	1,935,000	principal, 6.000% 10/01/2020 DD 09/27/13	2,077,861
TENET HEALTHCARE CORP	990,000	principal, 4.500% 04/01/2021 DD 02/05/13	992,475
TENET HEALTHCARE CORP	1,368,000	principal, 8.125% 04/01/2022 DD 09/27/13	1,528,740
TENET HEALTHCARE CORP 144A	168,000	principal, 5.000% 03/01/2019 DD 03/10/14	168,210
TENNECO INC	423,000	principal, 5.375% 12/15/2024 DD 12/05/14	433,575
TEREX CORP	1,500,000	principal, 6.000% 05/15/2021 DD 11/26/12	1,530,000
TESORO CORP	1,025,000	principal, 5.375% 10/01/2022 DD 09/27/12	1,037,812
TESORO LOGISTICS LP / TESORO L	938,000	principal, 5.875% 10/01/2020 DD 04/01/13	940,345
TESORO LOGISTICS LP/CORP 144A	150,000	principal, 5.500% 10/15/2019 DD 10/29/14	148,875
TESORO LOGISTICS LP/CORP 144A	1,127,000	principal, 6.250% 10/15/2022 DD 10/29/14	1,124,182
TIBCO SOFTWARE	601,000	principal, 6.500% 12/04/20	580,969
TIME WARNER CABLE INC	475,000	principal, 4.000% 09/01/2021 DD 09/12/11	505,539
TIME WARNER CABLE INC	500,000	principal, 5.500% 09/01/2041 DD 09/12/11	580,961
TIME WARNER CABLE INC	600,000	principal, 5.875% 11/15/2040 DD 11/15/10	715,413
TIME WARNER CABLE INC	200,000	principal, 6.550% 05/01/2037 DD 04/09/07	257,498
TIME WARNER CABLE INC	5,425,000	principal, 6.750% 07/01/2018 DD 06/19/08	6,221,808
TIME WARNER CABLE INC	3,525,000	principal, 8.250% 04/01/2019 DD 03/26/09	4,315,104
TIME WARNER CABLE INC	825,000	principal, 8.750% 02/14/2019 DD 11/18/08	1,021,229
TIME WARNER INC	3,550,000	principal, 7.625% 04/15/2031 DD 04/19/01	4,949,179
TIME WARNER INC	725,000	principal, 7.700% 05/01/2032 DD 04/08/02	1,024,308
TIME WARNER INC	200,000	principal, 4.900% 06/15/2042 DD 06/13/12	210,723
TIME WARNER INC	900,000	principal, 5.375% 10/15/2041 DD 10/17/11	1,016,378
TIME WARNER INC	1,200,000	principal, 6.100% 07/15/2040 DD 07/14/10	1,461,387

Hewlett-Packard Company 401(k) Plan EIN: 94-1081436 PN: 004 Schedule H, Line 4i - Schedule of Assets (Held at End of Year) (continued) December 31, 2014

(a)	(b) Identity of Issue, Borrower, Lessor, or Similar Party	(c) Description of Investment, Including Maturity Date, Rate of Interest, Collateral, and Par or Maturity Value	(e) Current Value

Corporate Debt (continued):
TIME WARNER INC	100,000	principal, 6.200% 03/15/2040 DD 03/11/10	$121,741
TIME WARNER INC	100,000	principal, 6.250% 03/29/2041 DD 04/01/11	124,174
T-MOBILE USA INC	588,000	principal, 6.000% 03/01/2023 DD 09/05/14	589,470
T-MOBILE USA INC	1,220,000	principal, 6.125% 01/15/2022 DD 11/21/13	1,238,300
T-MOBILE USA INC	1,547,000	principal, 6.375% 03/01/2025 DD 09/05/14	1,571,752
T-MOBILE USA INC	320,000	principal, 6.500% 01/15/2024 DD 11/21/13	328,000
T-MOBILE USA INC	500,000	principal, 6.542% 04/28/2020 DD 07/28/13	516,250
T-MOBILE USA INC	904,000	principal, 6.625% 04/01/2023 DD 10/01/13	925,696
T-MOBILE USA INC	553,000	principal, 6.633% 04/28/2021 DD 07/28/13	567,516
T-MOBILE USA INC	193,000	principal, 6.731% 04/28/2022 DD 07/28/13	198,790
TRANSCANADA PIPELINES LTD	200,000	principal, 7.250% 08/15/2038 DD 08/11/08	267,525
TRANSCANADA PIPELINES LTD	100,000	principal, 7.625% 01/15/2039 DD 01/09/09	137,424
TRANSCONTINENTAL GAS PIPE LINE	200,000	principal, 4.450% 08/01/2042 DD 07/13/12	187,163
TRANSDIGM INC	57,000	principal, 5.500% 10/15/2020 DD 04/15/13	55,717
TRANSDIGM INC	101,000	principal, 6.000% 07/15/2022 DD 06/04/14	100,747
TRANSDIGM INC	1,224,000	principal, 6.500% 07/15/2024 DD 06/04/14	1,230,121
TRANSDIGM INC	221,000	principal, 7.500% 07/15/2021 DD 07/01/13	235,365
TRANSOCEAN INC	600,000	principal, 6.800% 03/15/2038 DD 12/11/07	514,144
TRIUMPH GROUP INC	1,200,000	principal, 4.875% 04/01/2021 DD 02/26/13	1,185,000
TRIUMPH GROUP INC	440,000	principal, 5.250% 06/01/2022 DD 06/03/14	438,900
U.S. RENAL CARE 12/13 COV-LITE	386,469	principal, TL 12/13 cov-lite LIBOR +325 bps 07/03/19	379,223
U.S. RENAL CARE 8/13 2ND LIEN	194,369	principal, COV-LITE TL LIBOR + 750 bps 01/03/20	192,668
UDR INC	900,000	principal, 3.750% 07/01/2024 DD 06/26/14	906,054
UNION PACIFIC CORP	700,000	principal, 4.163% 07/15/2022 DD 06/23/11	769,004
UNION PACIFIC CORP	100,000	principal, 4.821% 02/01/2044 DD 08/21/13	114,170
UNION PACIFIC RAILROAD CO 1999	155,617	principal, 7.600% 01/02/2020 DD 06/25/99	182,381
UNION PACIFIC RAILROAD CO 2003	565,246	principal, 4.698% 01/02/2024 DD 05/14/03	615,969
UNION PACIFIC RAILROAD CO 2005	220,000	principal, 5.082% 01/02/2029 DD 07/28/05	244,077
UNION PACIFIC RAILROAD CO 2006	495,673	principal, 5.866% 07/02/2030 DD 07/27/06	590,314
UNION PACIFIC RAILROAD CO 2007	1,891,264	principal, 6.176% 01/02/2031 DD 07/31/07	2,257,895
UNITED RENTALS NORTH AMERICA I	144,000	principal, 5.750% 11/15/2024 DD 03/26/14	148,321
UNITED RENTALS NORTH AMERICA I	247,000	principal, 6.125% 06/15/2023 DD 10/30/12	259,351
UNITED RENTALS NORTH AMERICA I	1,431,000	principal, 7.375% 05/15/2020 DD 11/15/12	1,545,481
UNITED RENTALS NORTH AMERICA I	1,590,000	principal, 7.625% 04/15/2022 DD 10/15/12	1,748,207
UNITED STATES STEEL CORP	1,100,000	principal, 7.375% 04/01/2020 DD 03/19/10	1,155,000
UNITEDHEALTH GROUP INC	4,346,000	principal, 1.625% 03/15/2019 DD 02/28/13	4,283,957
UNITEDHEALTH GROUP INC	200,000	principal, 4.625% 11/15/2041 DD 11/10/11	215,278
UNITYMEDIA HESSEN / NRW 144A	538,000	principal, 5.000% 01/15/2025 DD 12/17/14	539,346
UNITYMEDIA HESSEN GMBH & 144A	361,000	principal, 5.500% 01/15/2023 DD 12/14/12	377,245
UNITYMEDIA KABELBW GMBH 144A	606,000	principal, 6.125% 01/15/2025 DD 10/22/14	625,696
UNIVERSAL HEALTH SVCS 144A	800,000	principal, 4.750% 08/01/2022 DD 08/07/14	800,000
UNIVISION COMMUNICATIONS 144A	1,085,000	principal, 5.125% 05/15/2023 DD 05/21/13	1,095,850
UNIVISION COMMUNICATIONS 144A	407,000	principal, 8.500% 05/15/2021 DD 11/23/10	433,456
UNIVISION COMMUNICATIONS 144A	1,151,000	principal, 6.750% 09/15/2022 DD 08/29/12	1,231,570
UNUM GROUP	191,000	principal, 6.750% 12/15/2028 DD 12/18/98	235,279
UNUMPROVIDENT FINANCE CO PLC	63,000	principal, 6.850% 11/15/2015 DD 11/16/05	65,980
US AIRWAYS 2013-1 CLASS B PASS	1,335,358	principal, 5.375% 05/15/2023 DD 04/24/13	1,358,726
USG CORP 144A	1,350,000	principal, 7.875% 03/30/2020 DD 04/12/12	1,444,500
USG CORP 144A	141,000	principal, 5.875% 11/01/2021 DD 10/31/13	142,410
VALE OVERSEAS LTD	200,000	principal, 6.875% 11/10/2039 DD 11/10/09	213,014
VALEANT PHARMACEUTICALS I 144A	1,184,000	principal, 5.625% 12/01/2021 DD 12/02/13	1,192,879
VALEANT PHARMACEUTICALS I 144A	1,401,000	principal, 6.375% 10/15/2020 DD 10/04/12	1,464,045

Hewlett-Packard Company 401(k) Plan EIN: 94-1081436 PN: 004 Schedule H, Line 4i - Schedule of Assets (Held at End of Year) (continued) December 31, 2014

(a)	(b) Identity of Issue, Borrower, Lessor, or Similar Party	(c) Description of Investment, Including Maturity Date, Rate of Interest, Collateral, and Par or Maturity Value	(e) Current Value

Corporate Debt (continued):
VERISIGN INC	329,000	principal, 4.625% 05/01/2023 DD 04/16/13	$322,420
VERIZON COMMUNICATIONS	950,000	principal, 4.150% 03/15/2024 DD 03/17/14	983,472
VERIZON COMMUNICATIONS	400,000	principal, 4.400% 11/01/2034 DD 10/29/14	397,592
VERIZON COMMUNICATIONS IN 144A	2,676,000	principal, 4.862% 08/21/2046 DD 08/21/14	2,748,859
VERIZON COMMUNICATIONS IN 144A	279,000	principal, 5.012% 08/21/2054 DD 08/21/14	288,639
VERIZON COMMUNICATIONS INC	8,925,000	principal, 3.650% 09/14/2018 DD 09/18/13	9,431,288
VERIZON COMMUNICATIONS INC	4,275,000	principal, 5.150% 09/15/2023 DD 09/18/13	4,720,596
VERIZON COMMUNICATIONS INC	130,000	principal, 5.850% 09/15/2035 DD 09/13/05	152,771
VERIZON COMMUNICATIONS INC	700,000	principal, 6.000% 04/01/2041 DD 03/28/11	825,042
VERIZON COMMUNICATIONS INC	2,182,000	principal, 6.400% 09/15/2033 DD 09/18/13	2,687,750
VERIZON COMMUNICATIONS INC	1,230,000	principal, 6.550% 09/15/2043 DD 09/18/13	1,575,813
VIACOM INC	500,000	principal, 4.850% 12/15/2034 DD 12/10/14	511,683
VIACOM INC	800,000	principal, 5.250% 04/01/2044 DD 03/11/14	845,986
VIASAT INC	800,000	principal, 6.875% 06/15/2020 DD 06/15/12	832,000
VIDEOTRON LTD	905,000	principal, 5.000% 07/15/2022 DD 07/15/12	920,837
VIDEOTRON LTD 144A	135,000	principal, 5.375% 06/15/2024 DD 04/09/14	137,700
VIRGIN MEDIA FINANCE PLC 144A	1,250,000	principal, 6.000% 10/15/2024 DD 10/07/14	1,307,812
VIRGIN MEDIA SEC	1,577,000	principal, 5.375% 04/15/2021 DD 02/22/13	1,628,252
VIRGINIA ELECTRIC AND POWER CO	240,000	principal, 6.000% 05/15/2037 DD 05/17/07	316,206
VIRGOLINO DE OLIVEIRA FIN 144A	670,000	principal, 11.750% 02/09/2022 DD 02/09/12	13,400
VODAFONE GROUP PLC	200,000	principal, 6.150% 02/27/2037 DD 02/27/07	241,326
VPII ESCROW CORP 144A	1,810,000	principal, 7.500% 07/15/2021 DD 07/12/13	1,954,800
VPII ESCROW CORP 144A	259,000	principal, 6.750% 08/15/2018 DD 07/12/13	275,516
VULCAN MATERIALS CO	71,000	principal, 6.500% 12/01/2016 DD 06/14/11	75,615
VULCAN MATERIALS CO	2,015,000	principal, 7.500% 06/15/2021 DD 06/14/11	2,347,475
WACHOVIA BANK NA	300,000	principal, 5.850% 02/01/2037 DD 01/29/07	378,514
WACHOVIA BANK NA	725,000	principal, 6.000% 11/15/2017 DD 11/21/07	812,662
WACHOVIA CORP	2,350,000	principal, 5.750% 02/01/2018 DD 01/31/08	2,631,483
WAL-MART STORES INC	600,000	principal, 4.300% 04/22/2044 DD 04/22/14	654,928
WAL-MART STORES INC	900,000	principal, 5.625% 04/15/2041 DD 04/18/11	1,149,273
WAL-MART STORES INC	3,700,000	principal, 5.800% 02/15/2018 DD 08/24/07	4,182,236
WAL-MART STORES INC	200,000	principal, 6.200% 04/15/2038 DD 04/15/08	267,865
WAL-MART STORES INC	400,000	principal, 6.500% 08/15/2037 DD 08/24/07	550,408
WALT DISNEY CO/THE	5,400,000	principal, 1.100% 12/01/2017 DD 11/30/12	5,367,655
WELLPOINT INC	800,000	principal, 4.625% 05/15/2042 DD 05/07/12	839,487
WELLPOINT INC	5,000,000	principal, 5.875% 06/15/2017 DD 06/08/07	5,495,726
WELLPOINT INC	1,830,000	principal, 7.000% 02/15/2019 DD 02/05/09	2,156,346
WELLS FARGO & CO	1,100,000	principal, 4.650% 11/04/2044 DD 11/04/14	1,135,047
WELLS FARGO & CO	2,000,000	principal, 5.625% 12/11/2017 DD 12/10/07	2,224,621
WELLS FARGO COMMERC C1 A2 144A	100,000	principal, 4.393% 11/15/2043 DD 11/01/10	108,968
WEYERHAEUSER CO	1,100,000	principal, 7.375% 03/15/2032 DD 09/15/02	1,464,484
WEYERHAEUSER REAL ESTATE 144A	685,000	principal, 4.375% 06/15/2019 DD 06/13/14	675,581
WEYERHAEUSER REAL ESTATE 144A	400,000	principal, 5.875% 06/15/2024 DD 06/13/14	400,000
WHITEWAVE FOODS CO	546,000	principal, 5.375% 10/01/2022 DD 09/17/14	562,380
WHITING PETROLEUM CORP	2,538,000	principal, 5.750% 03/15/2021 DD 09/12/13	2,353,994
WILLIAMS COS INC/THE	495,000	principal, 7.500% 01/15/2031 DD 01/17/01	525,221
WILLIAMS COS INC/THE	124,000	principal, VAR RT 03/15/2032 DD 03/15/03	144,716
WILLIAMS PARTNERS LP	400,000	principal, 4.900% 01/15/2045 DD 06/27/14	374,626
WIND ACQUISITION FIN SA 144A	829,000	principal, 4.750% 07/15/2020 DD 07/10/14	775,115
WIND ACQUISITION FINANCE 144A	597,000	principal, 6.500% 04/30/2020 DD 04/29/13	610,432
WIND ACQUISTION FIN SA	548,000	principal, 7.375% 04/23/2021 DD 04/23/14	517,202
WINDSTREAM CORP	726,000	principal, 6.375% 08/01/2023 DD 01/23/13	678,811

Hewlett-Packard Company 401(k) Plan EIN: 94-1081436 PN: 004 Schedule H, Line 4i - Schedule of Assets (Held at End of Year) (continued) December 31, 2014

(a)	(b) Identity of Issue, Borrower, Lessor, or Similar Party	(c) Description of Investment, Including Maturity Date, Rate of Interest, Collateral, and Par or Maturity Value	(e) Current Value

Corporate Debt (continued):
WR GRACE & CO-CONN 144A	309,000	principal, 5.125% 10/01/2021 DD 09/16/14	$316,726
WR GRACE & CO-CONN 144A	224,000	principal, 5.625% 10/01/2024 DD 09/16/14	233,521
WYETH LLC	100,000	principal, 5.950% 04/01/2037 DD 03/27/07	128,266
WYETH LLC	500,000	principal, 6.500% 02/01/2034 DD 12/16/03	674,093
WYNN LAS VEGAS LLC / WYNN LAS	2,195,000	principal, 5.375% 03/15/2022 DD 09/15/12	2,227,926
XEROX CORP	5,600,000	principal, 2.950% 03/15/2017 DD 03/15/12	5,754,050
XEROX CORP	1,475,000	principal, 4.500% 05/15/2021 DD 05/18/11	1,576,257
XEROX CORP	1,225,000	principal, 6.350% 05/15/2018 DD 04/28/08	1,385,133
XEROX CORP	1,500,000	principal, 6.750% 02/01/2017 DD 08/18/06	1,653,344
ZEBRA TECHNOLOGIES CORP 144A	2,010,000	principal, 7.250% 10/15/2022 DD 10/15/14	2,110,501
ZOETIS INC	4,500,000	principal, 1.875% 02/01/2018 DD 08/01/13	4,459,509
Total Corporate Debt			$1,061,455,029

U.S. Government Securities:
DBUBS 2011-LC2 LC2A A1FL 144A	601,705	principal, VAR RT 07/12/2044 DD 06/28/11	$614,471
DBUBS 2011-LC2 MO LC2A A1 144A	1,081,064	principal, 3.527% 07/10/2044 DD 06/01/11	1,127,202
FEDERAL HOME LN BK CONS DISC	800,000	principal, MAT 01/09/2015	799,996
FEDERAL HOME LN BK CONS DISC	200,000	principal, MAT 01/14/2015	199,997
FEDERAL HOME LN BK CONS DISC	100,000	principal, MAT 01/21/2015	99,999
FEDERAL HOME LN BK CONS DISC	2,600,000	principal, MAT 01/28/2015	2,599,903
FEDERAL HOME LN BK CONS DISC	1,300,000	principal, MAT 02/06/2015	1,299,933
FEDERAL HOME LN BK CONS DISC	2,500,000	principal, MAT 02/12/2015	2,499,851
FEDERAL HOME LN BK CONS DISC	100,000	principal, MAT 02/20/2015	99,975
FEDERAL HOME LN BK CONS DISC	200,000	principal, MAT 03/11/2015	199,944
FEDERAL HOME LN BK CONS DISC	100,000	principal, MAT 03/25/2015	99,993
FEDERAL HOME LN BK CONS DISC	100,000	principal, MAT 03/27/2015	99,969
FEDERAL HOME LN BK CONS DISC	100,000	principal, MAT 04/01/2015	99,966
FEDERAL HOME LN BK CONS DISC	100,000	principal, MAT 04/17/2015	99,960
FEDERAL HOME LN BK CONS DISC	200,000	principal, MAT 04/29/2015	199,911
FEDERAL HOME LN BK CONS DISC	200,000	principal, MAT 05/06/2015	199,902
FEDERAL HOME LN BK CONS DISC	231,735	principal, MAT 08/18/2015	236,818
FEDERAL HOME LN BK CONS DISC	800,000	principal, MAT 09/04/2015	798,621
FEDERAL HOME LN MTG CORP	100,000	principal, 6.750% 03/15/2031 DD 10/25/00	150,343
FEDERAL HOME LN MTG CORP DISC	4,100,000	principal, 0.000% 01/13/2015 DD 01/13/201	4,099,975
FEDERAL HOME LN MTG CORP DISC	100,000	principal, 0.000% 02/19/2015 DD 02/19/201	99,949
FEDERAL HOME LN MTG CORP DISC	200,000	principal, 0.000% 03/11/2015 DD 03/11/14	199,955
FEDERAL HOME LN MTG CORP DISC	1,100,000	principal, 0.000% 03/12/2015 DD 03/12/201	1,099,755
FEDERAL HOME LN MTG CORP DISC	500,000	principal, 0.000% 03/19/2015 DD 03/19/201	499,969
FEDERAL HOME LN MTG CORP DISC	100,000	principal, 0.000% 04/09/2015 DD 04/09/201	99,967
FEDERAL HOME LN MTG CORP DISC	2,600,000	principal, 0.000% 06/09/2015 DD 06/09/201	2,596,611
FEDERAL HOME LN MTG CORP DISC	200,000	principal, MAT 01/28/2015	199,975
FEDERAL HOME LN MTG CORP DISC	800,000	principal, MAT 04/23/2015	799,708
FEDERAL HOME LN MTG CORP DISC	8,600,000	principal, MAT 04/27/2015	8,596,541
FEDERAL HOME LN MTG CORP STRIP	2,200,000	principal, 0.000% 03/15/2031 DD 10/25/00	1,282,028
FEDERAL NATL MTG ASSN	200,000	principal, 0.000% 06/01/2017 DD 01/29/99	195,073
FEDERAL NATL MTG ASSN	1,600,000	principal, 0.000% 11/15/2030 DD 11/15/05	953,858
FEDERAL NATL MTG ASSN	600,000	principal, 6.250% 05/15/2029 DD 05/15/99	835,952
FEDERAL NATL MTG ASSN	3,900,000	principal, 6.625% 11/15/2030 DD 11/03/00	5,790,931
FEDERAL NATL MTG ASSN	1,700,000	principal, 7.125% 01/15/2030 DD 01/15/00	2,591,048
FEDERAL NATL MTG ASSN	500,000	principal, 7.250% 05/15/2030 DD 05/05/00	778,212
FEDERAL NATL MTG ASSN	4,500,000	principal, 8.100% 08/12/2019 DD 08/10/89	5,770,557
FEDERAL NATL MTG ASSN DISC	300,000	principal, 0.000% 02/11/2015 DD 02/18/14	299,893
FEDERAL NATL MTG ASSN DISC	9,300,000	principal, 0.000% 03/04/2015 DD 03/10/201	9,295,999

Hewlett-Packard Company 401(k) Plan EIN: 94-1081436 PN: 004 Schedule H, Line 4i - Schedule of Assets (Held at End of Year) (continued) December 31, 2014

(a)	(b) Identity of Issue, Borrower, Lessor, or Similar Party	(c) Description of Investment, Including Maturity Date, Rate of Interest, Collateral, and Par or Maturity Value	(e) Current Value

U.S. Government Securities (continued):
FEDERAL NATL MTG ASSN DISC	600,000	principal, MAT 02/17/2015	$599,981
FEDERAL NATL MTG ASSN DISC	46,000,000	principal, MAT 03/16/2015	45,989,388
FEDERAL NATL MTG ASSN DISC NT	12,900,000	principal, MAT 05/01/2015	12,894,467
FEDERAL NATL MTG ASSN STRIP	3,300,000	principal, 0.000% 03/23/2028 DD 03/23/98	2,156,527
FEDERAL NATL MTG ASSN STRIP	200,000	principal, 0.000% 11/15/2030 DD 11/03/00	118,570
FHLMC POOL #1B-8370	1,664,209	principal, VAR RT 06/01/2041 DD 06/01/11	1,768,527
FHLMC POOL #1B-8498	1,052,084	principal, VAR RT 08/01/2041 DD 07/01/11	1,113,524
FHLMC POOL #1B-8558	1,433,354	principal, VAR RT 08/01/2041 DD 08/01/11	1,514,284
FHLMC POOL #1B-8830	605,052	principal, VAR RT 10/01/2041 DD 09/01/11	640,747
FHLMC POOL #1K-0164	2,101,901	principal, VAR RT 04/01/2038 DD 03/01/08	2,229,569
FHLMC POOL #1Q-0092	213,677	principal, VAR RT 03/01/2036 DD 07/01/06	227,620
FHLMC POOL #1Q-0378	1,049,022	principal, VAR RT 12/01/2037 DD 12/01/07	1,118,221
FHLMC POOL #1Q-0379	955,323	principal, VAR RT 11/01/2037 DD 12/01/07	1,007,412
FHLMC POOL #1Q-1101	5,150,849	principal, VAR RT 08/01/2037 DD 11/01/10	5,547,223
FHLMC POOL #1Q-1542	95,549	principal, VAR RT 10/01/2038 DD 07/01/13	101,881
FHLMC POOL #2B-0065	60,411	principal, VAR RT 12/01/2041 DD 12/01/11	62,438
FHLMC POOL #2B-1430	2,656,877	principal, VAR RT 06/01/2043 DD 05/01/13	2,726,892
FHLMC POOL #2B-2278	1,385,480	principal, VAR RT 02/01/2044 DD 02/01/14	1,436,845
FHLMC POOL #2B-3012	1,716,860	principal, VAR RT 08/01/2044 DD 08/01/14	1,770,646
FHLMC POOL #2B-3311	2,964,415	principal, VAR RT 10/01/2044 DD 10/01/14	3,068,761
FHLMC POOL #2B-3546	1,486,000	principal, VAR RT 12/01/2044 DD 12/01/14	1,543,042
FHLMC POOL #78-3058	183,519	principal, VAR RT 03/01/2035 DD 03/01/05	196,162
FHLMC POOL #84-8642	1,725,823	principal, VAR RT 07/01/2038 DD 11/01/11	1,832,488
FHLMC POOL #84-9201	1,430,810	principal, VAR RT 12/01/2043 DD 12/01/13	1,493,502
FHLMC POOL #84-9254	2,583,265	principal, VAR RT 01/01/2042 DD 02/01/14	2,675,025
FHLMC POOL #84-9434	1,919,362	principal, VAR RT 08/01/2044 DD 08/01/14	1,959,021
FHLMC POOL #84-9465	1,158,867	principal, VAR RT 09/01/2043 DD 09/01/14	1,187,907
FHLMC POOL #A6-4639	104,586	principal, 6.500% 08/01/2037 DD 08/01/07	120,823
FHLMC POOL #B1-3067	256,691	principal, 4.500% 03/01/2019 DD 03/01/04	270,124
FHLMC POOL #B1-5068	271,944	principal, 5.000% 06/01/2019 DD 06/01/04	288,507
FHLMC POOL #B1-5759	880,966	principal, 4.500% 07/01/2019 DD 07/01/04	926,935
FHLMC POOL #C0-1649	230,890	principal, 5.500% 10/01/2033 DD 10/01/03	259,883
FHLMC POOL #C9-0830	109,523	principal, 4.500% 05/01/2024 DD 05/01/04	118,643
FHLMC POOL #C9-0871	169,015	principal, 5.000% 12/01/2024 DD 12/01/04	186,345
FHLMC POOL #C9-1335	609,680	principal, 4.000% 09/01/2030 DD 09/01/10	655,956
FHLMC POOL #C9-1339	706,918	principal, 4.000% 10/01/2030 DD 10/01/10	760,586
FHLMC POOL #C9-1495	433,623	principal, 4.500% 07/01/2032 DD 07/01/12	471,766
FHLMC POOL #D9-8605	708,017	principal, 4.500% 04/01/2031 DD 04/01/11	771,628
FHLMC POOL #D9-8717	268,274	principal, 4.000% 06/01/2031 DD 06/01/11	288,979
FHLMC POOL #E0-0996	71,026	principal, 6.500% 07/01/2016 DD 07/01/01	73,127
FHLMC POOL #E0-1508	1,190,354	principal, 4.500% 08/01/2018 DD 08/01/03	1,250,500
FHLMC POOL #E0-1553	643,274	principal, 4.500% 10/01/2018 DD 10/01/03	675,704
FHLMC POOL #E0-2429	55,188	principal, 6.000% 12/01/2022 DD 12/01/07	60,332
FHLMC POOL #E0-2684	742,128	principal, 4.500% 03/01/2025 DD 03/01/10	790,120
FHLMC POOL #E9-5004	640,555	principal, 5.000% 03/01/2018 DD 03/01/03	673,016
FHLMC POOL #E9-7055	245,537	principal, 4.500% 06/01/2018 DD 06/01/03	257,829
FHLMC POOL #E9-8683	61,804	principal, 4.500% 08/01/2018 DD 08/01/03	64,903
FHLMC POOL #F8-9904	199,001	principal, 5.500% 12/01/2019 DD 11/01/05	210,479
FHLMC POOL #G0-1665	160,187	principal, 5.500% 03/01/2034 DD 02/01/04	180,920
FHLMC POOL #G0-1749	739,386	principal, 5.500% 01/01/2035 DD 12/01/04	834,997
FHLMC POOL #G0-1767	390,510	principal, 6.500% 12/01/2032 DD 01/01/05	456,869

Hewlett-Packard Company 401(k) Plan EIN: 94-1081436 PN: 004 Schedule H, Line 4i - Schedule of Assets (Held at End of Year) (continued) December 31, 2014

(a)	(b) Identity of Issue, Borrower, Lessor, or Similar Party	(c) Description of Investment, Including Maturity Date, Rate of Interest, Collateral, and Par or Maturity Value	(e) Current Value

U.S. Government Securities (continued):
FHLMC POOL #G0-1768	269,619	principal, 6.500% 12/01/2031 DD 01/01/05	$314,406
FHLMC POOL #G0-1770	295,467	principal, 5.500% 01/01/2035 DD 01/01/05	333,770
FHLMC POOL #G0-1837	300,403	principal, 5.000% 07/01/2035 DD 06/01/05	332,621
FHLMC POOL #G0-4710	467,420	principal, 6.000% 09/01/2038 DD 09/01/08	531,077
FHLMC POOL #G0-4772	87,829	principal, 7.000% 08/01/2038 DD 10/01/08	97,607
FHLMC POOL #G0-5080	177,186	principal, 4.500% 02/01/2037 DD 12/01/08	193,254
FHLMC POOL #G0-6084	3,292,819	principal, 6.500% 12/01/2038 DD 11/01/10	3,741,184
FHLMC POOL #G0-6778	342,225	principal, 4.500% 12/01/2037 DD 10/01/11	372,594
FHLMC POOL #G0-7598	1,173,075	principal, 4.500% 11/01/2043 DD 01/01/14	1,299,054
FHLMC POOL #G0-7612	928,789	principal, 4.500% 12/01/2043 DD 01/01/14	1,011,179
FHLMC POOL #G0-7857	2,595,753	principal, 4.500% 04/01/2040 DD 11/01/14	2,818,022
FHLMC POOL #G1-1516	95,083	principal, 6.000% 03/01/2018 DD 02/01/04	98,670
FHLMC POOL #G1-1601	37,150	principal, 6.000% 02/01/2019 DD 08/01/04	38,307
FHLMC POOL #G1-1683	78,297	principal, 5.000% 02/01/2020 DD 03/01/05	83,940
FHLMC POOL #G1-1772	789,143	principal, 4.500% 09/01/2020 DD 09/01/05	841,557
FHLMC POOL #G1-1896	561,041	principal, 4.500% 01/01/2021 DD 01/01/06	598,224
FHLMC POOL #G1-1941	649,010	principal, 5.500% 04/01/2021 DD 03/01/06	707,001
FHLMC POOL #G1-1987	380,300	principal, 5.000% 04/01/2021 DD 04/01/06	405,209
FHLMC POOL #G1-2250	304,120	principal, 4.500% 06/01/2021 DD 07/01/06	324,353
FHLMC POOL #G1-2322	855,737	principal, 5.500% 07/01/2021 DD 08/01/06	932,341
FHLMC POOL #G1-2379	223,532	principal, 4.500% 06/01/2021 DD 09/01/06	238,386
FHLMC POOL #G1-2446	317,441	principal, 4.500% 09/01/2020 DD 11/01/06	334,043
FHLMC POOL #G1-2454	149,260	principal, 5.500% 11/01/2021 DD 11/01/06	162,576
FHLMC POOL #G1-2471	848,910	principal, 4.500% 12/01/2018 DD 12/01/06	891,399
FHLMC POOL #G1-2511	398,974	principal, 6.000% 02/01/2022 DD 01/01/07	436,295
FHLMC POOL #G1-2578	1,198,422	principal, 5.500% 02/01/2022 DD 02/01/07	1,305,470
FHLMC POOL #G1-2593	122,007	principal, 5.000% 09/01/2021 DD 02/01/07	131,097
FHLMC POOL #G1-2602	396,405	principal, 6.500% 03/01/2022 DD 03/01/07	431,012
FHLMC POOL #G1-2609	145,028	principal, 5.500% 04/01/2022 DD 03/01/07	158,078
FHLMC POOL #G1-2610	59,146	principal, 6.000% 03/01/2022 DD 03/01/07	64,975
FHLMC POOL #G1-2649	288,688	principal, 5.500% 05/01/2022 DD 04/01/07	314,461
FHLMC POOL #G1-2679	179,688	principal, 5.500% 08/01/2020 DD 04/01/07	191,700
FHLMC POOL #G1-2717	285,654	principal, 5.500% 11/01/2021 DD 06/01/07	303,788
FHLMC POOL #G1-2834	425,049	principal, 6.000% 11/01/2022 DD 10/01/07	466,644
FHLMC POOL #G1-2870	68,051	principal, 5.000% 12/01/2021 DD 10/01/07	73,120
FHLMC POOL #G1-2875	380,100	principal, 6.500% 11/01/2022 DD 10/01/07	420,864
FHLMC POOL #G1-2922	170,421	principal, 5.500% 12/01/2022 DD 11/01/07	186,122
FHLMC POOL #G1-3102	281,851	principal, 4.500% 08/01/2022 DD 03/01/08	300,577
FHLMC POOL #G1-3272	257,077	principal, 4.500% 08/01/2020 DD 09/01/08	270,507
FHLMC POOL #G1-3346	420,331	principal, 6.000% 03/01/2023 DD 11/01/08	462,870
FHLMC POOL #G1-3493	1,127,923	principal, 5.500% 01/01/2024 DD 03/01/09	1,225,039
FHLMC POOL #G1-3621	221,546	principal, 6.500% 08/01/2021 DD 07/01/09	230,755
FHLMC POOL #G1-3645	3,699,806	principal, 5.500% 05/01/2024 DD 08/01/09	4,039,952
FHLMC POOL #G1-3774	52,781	principal, 5.500% 12/01/2020 DD 02/01/10	56,295
FHLMC POOL #G1-3804	403,222	principal, 5.000% 03/01/2025 DD 04/01/10	442,207
FHLMC POOL #G1-3857	1,224,463	principal, 5.500% 12/01/2024 DD 07/01/10	1,337,042
FHLMC POOL #G1-3889	1,322,564	principal, 5.500% 12/01/2024 DD 08/01/10	1,443,852
FHLMC POOL #G1-4010	374,954	principal, 5.500% 05/01/2022 DD 12/01/10	399,950
FHLMC POOL #G1-4159	991,660	principal, 4.000% 06/01/2026 DD 05/01/11	1,061,692
FHLMC POOL #G1-4160	253,384	principal, 6.000% 01/01/2024 DD 06/01/11	265,103
FHLMC POOL #G1-4199	182,170	principal, 4.500% 07/01/2026 DD 07/01/11	196,839
FHLMC POOL #G1-4204	1,158,919	principal, 4.500% 06/01/2026 DD 07/01/11	1,252,544

Hewlett-Packard Company 401(k) Plan EIN: 94-1081436 PN: 004 Schedule H, Line 4i - Schedule of Assets (Held at End of Year) (continued) December 31, 2014

(a)	(b) Identity of Issue, Borrower, Lessor, or Similar Party	(c) Description of Investment, Including Maturity Date, Rate of Interest, Collateral, and Par or Maturity Value	(e) Current Value

U.S. Government Securities (continued):
FHLMC POOL #G1-4216	778,186	principal, 3.500% 07/01/2021 DD 08/01/11	$822,685
FHLMC POOL #G1-4223	1,675,879	principal, 5.500% 07/01/2024 DD 08/01/11	1,787,139
FHLMC POOL #G1-4273	2,000,162	principal, 5.000% 07/01/2025 DD 10/01/11	2,175,541
FHLMC POOL #G1-4361	667,410	principal, 5.000% 07/01/2025 DD 01/01/12	717,044
FHLMC POOL #G1-4451	1,278,347	principal, 6.000% 01/01/2024 DD 04/01/12	1,341,718
FHLMC POOL #G1-4550	3,212,718	principal, 4.500% 09/01/2026 DD 08/01/12	3,469,817
FHLMC POOL #G1-4668	967,468	principal, 4.000% 12/01/2026 DD 01/01/13	1,030,041
FHLMC POOL #G1-4680	18,491,885	principal, 4.000% 07/01/2026 DD 02/01/13	19,750,301
FHLMC POOL #G1-4921	1,689,413	principal, 4.500% 08/01/2020 DD 11/01/13	1,777,015
FHLMC POOL #G1-5113	2,879,080	principal, 4.500% 09/01/2026 DD 05/01/14	3,029,208
FHLMC POOL #G1-5118	1,983,595	principal, 4.500% 09/01/2026 DD 06/01/14	2,082,938
FHLMC POOL #G1-5123	2,708,396	principal, 3.000% 06/01/2024 DD 06/01/14	2,828,790
FHLMC POOL #G1-8009	314,993	principal, 5.000% 09/01/2019 DD 09/01/04	334,237
FHLMC POOL #G1-8064	412,081	principal, 4.500% 07/01/2020 DD 07/01/05	439,340
FHLMC POOL #G1-8251	153,177	principal, 5.000% 05/01/2023 DD 05/01/08	166,690
FHLMC POOL #G1-8306	532,629	principal, 4.500% 04/01/2024 DD 04/01/09	575,136
FHLMC POOL #G1-8330	558,970	principal, 4.500% 11/01/2024 DD 11/01/09	603,624
FHLMC POOL #G1-8519	1,230,717	principal, 3.500% 07/01/2029 DD 07/01/14	1,301,079
FHLMC POOL #G3-0289	1,298,405	principal, 7.000% 09/01/2025 DD 05/01/06	1,443,634
FHLMC POOL #G3-0689	3,750,307	principal, 4.500% 07/01/2032 DD 07/01/14	4,079,803
FHLMC POOL #H0-9069	111,989	principal, 6.500% 09/01/2037 DD 09/01/07	119,828
FHLMC POOL #H0-9070	96,052	principal, 6.500% 09/01/2037 DD 09/01/07	107,021
FHLMC POOL #H0-9098	88,074	principal, 6.500% 10/01/2037 DD 10/01/07	103,225
FHLMC POOL #H0-9197	210,804	principal, 6.500% 10/01/2038 DD 07/01/09	236,391
FHLMC POOL #H0-9203	254,200	principal, 6.000% 06/01/2038 DD 01/01/10	280,630
FHLMC POOL #H0-9207	631,842	principal, 6.500% 08/01/2038 DD 07/01/10	699,069
FHLMC POOL #J0-3296	50,049	principal, 6.000% 09/01/2021 DD 09/01/06	54,269
FHLMC POOL #J0-3686	32,753	principal, 6.000% 11/01/2016 DD 10/01/06	33,867
FHLMC POOL #J0-5404	522,508	principal, 6.000% 08/01/2022 DD 08/01/07	563,596
FHLMC POOL #J0-6466	739,008	principal, 6.000% 11/01/2022 DD 11/01/07	813,375
FHLMC POOL #J1-0791	698,010	principal, 4.500% 09/01/2024 DD 09/01/09	754,132
FHLMC POOL #J1-1371	712,314	principal, 4.500% 12/01/2024 DD 12/01/09	769,412
FHLMC POOL #J1-1379	932,444	principal, 4.500% 12/01/2024 DD 12/01/09	1,007,535
FHLMC POOL #J1-1722	235,228	principal, 4.500% 02/01/2025 DD 02/01/10	254,071
FHLMC POOL #J1-1857	520,124	principal, 4.000% 04/01/2025 DD 03/01/10	555,365
FHLMC POOL #J1-2606	473,046	principal, 4.500% 07/01/2025 DD 07/01/10	511,039
FHLMC POOL #J1-3273	1,092,943	principal, 3.500% 10/01/2025 DD 10/01/10	1,155,428
FHLMC POOL #J1-5784	181,095	principal, 4.500% 06/01/2026 DD 06/01/11	195,681
FHLMC POOL #J1-6228	146,049	principal, 4.500% 08/01/2026 DD 07/01/11	157,780
FHLMC POOL #J1-6394	911,430	principal, 3.500% 08/01/2021 DD 08/01/11	963,731
FHLMC POOL #K9-1355	397,055	principal, 4.000% 04/01/2032 DD 11/01/13	427,060
FHLMC POOL #P6-0959	1,778,128	principal, 4.500% 09/01/2020 DD 05/01/08	1,862,507
FHLMC GOLD SFM	2,390,000	principal, 3.500% 01/01/2030 DD 01/01/15	2,522,944
FHLMC MULTICLASS CTF 4283 EW	3,465,292	principal, VAR RT 12/15/2043 DD 12/01/13	3,815,307
FHLMC MULTICLASS MT	4,885,048	principal, VAR RT 09/25/2022 DD 01/01/13	266,235
FHLMC MULTICLASS MT	2,539,849	principal, VAR RT 11/25/2022 DD 05/01/13	167,165
FHLMC MULTICLASS MTG	612,408	principal, 4.500% 08/15/2018 DD 08/01/03	640,246
FHLMC MULTICLASS MTG 2209 B	630,512	principal, 7.500% 01/20/2030 DD 01/01/00	721,705
FHLMC MULTICLASS MTG 2425 JH	9,514	principal, 6.000% 03/15/2017 DD 03/01/02	9,892
FHLMC MULTICLASS MTG 2456 CJ	297,279	principal, 6.500% 06/15/2032 DD 06/01/02	333,248
FHLMC MULTICLASS MTG 2525 BG	566,226	principal, 5.500% 07/15/2032 DD 11/01/02	574,845
FHLMC MULTICLASS MTG 2543 LX	131,712	principal, 5.000% 12/15/2017 DD 12/01/02	137,623

Hewlett-Packard Company 401(k) Plan EIN: 94-1081436 PN: 004 Schedule H, Line 4i - Schedule of Assets (Held at End of Year) (continued) December 31, 2014

(a)	(b) Identity of Issue, Borrower, Lessor, or Similar Party	(c) Description of Investment, Including Maturity Date, Rate of Interest, Collateral, and Par or Maturity Value	(e) Current Value

U.S. Government Securities (continued):
FHLMC MULTICLASS MTG 2557 GU	124,959	principal, 5.000% 01/15/2018 DD 01/01/03	$130,789
FHLMC MULTICLASS MTG 2574 JM	49,624	principal, 5.000% 12/15/2022 DD 02/01/03	50,339
FHLMC MULTICLASS MTG 2582 CB	3,671,316	principal, 5.000% 03/15/2018 DD 03/01/03	3,846,647
FHLMC MULTICLASS MTG 2590 WK	801,340	principal, 5.500% 03/15/2033 DD 03/01/03	887,512
FHLMC MULTICLASS MTG 2626 TB	445,484	principal, 5.000% 06/15/2033 DD 06/01/03	480,718
FHLMC MULTICLASS MTG 2628 AB	210,146	principal, 4.500% 06/15/2018 DD 06/01/03	219,175
FHLMC MULTICLASS MTG 2633 PE	131,980	principal, 4.500% 06/15/2018 DD 06/01/03	137,677
FHLMC MULTICLASS MTG 2638 MJ	711,943	principal, 5.000% 07/15/2033 DD 07/01/03	785,015
FHLMC MULTICLASS MTG 2642 JE	368,761	principal, 5.000% 09/15/2032 DD 07/01/03	378,901
FHLMC MULTICLASS MTG 2661 FG	77,548	principal, VAR RT 03/15/2017 DD 08/15/03	77,727
FHLMC MULTICLASS MTG 2663 ME	2,472,711	principal, 5.000% 08/15/2018 DD 08/01/03	2,596,270
FHLMC MULTICLASS MTG 2686 CL	199,615	principal, 3.500% 10/15/2018 DD 10/01/03	206,597
FHLMC MULTICLASS MTG 2706 BL	126,496	principal, 3.500% 11/15/2018 DD 11/01/03	130,942
FHLMC MULTICLASS MTG 2720 PC	44,839	principal, 5.000% 12/15/2023 DD 12/01/03	48,510
FHLMC MULTICLASS MTG 2744 JH	594,000	principal, 5.000% 02/15/2034 DD 02/01/04	656,975
FHLMC MULTICLASS MTG 2762 LY	358,419	principal, 5.000% 03/15/2034 DD 03/01/04	395,242
FHLMC MULTICLASS MTG 2785 NC	1,456,051	principal, 4.000% 04/15/2019 DD 04/01/04	1,515,740
FHLMC MULTICLASS MTG 2786 BC	859,215	principal, 4.000% 04/15/2019 DD 04/01/04	899,532
FHLMC MULTICLASS MTG 2798 JL	305,143	principal, 4.500% 05/15/2019 DD 05/01/04	319,689
FHLMC MULTICLASS MTG 2843 BC	418,965	principal, 5.000% 08/15/2019 DD 08/01/04	442,284
FHLMC MULTICLASS MTG 2853 EY	542,974	principal, 4.500% 09/15/2024 DD 09/01/04	572,781
FHLMC MULTICLASS MTG 2854 DL	554,462	principal, 4.000% 09/15/2019 DD 09/01/04	577,785
FHLMC MULTICLASS MTG 2866 W	635,693	principal, 4.500% 08/15/2034 DD 10/01/04	669,811
FHLMC MULTICLASS MTG 2892 AD	31,558	principal, 5.000% 11/15/2024 DD 11/01/04	34,602
FHLMC MULTICLASS MTG 2935 AC	1,408,737	principal, 5.000% 02/15/2025 DD 02/01/05	1,525,382
FHLMC MULTICLASS MTG 2988 TY	295,789	principal, 5.500% 06/15/2025 DD 06/01/05	326,660
FHLMC MULTICLASS MTG 2999 ND	1,187,112	principal, 4.500% 07/15/2020 DD 07/01/05	1,249,618
FHLMC MULTICLASS MTG 314 F2	2,287,277	principal, VAR RT 09/15/2043 DD 09/15/13	2,305,516
FHLMC MULTICLASS MTG 317 F3	3,105,181	principal, VAR RT 11/15/2043 DD 11/15/13	3,138,953
FHLMC MULTICLASS MTG 3204 NV	337,421	principal, 5.000% 08/15/2017 DD 08/01/06	342,309
FHLMC MULTICLASS MTG 3208 FJ	2,055,552	principal, VAR RT 08/15/2036 DD 08/15/06	2,063,213
FHLMC MULTICLASS MTG 3288 HB	1,268,755	principal, 4.500% 03/15/2022 DD 03/01/07	1,333,059
FHLMC MULTICLASS MTG 3291 BY	2,554,455	principal, 4.500% 03/15/2022 DD 03/01/07	2,704,182
FHLMC MULTICLASS MTG 3440 JA	80,497	principal, 4.500% 10/15/2017 DD 04/01/08	80,857
FHLMC MULTICLASS MTG 3537 DL	1,173,331	principal, 6.000% 05/15/2039 DD 05/01/09	1,324,089
FHLMC MULTICLASS MTG 3574 D	459,429	principal, 5.000% 09/15/2039 DD 09/01/09	502,039
FHLMC MULTICLASS MTG 3613 HJ	2,262,727	principal, 5.500% 12/15/2039 DD 12/01/09	2,544,776
FHLMC MULTICLASS MTG 3811 PA	1,710,791	principal, 5.000% 09/15/2040 DD 02/01/11	1,815,810
FHLMC MULTICLASS MTG 3814 A	403,520	principal, 3.000% 10/15/2023 DD 02/01/11	416,169
FHLMC MULTICLASS MTG 3842 YJ	402,202	principal, 3.500% 12/15/2023 DD 04/01/11	410,823
FHLMC MULTICLASS MTG 3890 A	221,243	principal, 5.000% 11/15/2036 DD 07/01/11	228,117
FHLMC MULTICLASS MTG 4031 AB	884,473	principal, 5.500% 06/15/2037 DD 04/01/12	994,464
FHLMC MULTICLASS MTG 4240 FA	3,849,889	principal, VAR RT 08/15/2043 DD 08/15/13	3,857,724
FHLMC MULTICLASS MTG 4310 FA	1,372,167	principal, VAR RT 02/15/2044 DD 02/15/14	1,384,991
FHLMC MULTICLASS MTG 51 1A	331,197	principal, VAR RT 09/25/2043 DD 10/01/02	379,247
FHLMC MULTICLASS MTG 54 3A	583,376	principal, 7.000% 02/25/2043 DD 02/01/03	710,827
FHLMC MULTICLASS MTG K002 A1A2	330,000	principal, 4.879% 05/19/2017 DD 06/01/07	355,306
FHLMC MULTICLASS MTG K013 A1	1,438,477	principal, 2.902% 08/25/2020 DD 05/01/11	1,485,960
FHLMC MULTICLASS MTG K023 X1	9,871,092	principal, VAR RT 08/25/2022 DD 12/01/12	778,375
FHLMC MULTICLASS MTG K503 X1IO	42,885,770	principal, VAR RT 08/25/2019 DD 10/01/14	931,522
FHLMC MULTICLASS MTG K701 A2	2,250,000	principal, VAR RT 11/25/2017 DD 03/01/11	2,392,400
FHLMC MULTICLASS MTG KF01 A	795,700	principal, VAR RT 04/25/2019 DD 10/25/12	796,078

Hewlett-Packard Company 401(k) Plan EIN: 94-1081436 PN: 004 Schedule H, Line 4i - Schedule of Assets (Held at End of Year) (continued) December 31, 2014

(a)	(b) Identity of Issue, Borrower, Lessor, or Similar Party	(c) Description of Investment, Including Maturity Date, Rate of Interest, Collateral, and Par or Maturity Value	(e) Current Value

U.S. Government Securities (continued):
FNMA POOL #0190129	312,475	principal, 6.000% 11/01/2023 DD 11/01/93	$358,206
FNMA POOL #0254688	264,317	principal, 5.500% 03/01/2023 DD 02/01/03	295,356
FNMA POOL #0254693	603,105	principal, 5.500% 04/01/2033 DD 03/01/03	679,673
FNMA POOL #0254767	2,011,160	principal, 5.500% 06/01/2033 DD 05/01/03	2,266,854
FNMA POOL #0254799	1,033,053	principal, 5.000% 07/01/2023 DD 06/01/03	1,140,524
FNMA POOL #0254908	103,013	principal, 5.000% 09/01/2023 DD 08/01/03	113,729
FNMA POOL #0254963	207,545	principal, 5.500% 10/01/2023 DD 09/01/03	231,927
FNMA POOL #0254985	262,090	principal, 5.000% 11/01/2023 DD 10/01/03	289,356
FNMA POOL #0254986	145,139	principal, 5.500% 11/01/2023 DD 10/01/03	162,190
FNMA POOL #0255029	46,653	principal, 5.000% 12/01/2023 DD 11/01/03	51,507
FNMA POOL #0255456	173,224	principal, 5.500% 10/01/2024 DD 09/01/04	193,566
FNMA POOL #0255547	296,173	principal, 4.500% 01/01/2020 DD 12/01/04	313,290
FNMA POOL #0255575	284,994	principal, 5.500% 01/01/2025 DD 12/01/04	318,548
FNMA POOL #0255582	801,460	principal, 5.000% 01/01/2025 DD 12/01/04	884,838
FNMA POOL #0255713	204,787	principal, 4.500% 04/01/2025 DD 03/01/05	222,236
FNMA POOL #0255735	1,446,017	principal, 5.000% 06/01/2020 DD 05/01/05	1,553,356
FNMA POOL #0255841	421,257	principal, 5.000% 09/01/2020 DD 08/01/05	452,588
FNMA POOL #0256045	21,040	principal, 5.000% 12/01/2025 DD 11/01/05	23,229
FNMA POOL #0256335	47,167	principal, 6.000% 07/01/2016 DD 06/01/06	48,555
FNMA POOL #0256628	320,065	principal, 6.500% 02/01/2027 DD 01/01/07	367,346
FNMA POOL #0256653	252,067	principal, 6.500% 03/01/2027 DD 02/01/07	288,670
FNMA POOL #0256928	227,227	principal, 6.000% 10/01/2027 DD 09/01/07	257,613
FNMA POOL #0256937	47,866	principal, 6.500% 10/01/2037 DD 09/01/07	51,936
FNMA POOL #0256939	218,982	principal, 7.000% 10/01/2037 DD 09/01/07	249,792
FNMA POOL #0257007	837,317	principal, 6.000% 12/01/2027 DD 11/01/07	948,308
FNMA POOL #0257295	139,421	principal, 6.000% 07/01/2028 DD 06/01/08	158,537
FNMA POOL #0257422	197,531	principal, 6.000% 10/01/2028 DD 09/01/08	224,492
FNMA POOL #0357477	641,655	principal, 5.000% 01/01/2019 DD 01/01/04	687,115
FNMA POOL #0357695	184,831	principal, 4.500% 01/01/2020 DD 01/01/05	195,493
FNMA POOL #0466807	185,330	principal, 3.320% 01/01/2018 DD 01/01/11	190,608
FNMA POOL #0535943	202,606	principal, 5.500% 12/01/2030 DD 04/01/01	227,042
FNMA POOL #0545723	293,553	principal, 7.000% 04/01/2032 DD 05/01/02	332,433
FNMA POOL #0545874	572,786	principal, 6.500% 08/01/2032 DD 08/01/02	652,303
FNMA POOL #0555342	73,500	principal, 6.000% 11/01/2017 DD 03/01/03	76,512
FNMA POOL #0555413	149,379	principal, 6.000% 03/01/2018 DD 04/01/03	156,133
FNMA POOL #0555424	1,556,233	principal, 5.500% 05/01/2033 DD 04/01/03	1,754,213
FNMA POOL #0555432	80,065	principal, 5.500% 05/01/2033 DD 04/01/03	90,227
FNMA POOL #0555531	4,086,330	principal, 5.500% 06/01/2033 DD 05/01/03	4,606,103
FNMA POOL #0555592	480,288	principal, 5.500% 07/01/2033 DD 06/01/03	541,335
FNMA POOL #0679887	563,120	principal, 7.000% 08/01/2032 DD 12/01/02	660,056
FNMA POOL #0689019	623,438	principal, VAR RT 05/01/2033 DD 05/01/03	668,521
FNMA POOL #0724906	890,115	principal, 5.000% 07/01/2018 DD 06/01/03	905,866
FNMA POOL #0725014	522,570	principal, 5.500% 12/01/2033 DD 11/01/03	592,909
FNMA POOL #0725045	1,586,097	principal, 4.500% 11/01/2018 DD 12/01/03	1,667,444
FNMA POOL #0725135	113,945	principal, 6.000% 05/01/2018 DD 12/01/03	118,093
FNMA POOL #0725157	92,168	principal, 6.500% 09/01/2017 DD 01/01/04	96,465
FNMA POOL #0725160	85,474	principal, 6.500% 04/01/2018 DD 01/01/04	88,634
FNMA POOL #0725162	2,207,900	principal, 6.000% 02/01/2034 DD 01/01/04	2,523,013
FNMA POOL #0725180	183,575	principal, 7.000% 09/01/2028 DD 01/01/04	203,262
FNMA POOL #0725194	61,075	principal, 6.000% 12/01/2018 DD 01/01/04	63,500
FNMA POOL #0725205	2,064,899	principal, 5.000% 03/01/2034 DD 02/01/04	2,287,449
FNMA POOL #0725352	1,109,863	principal, 4.500% 04/01/2019 DD 03/01/04	1,169,214

Hewlett-Packard Company 401(k) Plan EIN: 94-1081436 PN: 004 Schedule H, Line 4i - Schedule of Assets (Held at End of Year) (continued) December 31, 2014

(a)	(b) Identity of Issue, Borrower, Lessor, or Similar Party	(c) Description of Investment, Including Maturity Date, Rate of Interest, Collateral, and Par or Maturity Value	(e) Current Value

U.S. Government Securities (continued):
FNMA POOL #0725425	840,159	principal, 5.500% 04/01/2034 DD 04/01/04	$946,270
FNMA POOL #0725678	108,317	principal, 6.000% 02/01/2019 DD 07/01/04	112,456
FNMA POOL #0725946	575,454	principal, 5.500% 11/01/2034 DD 10/01/04	647,210
FNMA POOL #0725993	110,061	principal, 6.000% 09/01/2019 DD 10/01/04	114,713
FNMA POOL #0733533	1,820,560	principal, 4.500% 08/01/2033 DD 08/01/03	1,984,140
FNMA POOL #0734741	87,626	principal, 4.000% 10/01/2018 DD 10/01/03	92,881
FNMA POOL #0735415	237,159	principal, 6.500% 12/01/2032 DD 03/01/05	274,465
FNMA POOL #0735439	121,243	principal, 6.000% 09/01/2019 DD 03/01/05	126,971
FNMA POOL #0735646	1,624,112	principal, 4.500% 07/01/2020 DD 06/01/05	1,718,923
FNMA POOL #0735715	1,009,845	principal, 5.500% 05/01/2035 DD 07/01/05	1,138,313
FNMA POOL #0735841	125,129	principal, 4.500% 11/01/2019 DD 08/01/05	131,808
FNMA POOL #0735989	341,003	principal, 5.500% 02/01/2035 DD 10/01/05	384,236
FNMA POOL #0745017	330,879	principal, 4.500% 07/01/2020 DD 10/01/05	348,544
FNMA POOL #0745018	175,371	principal, 4.000% 09/01/2020 DD 10/01/05	185,861
FNMA POOL #0745096	194,123	principal, 5.500% 11/01/2034 DD 11/01/05	218,793
FNMA POOL #0745393	144,436	principal, 4.500% 09/01/2020 DD 02/01/06	152,149
FNMA POOL #0745453	85,397	principal, 5.500% 03/01/2021 DD 03/01/06	93,401
FNMA POOL #0745454	180,469	principal, 4.000% 12/01/2020 DD 03/01/06	191,258
FNMA POOL #0745596	163,821	principal, 6.500% 04/01/2021 DD 05/01/06	174,714
FNMA POOL #0745629	1,371,680	principal, 5.160% 01/01/2018 DD 06/01/06	1,431,973
FNMA POOL #0745751	697,924	principal, 5.500% 09/01/2035 DD 07/01/06	785,080
FNMA POOL #0745986	434,586	principal, 5.500% 06/01/2020 DD 10/01/06	459,569
FNMA POOL #0761402	627,369	principal, 4.500% 05/01/2019 DD 05/01/04	663,611
FNMA POOL #0770118	260,527	principal, 4.500% 04/01/2019 DD 03/01/04	274,268
FNMA POOL #0773515	213,797	principal, 5.000% 09/01/2019 DD 09/01/04	228,983
FNMA POOL #0806697	439,456	principal, VAR RT 01/01/2035 DD 12/01/04	471,601
FNMA POOL #0832100	470,257	principal, VAR RT 07/01/2035 DD 07/01/05	503,473
FNMA POOL #0852931	255,819	principal, 4.500% 04/01/2021 DD 04/01/06	270,811
FNMA POOL #0879112	67,742	principal, 5.000% 05/01/2021 DD 05/01/06	73,070
FNMA POOL #0888017	510,368	principal, 6.000% 11/01/2021 DD 11/01/06	558,891
FNMA POOL #0888079	341,053	principal, 6.500% 10/01/2026 DD 12/01/06	388,399
FNMA POOL #0888303	74,665	principal, 4.000% 03/01/2022 DD 03/01/07	79,069
FNMA POOL #0888366	240,315	principal, 7.000% 04/01/2037 DD 04/01/07	269,926
FNMA POOL #0888367	2,939,172	principal, 7.000% 03/01/2037 DD 04/01/07	3,459,710
FNMA POOL #0888369	111,539	principal, 7.000% 03/01/2037 DD 04/01/07	124,776
FNMA POOL #0888381	431,802	principal, 5.505% 04/01/2017 DD 04/01/07	468,852
FNMA POOL #0888410	441,178	principal, 6.500% 04/01/2022 DD 05/01/07	480,035
FNMA POOL #0888436	261,746	principal, 5.000% 12/01/2021 DD 05/01/07	282,361
FNMA POOL #0888450	307,857	principal, 5.500% 08/01/2035 DD 05/01/07	347,006
FNMA POOL #0888564	676,822	principal, 5.000% 10/01/2021 DD 07/01/07	730,080
FNMA POOL #0888631	655,009	principal, 6.000% 08/01/2022 DD 08/01/07	717,384
FNMA POOL #0888673	196,440	principal, 6.000% 04/01/2035 DD 08/01/07	224,799
FNMA POOL #0888736	325,991	principal, 6.000% 10/01/2037 DD 09/01/07	358,210
FNMA POOL #0888878	337,014	principal, 6.500% 10/01/2022 DD 11/01/07	366,541
FNMA POOL #0888956	287,367	principal, 6.000% 03/01/2036 DD 12/01/07	329,539
FNMA POOL #0888996	693,073	principal, 5.500% 09/01/2036 DD 12/01/07	779,903
FNMA POOL #0889157	152,874	principal, 6.000% 02/01/2028 DD 02/01/08	173,379
FNMA POOL #0889342	186,510	principal, 5.000% 03/01/2023 DD 03/01/08	201,241
FNMA POOL #0889531	208,200	principal, 4.500% 05/01/2022 DD 05/01/08	220,303
FNMA POOL #0889604	367,958	principal, 5.500% 12/01/2034 DD 05/01/08	414,251
FNMA POOL #0889717	174,278	principal, 5.500% 12/01/2021 DD 06/01/08	191,436
FNMA POOL #0889784	170,362	principal, 6.500% 07/01/2038 DD 07/01/08	198,706

Hewlett-Packard Company 401(k) Plan EIN: 94-1081436 PN: 004 Schedule H, Line 4i - Schedule of Assets (Held at End of Year) (continued) December 31, 2014

(a)	(b) Identity of Issue, Borrower, Lessor, or Similar Party	(c) Description of Investment, Including Maturity Date, Rate of Interest, Collateral, and Par or Maturity Value	(e) Current Value

U.S. Government Securities (continued):
FNMA POOL #0889855	182,525	principal, 5.500% 11/01/2033 DD 08/01/08	$205,687
FNMA POOL #0889907	186,350	principal, 4.500% 10/01/2020 DD 09/01/08	197,237
FNMA POOL #0889929	434,624	principal, 5.500% 08/01/2037 DD 10/01/08	489,694
FNMA POOL #0889984	241,433	principal, 6.500% 10/01/2038 DD 10/01/08	274,949
FNMA POOL #0890134	285,456	principal, 4.000% 03/01/2022 DD 07/01/09	302,567
FNMA POOL #0890216	190,805	principal, 4.500% 07/01/2025 DD 08/01/10	206,212
FNMA POOL #0890379	747,673	principal, 5.000% 12/01/2020 DD 10/01/11	802,958
FNMA POOL #0893368	316,189	principal, 5.000% 12/01/2033 DD 09/01/06	350,285
FNMA POOL #0897935	290,978	principal, 5.000% 08/01/2021 DD 09/01/06	313,866
FNMA POOL #0901198	24,264	principal, 6.000% 09/01/2021 DD 09/01/06	26,457
FNMA POOL #0907059	53,527	principal, 6.000% 08/01/2022 DD 08/01/07	58,849
FNMA POOL #0936479	1,081,778	principal, 5.500% 07/01/2021 DD 05/01/07	1,182,414
FNMA POOL #0936484	625,582	principal, 6.000% 09/01/2021 DD 05/01/07	679,495
FNMA POOL #0990975	678,914	principal, 6.000% 09/01/2023 DD 09/01/08	748,834
FNMA POOL #0995158	493,499	principal, 4.500% 12/01/2020 DD 11/01/08	522,301
FNMA POOL #0995160	1,618,429	principal, 5.000% 09/01/2022 DD 11/01/08	1,706,668
FNMA POOL #0995324	534,908	principal, 5.000% 12/01/2020 DD 12/01/08	576,975
FNMA POOL #0995371	1,315,517	principal, 4.500% 03/01/2034 DD 01/01/09	1,439,453
FNMA POOL #0995404	250,187	principal, 5.000% 03/01/2023 DD 01/01/09	269,804
FNMA POOL #0995465	2,630,235	principal, 4.500% 12/01/2020 DD 01/01/09	2,783,487
FNMA POOL #0995487	605,996	principal, 6.000% 08/01/2037 DD 02/01/09	692,658
FNMA POOL #0995528	206,886	principal, 5.000% 12/01/2021 DD 02/01/09	223,946
FNMA POOL #0995802	2,134,315	principal, 5.500% 12/01/2035 DD 05/01/09	2,396,750
FNMA POOL #0995874	500,664	principal, 5.500% 11/01/2023 DD 06/01/09	546,407
FNMA POOL #0995952	328,917	principal, 6.500% 02/01/2038 DD 07/01/09	395,049
FNMA POOL #0AB1763	850,678	principal, 4.000% 11/01/2030 DD 10/01/10	916,320
FNMA POOL #0AC1834	1,096,783	principal, 5.500% 09/01/2039 DD 08/01/09	1,260,406
FNMA POOL #0AD0043	220,498	principal, 5.000% 05/01/2023 DD 08/01/09	239,380
FNMA POOL #0AD0128	646,586	principal, 6.500% 10/01/2038 DD 08/01/09	736,348
FNMA POOL #0AD0163	801,372	principal, 6.000% 11/01/2034 DD 09/01/09	915,077
FNMA POOL #0AD0217	1,224,049	principal, 6.000% 08/01/2037 DD 09/01/09	1,398,182
FNMA POOL #0AD0249	1,367,229	principal, 5.500% 04/01/2037 DD 09/01/09	1,541,206
FNMA POOL #0AD0250	851,451	principal, 5.500% 04/01/2035 DD 09/01/09	959,650
FNMA POOL #0AD0310	781,595	principal, 7.000% 12/01/2038 DD 10/01/09	869,424
FNMA POOL #0AD0315	1,114,149	principal, 6.500% 08/01/2039 DD 10/01/09	1,268,820
FNMA POOL #0AD0464	734,577	principal, 4.500% 10/01/2035 DD 11/01/09	803,889
FNMA POOL #0AD0492	1,115,543	principal, 5.000% 02/01/2023 DD 12/01/09	1,202,704
FNMA POOL #0AD0630	400,980	principal, 5.000% 07/01/2024 DD 12/01/09	434,862
FNMA POOL #0AD0646	1,572,026	principal, 4.500% 03/01/2021 DD 12/01/09	1,663,797
FNMA POOL #0AD0657	754,328	principal, 5.000% 06/01/2023 DD 12/01/09	813,930
FNMA POOL #0AD5222	950,849	principal, 4.500% 05/01/2030 DD 06/01/10	1,038,014
FNMA POOL #0AD6388	2,366,359	principal, 4.000% 05/01/2025 DD 05/01/10	2,528,406
FNMA POOL #0AE0011	211,925	principal, 5.500% 09/01/2023 DD 05/01/10	232,861
FNMA POOL #0AE0099	1,905,012	principal, 5.500% 10/01/2036 DD 06/01/10	2,147,116
FNMA POOL #0AE0125	814,334	principal, 5.500% 08/01/2021 DD 06/01/10	877,196
FNMA POOL #0AE0378	2,499,648	principal, 5.500% 05/01/2025 DD 09/01/10	2,644,056
FNMA POOL #0AE0413	2,576,538	principal, 4.000% 10/01/2020 DD 09/01/10	2,730,241
FNMA POOL #0AE0467	522,674	principal, 5.500% 03/01/2024 DD 10/01/10	574,402
FNMA POOL #0AE0595	1,453,640	principal, 4.500% 03/01/2022 DD 11/01/10	1,531,280
FNMA POOL #0AE0731	3,083,423	principal, 4.500% 05/01/2022 DD 12/01/10	3,247,877
FNMA POOL #0AE3069	395,668	principal, 4.000% 09/01/2025 DD 09/01/10	424,180
FNMA POOL #0AE3170	1,266,400	principal, 4.000% 12/01/2040 DD 12/01/10	1,353,168
FNMA POOL #0AE7758	601,388	principal, 3.500% 11/01/2025 DD 11/01/10	636,152

Hewlett-Packard Company 401(k) Plan EIN: 94-1081436 PN: 004 Schedule H, Line 4i - Schedule of Assets (Held at End of Year) (continued) December 31, 2014

(a)	(b) Identity of Issue, Borrower, Lessor, or Similar Party	(c) Description of Investment, Including Maturity Date, Rate of Interest, Collateral, and Par or Maturity Value	(e) Current Value

U.S. Government Securities (continued):
FNMA POOL #0AH0973	794,289	principal, 4.000% 12/01/2025 DD 12/01/10	$849,047
FNMA POOL #0AH5705	188,434	principal, 4.500% 02/01/2026 DD 02/01/11	203,802
FNMA POOL #0AI1986	471,621	principal, 4.000% 05/01/2026 DD 04/01/11	503,908
FNMA POOL #0AI8201	982,689	principal, 5.500% 08/01/2041 DD 08/01/11	1,122,753
FNMA POOL #0AJ2137	723,121	principal, VAR RT 10/01/2043 DD 09/01/13	735,548
FNMA POOL #0AJ4098	2,902,331	principal, 4.000% 10/01/2026 DD 10/01/11	3,108,749
FNMA POOL #0AJ5318	29,045	principal, VAR RT 12/01/2041 DD 12/01/11	30,119
FNMA POOL #0AJ7670	5,012,533	principal, 4.500% 12/01/2041 DD 12/01/11	5,448,142
FNMA POOL #0AL0278	1,535,946	principal, 5.500% 01/01/2025 DD 05/01/11	1,687,481
FNMA POOL #0AL0446	3,067,690	principal, 6.000% 05/01/2024 DD 06/01/11	3,370,261
FNMA POOL #0AL0472	7,494,876	principal, 5.500% 01/01/2019 DD 06/01/11	7,927,385
FNMA POOL #0AL1373	2,016,937	principal, 5.000% 09/01/2025 DD 01/01/12	2,187,838
FNMA POOL #0AL1777	895,701	principal, VAR RT 04/01/2042 DD 04/01/12	932,867
FNMA POOL #0AL1845	1,114,599	principal, VAR RT 06/01/2039 DD 05/01/12	1,186,749
FNMA POOL #0AL2439	6,403,264	principal, 5.000% 06/01/2026 DD 09/01/12	6,967,119
FNMA POOL #0AL3358	3,332,494	principal, 5.000% 04/01/2025 DD 04/01/13	3,613,963
FNMA POOL #0AL3598	3,236,624	principal, 6.000% 07/01/2039 DD 05/01/13	3,694,928
FNMA POOL #0AL3913	2,599,549	principal, 4.000% 06/01/2026 DD 08/01/13	2,793,640
FNMA POOL #0AL4165	6,681,547	principal, 4.500% 01/01/2031 DD 10/01/13	7,289,784
FNMA POOL #0AL4384	413,709	principal, VAR RT 06/01/2041 DD 10/01/13	439,195
FNMA POOL #0AL4695	2,006,755	principal, 4.500% 10/01/2026 DD 01/01/14	2,168,474
FNMA POOL #0AL4778	2,898,127	principal, 4.000% 10/01/2032 DD 02/01/14	3,120,100
FNMA POOL #0AL4980	2,350,867	principal, VAR RT 02/01/2044 DD 02/01/14	2,436,343
FNMA POOL #0AL4998	3,724,720	principal, 5.000% 06/01/2051 DD 03/01/14	4,047,241
FNMA POOL #0AL5108	6,980,117	principal, VAR RT 04/01/2044 DD 03/01/14	7,206,255
FNMA POOL #0AL5435	5,152,580	principal, 4.000% 03/01/2033 DD 06/01/14	5,553,876
FNMA POOL #0AL5441	1,345,765	principal, 4.500% 09/01/2041 DD 06/01/14	1,476,657
FNMA POOL #0AL5741	569,052	principal, 4.000% 07/01/2031 DD 09/01/14	612,080
FNMA POOL #0AL5802	1,406,106	principal, 4.500% 12/01/2031 DD 10/01/14	1,525,912
FNMA POOL #0AL5861	1,163,539	principal, 4.500% 01/01/2031 DD 10/01/14	1,269,524
FNMA POOL #0AL5864	4,181,320	principal, 4.000% 03/01/2033 DD 10/01/14	4,508,165
FNMA POOL #0AL5870	203,132	principal, 4.500% 06/01/2025 DD 10/01/14	219,605
FNMA POOL #0AL5883	1,206,216	principal, 4.000% 08/01/2030 DD 10/01/14	1,298,642
FNMA POOL #0AL5931	1,427,593	principal, 3.500% 09/01/2028 DD 10/01/14	1,510,115
FNMA POOL #0AL5957	4,217,274	principal, 4.000% 05/01/2027 DD 11/01/14	4,511,053
FNMA POOL #0AL5958	6,368,529	principal, 4.000% 03/01/2032 DD 11/01/14	6,870,416
FNMA POOL #0AU6423	1,365,213	principal, 4.500% 10/01/2043 DD 10/01/13	1,484,929
FNMA POOL #0AU9787	1,023,638	principal, VAR RT 10/01/2043 DD 09/01/13	1,049,954
FNMA POOL #0AX5587	1,486,000	principal, VAR RT 12/01/2044 DD 12/01/14	1,543,633
FNMA POOL #0AX5589	1,186,000	principal, VAR RT 01/01/2045 DD 12/01/14	1,227,453
FNMA POOL #0MA0140	739,611	principal, 4.500% 08/01/2029 DD 07/01/09	802,629
FNMA POOL #0MA0267	383,359	principal, 4.000% 12/01/2019 DD 11/01/09	406,133
FNMA POOL #0MA0459	1,957,359	principal, 4.000% 07/01/2020 DD 06/01/10	2,073,886
FNMA POOL #0MA0494	256,512	principal, 5.000% 08/01/2030 DD 07/01/10	284,396
FNMA POOL #0MA0502	1,408,273	principal, 4.000% 08/01/2020 DD 07/01/10	1,492,225
FNMA POOL #0MA0504	1,577,282	principal, 3.500% 08/01/2020 DD 07/01/10	1,668,133
FNMA POOL #0MA0521	2,171,147	principal, 3.500% 09/01/2020 DD 08/01/10	2,296,048
FNMA POOL #0MA0534	60,880	principal, 4.000% 10/01/2030 DD 09/01/10	65,572
FNMA POOL #0MA0548	455,296	principal, 3.500% 10/01/2020 DD 09/01/10	481,541
FNMA POOL #0MA0587	95,654	principal, 4.000% 12/01/2030 DD 11/01/10	103,041
FNMA POOL #0MA0634	809,578	principal, 4.500% 01/01/2031 DD 12/01/10	884,067
FNMA POOL #0MA0703	704,310	principal, 3.500% 04/01/2021 DD 03/01/11	744,968

Hewlett-Packard Company 401(k) Plan EIN: 94-1081436 PN: 004 Schedule H, Line 4i - Schedule of Assets (Held at End of Year) (continued) December 31, 2014

(a)	(b) Identity of Issue, Borrower, Lessor, or Similar Party	(c) Description of Investment, Including Maturity Date, Rate of Interest, Collateral, and Par or Maturity Value	(e) Current Value

U.S. Government Securities (continued):
FNMA POOL #0MA0793	2,349,364	principal, 3.500% 07/01/2021 DD 06/01/11	$2,485,306
FNMA POOL #0MA0815	1,705,279	principal, 3.500% 08/01/2021 DD 07/01/11	1,804,000
FNMA POOL #0MA0876	680,489	principal, 3.500% 10/01/2021 DD 09/01/11	719,918
FNMA POOL #0MA0949	4,459,865	principal, 3.500% 01/01/2032 DD 12/01/11	4,705,248
FNMA POOL #0MA1099	2,836,032	principal, 3.500% 06/01/2022 DD 05/01/12	3,000,612
FNMA POOL #0MA1218	2,714,283	principal, 3.000% 10/01/2022 DD 09/01/12	2,832,973
FNMA POOL #0MA1689	2,068,688	principal, 4.000% 12/01/2033 DD 11/01/13	2,228,248
FNMA POOL #0MA1892	6,086,435	principal, 3.000% 05/01/2024 DD 04/01/14	6,364,493
FNMA GTD REMIC P/T 01-66 Z	376,191	principal, 6.000% 11/25/2031 DD 10/01/01	405,539
FNMA GTD REMIC P/T 01-T1 A1	399,339	principal, 7.500% 10/25/2040 DD 01/01/01	467,484
FNMA GTD REMIC P/T 01-T10 A1	89,089	principal, 7.000% 12/25/2041 DD 10/01/01	103,925
FNMA GTD REMIC P/T 01-T4 A1	17,214	principal, 7.500% 07/25/2041 DD 04/01/01	20,471
FNMA GTD REMIC P/T 01-T5 A2	338,705	principal, VAR RT 06/19/2041 DD 05/01/01	383,369
FNMA GTD REMIC P/T 02-11 QC	30,431	principal, 5.500% 03/25/2017 DD 02/01/02	31,028
FNMA GTD REMIC P/T 02-11 UC	104,577	principal, 6.000% 03/25/2017 DD 02/01/02	108,563
FNMA GTD REMIC P/T 02-62 ZE	170,664	principal, 5.500% 11/25/2017 DD 10/01/02	178,741
FNMA GTD REMIC P/T 02-74 LE	41,655	principal, 5.000% 11/25/2017 DD 10/01/02	43,468
FNMA GTD REMIC P/T 02-83 ME	1,154,061	principal, 5.000% 12/25/2017 DD 11/01/02	1,205,880
FNMA GTD REMIC P/T 02-90 A1	499,771	principal, 6.500% 06/25/2042 DD 11/01/02	569,150
FNMA GTD REMIC P/T 02-94 HM	179,165	principal, 4.500% 01/25/2018 DD 12/01/02	185,978
FNMA GTD REMIC P/T 02-95 GQ	174,646	principal, 5.000% 01/25/2018 DD 12/01/02	182,758
FNMA GTD REMIC P/T 02-T12 A3	775,342	principal, 7.500% 05/25/2042 DD 08/01/02	907,853
FNMA GTD REMIC P/T 02-T16 A2	487,667	principal, 7.000% 07/25/2042 DD 10/01/02	581,186
FNMA GTD REMIC P/T 02-T19 A1	104,681	principal, 6.500% 07/25/2042 DD 12/01/02	118,980
FNMA GTD REMIC P/T 03-17 EQ	724,191	principal, 5.500% 03/25/2023 DD 02/01/03	789,428
FNMA GTD REMIC P/T 03-18 GT	198,035	principal, 5.000% 03/25/2018 DD 02/01/03	207,255
FNMA GTD REMIC P/T 03-35 ME	577,578	principal, 5.000% 05/25/2018 DD 04/01/03	606,088
FNMA GTD REMIC P/T 03-35 TE	160,905	principal, 5.000% 05/25/2018 DD 04/01/03	168,789
FNMA GTD REMIC P/T 03-75 GD	63,721	principal, 3.500% 08/25/2023 DD 07/01/03	66,236
FNMA GTD REMIC P/T 03-91 GB	185,565	principal, 4.500% 09/25/2018 DD 08/01/03	193,786
FNMA GTD REMIC P/T 03-W4 3A	270,236	principal, VAR RT 10/25/2042 DD 03/01/03	306,721
FNMA GTD REMIC P/T 04-49 EB	218,882	principal, 5.000% 07/25/2024 DD 06/01/04	238,836
FNMA GTD REMIC P/T 04-70 BD	559,269	principal, 4.500% 10/25/2019 DD 09/01/04	582,587
FNMA GTD REMIC P/T 04-70 EB	254,532	principal, 5.000% 10/25/2024 DD 09/01/04	274,952
FNMA GTD REMIC P/T 04-W11 1A2	2,042,502	principal, 6.500% 05/25/2044 DD 08/01/04	2,390,821
FNMA GTD REMIC P/T 04-W2 2A2	30,657	principal, 7.000% 02/25/2044 DD 02/01/04	35,175
FNMA GTD REMIC P/T 04-W2 5A	191,252	principal, 7.500% 03/25/2044 DD 03/01/04	218,616
FNMA GTD REMIC P/T 04-W9 1A3	748,789	principal, 6.050% 02/25/2044 DD 06/01/04	838,715
FNMA GTD REMIC P/T 05-14 BD	1,559,538	principal, 4.500% 03/25/2020 DD 02/01/05	1,632,082
FNMA GTD REMIC P/T 05-21 FM	310,259	principal, VAR RT 03/25/2035 DD 02/25/05	311,665
FNMA GTD REMIC P/T 05-67 HG	145,246	principal, 5.500% 01/25/2035 DD 07/01/05	154,809
FNMA GTD REMIC P/T 05-W1 1A4	803,198	principal, 7.500% 10/25/2044 DD 02/01/05	958,012
FNMA GTD REMIC P/T 05-W4 1A3	484,766	principal, 7.000% 08/25/2045 DD 12/01/05	564,601
FNMA GTD REMIC P/T 07-1 NF	4,132,522	principal, VAR RT 02/25/2037 DD 01/25/07	4,142,216
FNMA GTD REMIC P/T 07-114 A6	100,000	principal, VAR RT 10/27/2037 DD 11/30/07	98,543
FNMA GTD REMIC P/T 07-50 DZ	216,647	principal, 5.500% 06/25/2037 DD 05/01/07	240,168
FNMA GTD REMIC P/T 07-63 VZ	2,228,344	principal, 5.500% 07/25/2037 DD 06/01/07	2,470,874
FNMA GTD REMIC P/T 08-15 EL	915,173	principal, 4.250% 06/25/2022 DD 02/01/08	923,207
FNMA GTD REMIC P/T 08-20 AG	32,057	principal, 4.200% 07/25/2022 DD 02/01/08	32,438
FNMA GTD REMIC P/T 08-24 DY	1,047,267	principal, 5.000% 04/25/2023 DD 03/01/08	1,100,268
FNMA GTD REMIC P/T 08-32 PT	164,435	principal, 5.500% 04/25/2038 DD 03/01/08	179,459
FNMA GTD REMIC P/T 08-51 CD	44,388	principal, 4.500% 11/25/2022 DD 05/01/08	45,017

Hewlett-Packard Company 401(k) Plan EIN: 94-1081436 PN: 004 Schedule H, Line 4i - Schedule of Assets (Held at End of Year) (continued) December 31, 2014

(a)	(b) Identity of Issue, Borrower, Lessor, or Similar Party	(c) Description of Investment, Including Maturity Date, Rate of Interest, Collateral, and Par or Maturity Value	(e) Current Value

U.S. Government Securities (continued):
FNMA GTD REMIC P/T 08-59 KB	1,527,451	principal, 4.500% 07/25/2023 DD 06/01/08	$1,599,310
FNMA GTD REMIC P/T 08-80 ME	23,044	principal, 5.000% 05/25/2032 DD 08/01/08	23,103
FNMA GTD REMIC P/T 09-10 PB	977,715	principal, 4.000% 03/25/2039 DD 02/01/09	1,022,075
FNMA GTD REMIC P/T 09-14 A	383,625	principal, 7.000% 06/25/2035 DD 02/01/09	443,242
FNMA GTD REMIC P/T 09-19 ED	94,011	principal, 4.000% 10/25/2019 DD 03/01/09	96,679
FNMA GTD REMIC P/T 09-52 AJ	695,871	principal, 4.000% 07/25/2024 DD 06/01/09	726,545
FNMA GTD REMIC P/T 09-70 AL	536,921	principal, 5.000% 08/25/2019 DD 08/01/09	560,279
FNMA GTD REMIC P/T 09-70 NK	76,173	principal, 4.500% 08/25/2019 DD 08/01/09	79,526
FNMA GTD REMIC P/T 10-119 FK	356,129	principal, VAR RT 04/25/2040 DD 09/25/10	355,969
FNMA GTD REMIC P/T 10-136 BA	8,258,908	principal, 3.500% 12/25/2030 DD 11/01/10	8,620,566
FNMA GTD REMIC P/T 10-155 C	1,548,633	principal, 4.000% 05/25/2030 DD 12/01/10	1,609,042
FNMA GTD REMIC P/T 10-17 DA	240,741	principal, 4.500% 06/25/2021 DD 02/01/10	252,837
FNMA GTD REMIC P/T 10-90 PA	538,302	principal, 4.000% 04/25/2040 DD 07/01/10	558,121
FNMA GTD REMIC P/T 10-98 EA	333,030	principal, 4.000% 09/25/2030 DD 08/01/10	355,572
FNMA GTD REMIC P/T 11-16 GJ	82,881	principal, 3.500% 03/25/2026 DD 02/01/11	85,775
FNMA GTD REMIC P/T 11-29 VA	584,185	principal, 4.500% 11/25/2022 DD 03/01/11	603,163
FNMA GTD REMIC P/T 11-46 BA	2,491,286	principal, 4.000% 04/25/2037 DD 04/01/11	2,618,536
FNMA GTD REMIC P/T 11-68 MK	538,165	principal, 5.000% 06/25/2021 DD 06/01/11	573,077
FNMA GTD REMIC P/T 11-9 AV	1,387,913	principal, 5.000% 04/25/2020 DD 01/01/11	1,466,585
FNMA GTD REMIC P/T 12-134 FD	603,394	principal, VAR RT 12/25/2042 DD 11/25/12	598,689
FNMA GTD REMIC P/T 12-28 PT	1,291,136	principal, 4.000% 03/25/2042 DD 02/01/12	1,365,045
FNMA GTD REMIC P/T 12-65 HJ	1,863,791	principal, 5.000% 07/25/2040 DD 05/01/12	2,038,572
FNMA GTD REMIC P/T 12-M9 X1	5,356,071	principal, VAR RT 12/25/2017 DD 08/01/12	504,612
FNMA GTD REMIC P/T 13-26 FE	4,860,519	principal, VAR RT 04/25/2043 DD 03/25/13	4,853,360
FNMA GTD REMIC P/T 14-M10 X1IO	122,678,776	principal, VAR RT 09/25/2019 DD 09/01/14	505,314
FNMA GTD REMIC P/T 14-M5 FA	840,138	principal, VAR RT 01/25/2017 DD 05/01/14	840,565
FNMA SF MTG	19,000,000	principal, 3.000% 02/01/2045 DD 02/01/15	19,171,817
FNMA SF MTG	4,000,000	principal, 3.000% 01/01/2045 DD 01/01/15	4,046,250
FNMA SF MTG	10,200,000	principal, 3.500% 01/01/2030 DD 01/01/15	10,775,343
GNMA POOL #0604075	184,476	principal, 5.000% 03/15/2018 DD 03/01/03	195,719
GNMA POOL #0604083	307,204	principal, 5.500% 03/15/2033 DD 03/01/03	350,724
GNMA POOL #0698279	684,130	principal, 4.000% 06/15/2024 DD 06/01/09	727,106
GNMA POOL #0723552	1,286,052	principal, 4.000% 01/15/2025 DD 01/01/10	1,366,840
GNMA POOL #0782108	406,849	principal, 5.500% 08/15/2021 DD 08/01/06	440,624
GNMA POOL #0782189	204,447	principal, 6.500% 06/15/2022 DD 10/01/07	219,270
GNMA POOL #0782500	288,620	principal, 5.500% 12/15/2023 DD 12/01/08	315,739
GNMA GTD REMIC P/T 01-53 PB	704,000	principal, 6.500% 11/20/2031 DD 11/01/01	813,111
GNMA GTD REMIC P/T 09-118 EP	215,804	principal, 4.000% 12/16/2039 DD 12/01/09	226,097
GNMA GTD REMIC P/T 09-15 NJ	270,701	principal, 4.250% 12/20/2038 DD 03/01/09	281,089
GNMA GTD REMIC P/T 09-42 CT	121,286	principal, 6.000% 08/16/2035 DD 06/01/09	138,909
GNMA GTD REMIC P/T 09-55 FN	505,257	principal, VAR RT 07/20/2039 DD 07/20/09	516,726
GNMA GTD REMIC P/T 09-93 PB	209,071	principal, 3.000% 12/16/2038 DD 10/01/09	214,366
GNMA GTD REMIC P/T 10-29 CG	943,447	principal, 3.500% 12/20/2038 DD 03/01/10	979,853
GNMA GTD REMIC P/T 10-31 BP	200,000	principal, 5.000% 03/20/2040 DD 03/01/10	232,794
GNMA GTD REMIC P/T 11-17 EP	351,098	principal, 3.500% 12/16/2039 DD 02/01/11	360,423
GNMA GTD REMIC P/T 11-40 PG	148,273	principal, 2.500% 06/20/2038 DD 03/01/11	150,260
GNMA GTD REMIC P/T 12-123 IO	11,572,638	principal, VAR RT 12/16/2051 DD 10/01/12	791,846
GNMA GTD REMIC P/T 13-1 IO	14,494,417	principal, VAR RT 02/16/2054 DD 01/01/13	1,113,432
GNMA GTD REMIC P/T 13-101 A	1,879,255	principal, 0.514% 05/16/2035 DD 07/01/13	1,827,491
GNMA GTD REMIC P/T 13-101 IO	3,642,117	principal, VAR RT 10/16/2054 DD 07/01/13	206,373
GNMA GTD REMIC P/T 13-105 IO	25,174,991	principal, VAR RT 06/16/2054 DD 07/01/13	1,130,558
GNMA GTD REMIC P/T 13-107 ID	7,756,948	principal, VAR RT 11/16/2047 DD 07/01/13	471,560

Hewlett-Packard Company 401(k) Plan EIN: 94-1081436 PN: 004 Schedule H, Line 4i - Schedule of Assets (Held at End of Year) (continued) December 31, 2014

(a)	(b) Identity of Issue, Borrower, Lessor, or Similar Party	(c) Description of Investment, Including Maturity Date, Rate of Interest, Collateral, and Par or Maturity Value	(e) Current Value

U.S. Government Securities (continued):
GNMA GTD REMIC P/T 13-125 IO	8,315,136	principal, VAR RT 10/16/2054 DD 08/01/13	$473,189
GNMA GTD REMIC P/T 13-131 OJ	286,230	principal, 0.000% 02/20/2036 DD 09/01/13	286,039
GNMA GTD REMIC P/T 13-139 IO	12,629,133	principal, VAR RT 10/16/2054 DD 09/01/13	655,629
GNMA GTD REMIC P/T 13-15 IO	7,954,750	principal, VAR RT 08/16/2051 DD 01/01/13	474,803
GNMA GTD REMIC P/T 13-156 IO	7,872,600	principal, VAR RT 06/16/2055 DD 10/01/13	485,857
GNMA GTD REMIC P/T 13-2 IO	20,430,775	principal, VAR RT 05/16/2054 DD 01/01/13	1,130,598
GNMA GTD REMIC P/T 13-40 IO	2,585,047	principal, VAR RT 06/16/2054 DD 03/01/13	170,101
GNMA GTD REMIC P/T 13-45 IO	12,609,776	principal, VAR RT 12/16/2053 DD 03/01/13	786,573
GNMA GTD REMIC P/T 13-55 AB	1,888,786	principal, 1.579% 12/16/2042 DD 04/01/13	1,852,646
GNMA GTD REMIC P/T 13-7 IO	11,914,902	principal, VAR RT 05/16/2053 DD 01/01/13	782,547
GNMA GTD REMIC P/T 13-74 IO	10,664,721	principal, VAR RT 12/16/2053 DD 05/01/13	671,643
GNMA GTD REMIC P/T 14-118 ZP	3,040,200	principal, 4.000% 08/20/2044 DD 08/01/14	3,244,776
GNMA GTD REMIC P/T 14-138 IO	3,100,479	principal, VAR RT 04/16/2056 DD 09/01/14	233,668
GNMA GTD REMIC P/T 14-169 A	998,367	principal, 2.600% 11/16/2042 DD 11/01/14	1,009,062
GNMA II POOL #0004607	692,930	principal, 4.000% 01/20/2025 DD 01/01/10	738,818
GNMA II POOL #0004815	180,844	principal, 4.000% 10/20/2025 DD 10/01/10	192,828
GNMA II POOL #0005050	1,395,633	principal, 4.000% 05/20/2026 DD 05/01/11	1,485,559
GNMA REMIC P/T 14-120 IO	3,550,271	principal, VAR RT 04/16/2056 DD 08/01/14	232,525
GS MORTGAGE SECURI GC3 A2 144A	1,884,465	principal, 3.645% 03/10/2044 DD 03/01/11	1,929,711
GS MORTGAGE SECURI GC3 A3 144A	200,000	principal, 4.473% 03/10/2044 DD 03/01/11	207,521
GS MORTGAGE SECURIT C1 A1 144A	725,603	principal, 3.679% 08/10/2043 DD 08/01/10	751,100
GS MORTGAGE SECURIT C2 A1 144A	1,026,185	principal, 3.849% 12/10/2043 DD 12/01/10	1,058,993
GSMPS MORTGAGE LOAN 4 1A3 144A	349,046	principal, 8.000% 06/25/2034 DD 10/01/04	368,014
RESOLUTION FDG CORP STRIP	200,000	principal, 0.000% 04/15/2029 DD 04/15/90	132,610
RESOLUTION FDG CORP STRIP	4,170,000	principal, 0.000% 04/15/2030 DD 04/15/90	2,645,014
RESOLUTION FDG CORP STRIP	6,100,000	principal, 0.000% 01/15/2030 DD 01/30/91	3,913,510
SBA GTD PARTN CTFS 1998-20D 1	51,174	principal, 6.150% 04/01/2018	53,315
SBA GTD PARTN CTFS 2004-20L 1	28,951	principal, 4.870% 12/01/2024 DD 12/15/04	31,011
SBA GTD PARTN CTFS 2005-20A 1	17,806	principal, 4.860% 01/01/2025 DD 01/12/05	19,138
SBA GTD PARTN CTFS 2005-20E 1	13,372	principal, 4.840% 05/01/2025 DD 05/11/05	14,386
SBA GTD PARTN CTFS 2006-20J 1	341,758	principal, 5.370% 10/01/2026 DD 10/11/06	371,299
SBA GTD PARTN CTFS 2006-20K 1	366,066	principal, 5.360% 11/01/2026 DD 11/15/06	397,084
SBA GTD PARTN CTFS 2006-20L 1	352,648	principal, 5.120% 12/01/2026 DD 12/13/06	382,719
SBA GTD PARTN CTFS 2007-20D 1	311,639	principal, 5.320% 04/01/2027 DD 04/11/07	344,009
TENNESSEE VALLEY AUTH BD	100,000	principal, 4.625% 09/15/2060 DD 09/15/10	113,609
TENNESSEE VALLEY AUTH BD	400,000	principal, 4.875% 01/15/2048 DD 01/23/08	477,721
TENNESSEE VALLEY AUTH BD	2,391,000	principal, 5.250% 09/15/2039 DD 09/15/09	3,043,898
TENNESSEE VALLEY AUTH BD	100,000	principal, 5.375% 04/01/2056 DD 04/01/06	132,136
TENNESSEE VALLEY AUTH BD	1,000,000	principal, 5.880% 04/01/2036 DD 07/23/97	1,364,081
U S TREASURY BD CPN STRIP	2,900,000	principal, 0.000% 05/15/2028 DD 11/16/98	2,055,366
U S TREASURY BD CPN STRIP	1,300,000	principal, 0.000% 05/15/2031 DD 08/15/07	841,303
U S TREASURY BD CPN STRIP	2,900,000	principal, 0.000% 05/15/2032 DD 08/15/07	1,819,231
U S TREASURY BD CPN STRIP	100,000	principal, 0.000% 05/15/2033 DD 08/15/07	60,860
U S TREASURY BD CPN STRIP	4,300,000	principal, 0.000% 05/15/2034 DD 08/15/07	2,543,781
U S TREASURY BD CPN STRIP	950,000	principal, 0.000% 08/15/2032 DD 02/15/06	591,317
U S TREASURY BD CPN STRIP	100,000	principal, 0.000% 11/15/2032 DD 08/15/07	61,759
U S TREASURY BD PRIN STRIP	1,500,000	principal, 0.000% 08/15/2039 DD 08/17/09	762,456
U S TREASURY BD PRIN STRIP	300,000	principal, 0.000% 11/15/2042 DD 11/15/12	135,558
U S TREASURY BD PRIN STRIP	4,550,000	principal, 0.000% 05/15/2040 DD 05/17/10	2,259,221
U S TREASURY BILL	556,000	principal, 0.000% 01/02/2015 DD 07/03/14	556,000
U S TREASURY BILL	1,000,000	principal, 0.000% 03/26/2015 DD 09/25/14	999,808
U S TREASURY BILL	900,000	principal,0.000% 01/29/2015 DD 07/31/14	899,990

Hewlett-Packard Company 401(k) Plan EIN: 94-1081436 PN: 004 Schedule H, Line 4i - Schedule of Assets (Held at End of Year) (continued) December 31, 2014

(a)	(b) Identity of Issue, Borrower, Lessor, or Similar Party	(c) Description of Investment, Including Maturity Date, Rate of Interest, Collateral, and Par or Maturity Value	(e) Current Value

U.S. Government Securities (continued):
U S TREASURY BOND	100,000	principal, 2.750% 08/15/2042 DD 08/15/12	$99,969
U S TREASURY BOND	400,000	principal, 2.750% 11/15/2042 DD 11/15/12	399,594
U S TREASURY BOND	600,000	principal, 3.000% 05/15/2042 DD 05/15/12	630,656
U S TREASURY BOND	3,200,000	principal, 3.125% 02/15/2042 DD 02/15/12	3,444,749
U S TREASURY BOND	4,400,000	principal, 3.125% 02/15/2043 DD 02/15/13	4,724,157
U S TREASURY BOND	6,600,000	principal, 3.125% 08/15/2044 DD 08/15/14	7,105,309
U S TREASURY BOND	6,000,000	principal, 3.125% 11/15/2041 DD 11/15/11	6,475,314
U S TREASURY BOND	5,500,000	principal, 3.375% 05/15/2044 DD 05/15/14	6,191,796
U S TREASURY BOND	1,300,000	principal, 3.625% 08/15/2043 DD 08/15/13	1,528,821
U S TREASURY BOND	1,800,000	principal, 4.250% 05/15/2039 DD 05/15/09	2,313,704
U S TREASURY BOND	18,400,000	principal, 4.375% 11/15/2039 DD 11/15/09	24,127,000
U S TREASURY BOND	2,600,000	principal, 4.500% 08/15/2039 DD 08/15/09	3,464,906
U S TREASURY BOND	300,000	principal, 4.625% 02/15/2040 DD 02/15/10	407,813
U S TREASURY BONDS	5,600,000	principal, 3.750% 11/15/2043 DD 11/15/13	6,731,810
U S TREASURY BONDS	440,000	principal, 3.625% 02/15/2044 DD 02/15/14	517,791
U S TREASURY NOTE	12,415,000	principal, 0.250% 02/28/2015 DD 02/28/13	12,418,389
U S TREASURY NOTE	1,100,000	principal, 0.250% 03/31/2015 DD 03/31/13	1,100,387
U S TREASURY NOTE	12,400,000	principal, 0.250% 09/15/2015 DD 09/15/12	12,406,783
U S TREASURY NOTE	56,300,000	principal, 0.250% 09/30/2015 DD 09/30/13	56,317,566
U S TREASURY NOTE	25,925,000	principal, 0.375% 02/15/2016 DD 02/15/13	25,935,137
U S TREASURY NOTE	4,600,000	principal, 0.375% 04/15/2015 DD 04/15/12	4,603,593
U S TREASURY NOTE	17,243,000	principal, 0.375% 04/30/2016 DD 04/30/14	17,240,310
U S TREASURY NOTE	3,787,000	principal, 0.375% 05/31/2016 DD 05/31/14	3,784,633
U S TREASURY NOTE	55,800,000	principal, 0.375% 08/31/2015 DD 08/31/13	55,874,102
U S TREASURY NOTE	14,216,000	principal, 0.375% 10/31/2016 DD 10/31/14	14,157,131
U S TREASURY NOTE	21,277,000	principal, 0.500% 06/30/2016 DD 06/30/14	21,280,324
U S TREASURY NOTE	5,474,000	principal, 0.500% 09/30/2016 DD 09/30/14	5,467,584
U S TREASURY NOTE	18,429,000	principal, 0.625% 08/15/2016 DD 08/15/13	18,459,242
U S TREASURY NOTE	7,099,000	principal, 0.625% 09/30/2017 DD 09/30/12	7,023,019
U S TREASURY NOTE	15,619,000	principal, 0.625% 12/31/2016 DD 12/31/14	15,598,258
U S TREASURY NOTE	19,250,000	principal, 0.750% 02/28/2018 DD 02/28/13	18,985,312
U S TREASURY NOTE	3,600,000	principal, 0.750% 03/15/2017 DD 03/15/14	3,598,592
U S TREASURY NOTE	26,150,000	principal, 0.875% 01/31/2018 DD 01/31/13	25,939,571
U S TREASURY NOTE	5,815,000	principal, 0.875% 02/28/2017 DD 02/29/12	5,829,084
U S TREASURY NOTE	6,000,000	principal, 0.875% 06/15/2017 DD 06/15/14	5,996,718
U S TREASURY NOTE	4,000,000	principal, 0.875% 07/15/2017 DD 07/15/14	3,995,312
U S TREASURY NOTE	16,980,000	principal, 0.875% 10/15/2017 DD 10/15/14	16,915,001
U S TREASURY NOTE	16,500,000	principal, 1.000% 05/31/2018 DD 05/31/13	16,340,148
U S TREASURY NOTE	17,330,000	principal, 1.000% 12/15/2017 DD 12/15/14	17,289,378
U S TREASURY NOTE	18,000,000	principal, 1.250% 10/31/2018 DD 10/31/13	17,883,288
U S TREASURY NOTE	8,500,000	principal, 1.500% 01/31/2019 DD 01/31/14	8,503,324
U S TREASURY NOTE	4,290,000	principal, 1.625% 03/31/2019 DD 03/31/14	4,309,103
U S TREASURY NOTE	8,000,000	principal, 1.625% 06/30/2019 DD 06/30/14	8,020,000
U S TREASURY NOTE	29,500,000	principal, 1.625% 07/31/2019 DD 07/31/14	29,546,079
U S TREASURY NOTE	11,200,000	principal, 1.625% 08/31/2019 DD 08/31/14	11,212,253
U S TREASURY NOTE	22,000,000	principal, 1.750% 09/30/2019 DD 09/30/14	22,128,898
U S TREASURY NOTE	804,000	principal, 2.500% 03/31/2015 DD 03/31/10	808,679
U S TREASURY NOTE	6,000,000	principal, VAR RT 01/31/2016 DD 01/31/14	5,998,362
US TREAS-CPI	7,627,042	principal, 0.375% 07/15/2023 DD 07/15/13	7,540,642
US TREAS-CPI	10,405,574	principal, 0.625% 01/15/2024 DD 01/15/14	10,450,286
US TREAS-CPI	6,520,640	principal, 1.375% 02/15/2044 DD 02/15/14	7,380,041
US TREAS-CPI INFLAT	8,288,048	principal, 0.125% 01/15/2022 DD 01/15/12	8,061,420

Hewlett-Packard Company 401(k) Plan EIN: 94-1081436 PN: 004 Schedule H, Line 4i - Schedule of Assets (Held at End of Year) (continued) December 31, 2014

(a)	(b) Identity of Issue, Borrower, Lessor, or Similar Party	(c) Description of Investment, Including Maturity Date, Rate of Interest, Collateral, and Par or Maturity Value	(e) Current Value

U.S. Government Securities (continued):
US TREAS-CPI INFLAT	8,049,734	principal, 0.125% 01/15/2023 DD 01/15/13	$7,783,714
US TREAS-CPI INFLAT	9,170,854	principal, 0.125% 04/15/2016 DD 04/15/11	9,142,910
US TREAS-CPI INFLAT	12,945,802	principal, 0.125% 04/15/2019 DD 04/15/14	12,803,191
US TREAS-CPI INFLAT	11,947,454	principal, 0.125% 07/15/2022 DD 07/15/12	11,640,369
US TREAS-CPI INFLAT	5,609,984	principal, 0.500% 04/15/2015 DD 04/15/10	5,536,790
US TREAS-CPI INFLAT	2,685,280	principal, 0.625% 02/15/2043 DD 02/15/13	2,524,582
US TREAS-CPI INFLAT	6,637,365	principal, 0.625% 07/15/2021 DD 07/15/11	6,720,850
US TREAS-CPI INFLAT	5,948,813	principal, 0.750% 02/15/2042 DD 02/15/12	5,780,111
US TREAS-CPI INFLAT	7,734,045	principal, 1.125% 01/15/2021 DD 01/15/11	8,034,342
US TREAS-CPI INFLAT	3,565,820	principal, 1.250% 07/15/2020 DD 07/15/10	3,742,439
US TREAS-CPI INFLAT	8,026,892	principal, 1.375% 01/15/2020 DD 01/15/10	8,425,098
US TREAS-CPI INFLAT	4,392,080	principal, 1.750% 01/15/2028 DD 01/15/08	4,972,313
US TREAS-CPI INFLAT	2,484,267	principal, 1.875% 07/15/2015 DD 07/15/05	2,492,030
US TREAS-CPI INFLAT	10,759,471	principal, 1.875% 07/15/2019 DD 07/15/09	11,547,935
US TREAS-CPI INFLAT	5,389,647	principal, 2.000%001/15/2026 DD 01/15/06	6,176,201
US TREAS-CPI INFLAT	1,410,112	principal, 2.125% 01/15/2019 DD 01/15/09	1,515,209
US TREAS-CPI INFLAT	1,483,124	principal, 2.125% 02/15/2040 DD 02/15/10	1,922,499
US TREAS-CPI INFLAT	2,879,142	principal, 2.125% 02/15/2041 DD 02/15/11	3,759,079
US TREAS-CPI INFLAT	2,560,976	principal, 2.375% 01/15/2027 DD 01/15/07	3,064,968
US TREAS-CPI INFLAT	7,730,730	principal, 2.500% 01/15/2029 DD 01/15/09	9,592,746
US TREAS-CPI INFLAT	3,468,581	principal, 2.500% 07/15/2016 DD 07/15/06	3,615,725
US TREAS-CPI INFLAT	367,884	principal, 3.375% 04/15/2032 DD 10/15/01	521,763
US TREAS-CPI INFLAT	2,202,165	principal, 3.625% 04/15/2028 DD 04/15/98	3,026,773
US TREAS-CPI INFLAT	5,741,570	principal, 3.875% 04/15/2029 DD 04/15/99	8,217,621
US TREAS-CPI INFLAT	10,975,329	principal, 0.125% 07/15/2024 DD 07/15/14	10,569,758
US TREASURY NOTE	13,972,000	principal, 0.250% 02/29/2016 DD 02/28/14	13,954,535
Total U.S. Government Securities			$1,490,820,793

State and Municipal Bonds:
AMERICAN MUNI PWR-OHIO INC OH	700,000	principal, 7.834% 02/15/2041 DD 12/21/10	$1,056,398
AMERICAN MUNI PWR-OHIO INC OH	300,000	principal, 8.084% 02/15/2050 DD 12/21/10	484,617
BAY AREA CA TOLL AUTH TOLL BRI	1,500,000	principal, 7.043% 04/01/2050 DD 07/01/10	2,232,060
BAY AREA CA TOLL AUTH TOLL BRI	300,000	principal, 6.907% 10/01/2050 DD 11/04/10	439,323
CALIFORNIA ST	275,000	principal, 7.300% 10/01/2039 DD 10/15/09	405,347
CALIFORNIA ST	2,025,000	principal, 7.500% 04/01/2034 DD 04/28/09	3,012,350
CALIFORNIA ST	3,125,000	principal, 7.550% 04/01/2039 DD 04/28/09	4,825,594
CALIFORNIA ST	525,000	principal, 7.600% 11/01/2040 DD 12/01/10	819,698
CALIFORNIA ST	1,100,000	principal, 7.625% 03/01/2040 DD 04/01/10	1,689,600
CALIFORNIA ST UNIV REVENUE	100,000	principal, 6.484% 11/01/2041 DD 04/06/10	131,148
CHICAGO IL TRANSIT AUTH SALES	100,000	principal, 6.200% 12/01/2040 DD 04/06/10	118,769
HARRIS CNTY TX MET TRANSIT AUT	300,000	principal, 6.875% 11/01/2038 DD 06/11/09	353,421
ILLINOIS ST	3,500,000	principal, 5.365% 03/01/2017 DD 03/10/11	3,754,625
ILLINOIS ST	9,575,000	principal, 5.665% 03/01/2018 DD 03/10/11	10,515,456
INDIANAPOLIS IN LOCAL PUBLIC I	100,000	principal, 6.004% 01/15/2040 DD 02/17/10	129,888
LOS ANGELES CA UNIF SCH DIST	1,550,000	principal, 6.758% 07/01/2034 DD 03/04/10	2,161,258
MET TRANSPRTN AUTH NY REVENUE	1,100,000	principal, 6.814% 11/15/2040 DD 12/29/10	1,522,444
MICHIGAN ST UNIV REVENUES	100,000	principal, 6.173% 02/15/2050 DD 04/28/10	121,284
MUNI ELEC AUTH OF GEORGIA	300,000	principal, 6.637% 04/01/2057 DD 03/11/10	398,016
MUNI ELEC AUTH OF GEORGIA	700,000	principal, 6.655% 04/01/2057 DD 03/12/10	923,370
NEW JERSEY ST TRANSPRTN TRUST	200,000	principal, 6.875% 12/15/2039 DD 06/03/09	223,354

Hewlett-Packard Company 401(k) Plan EIN: 94-1081436 PN: 004 Schedule H, Line 4i - Schedule of Assets (Held at End of Year) (continued) December 31, 2014

(a)	(b) Identity of Issue, Borrower, Lessor, or Similar Party	(c) Description of Investment, Including Maturity Date, Rate of Interest, Collateral, and Par or Maturity Value	(e) Current Value

State and Municipal Bonds (continued):
NEW JERSEY ST TURNPIKE AUTH	2,400,000	principal, 7.102% 01/01/2041 DD 12/15/10	$3,483,192
NEW YORK CITY NY MUNI WTR FIN	900,000	principal, 5.724% 06/15/2042 DD 06/30/10	1,187,901
NEW YORK CITY NY MUNI WTR FIN	100,000	principal, 6.124% 06/15/2042 DD 06/30/10	114,066
NEW YORK CITY NY TRANSITIONAL	100,000	principal, 5.267% 05/01/2027 DD 06/04/10	116,806
NEW YORK NY	300,000	principal, 6.271% 12/01/2037 DD 12/21/10	399,060
NTHRN CA PWR AGY	100,000	principal, 7.311% 06/01/2040 DD 06/24/10	124,988
PASADENA CA PUBLIC FING AUTH L	100,000	principal, 7.148% 03/01/2043 DD 11/23/10	134,101
RIVERSIDE CA ELEC REVENUE	100,000	principal, 7.605% 10/01/2040 DD 12/16/10	142,264
RIVERSIDE CA SWR REVENUE	800,000	principal, 7.200% 08/01/2039 DD 08/20/09	919,760
SAN DIEGO CNTY CA WTR AUTH FIN	500,000	principal, 6.138% 05/01/2049 DD 02/04/10	676,615
TEXAS ST PUBLIC FIN AUTH	700,000	principal, 8.250% 07/01/2024 DD 09/30/14	702,233
TEXAS ST TRANSPRTN COMMISSION	200,000	principal, 5.028% 04/01/2026 DD 08/05/10	234,726
TOBACCO SETTLEMENT AUTH IA TOB	100,000	principal, STEP 06/01/2034 DD 11/30/05	90,968
	Total State and Municipal Bonds		$43,644,700

Foreign Obligations:
COLOMBIA GOVERNMENT INTERNATIO	100,000	principal, 6.125% 01/18/2041 DD 10/20/09	$119,750
COOPERATIEVE CENTRALE RAIFFEIS	1,200,000	principal, 5.250% 05/24/2041 DD 05/24/11	1,435,217
EXPORT IMPORT BANK OF KOREA	775,000	principal, 4.000% 01/11/2017 DD 01/11/12	812,456
HYDRO QUEBEC	300,000	principal, 6.500% 15-FEB-2035 MTN	379,739
INDONESIA GOVERNMENT INTE 144A	800,000	principal, 2.875% 07/08/2021	980,141
ISRAEL ST AID	1,300,000	principal, 0.000% 02/15/2024 DD 08/28/96	1,017,767
ISRAEL ST AID	800,000	principal, 0.000% 05/15/2023 DD 01/21/97	643,148
ISRAEL ST AID	300,000	principal, 0.000% 11/15/2022 DD 11/09/94	245,950
ISRAEL ST AID	200,000	principal, 5.500% 09/18/2033 DD 09/18/03	268,699
ISRAEL ST AID	800,000	principal, 5.500% 12/04/2023 DD 12/04/03	986,764
MEXICAN BONOS	19,200,000	principal, 7.750% 05/29/2031	1,479,476
MEXICAN CETES	149,086,000	principal, 0.000% 05/28/2015	9,963,661
MEXICO CETES	65,554,000	principal, 0.000% 02/19/2015	4,414,843
MEXICO CETES	64,358,000	principal, 0.000% 04/01/2015	4,318,229
MEXICO GOVERNMENT INTERNATIONA	800,000	principal, 5.125% 01/15/2020 DD 01/15/10	882,000
MEXICO GOVERNMENT INTERNATIONA	100,000	principal, 5.750% 10/12/2039 DD 10/12/10	107,500
MEXICO OVERNMENT INTERNATIONA	200,000	principal, 5.950% 03/19/2019 DD 12/23/08	226,300
MEXICO OVERNMENT INTERNATIONA	100,000	principal, 6.050% 01/11/2040 DD 01/11/08	122,300
MOROCCO GOVERNMENT AID BOND	419,200	principal, 7.550% 07/15/2026 DD 07/29/96	529,988
PROV OF ONTARIO	1,500,000	principal, 3.450% 02-JUN-2045 BDS	1,338,040
PROV OF ONTARIO	200,000	principal, 4.600% 02-JUN-2039	210,989
PROV OF ONTARIO	400,000	principal, 4.650% 02-JUN-2041	428,581
PROV OF ONTARIO	300,000	principal, 5.600% 02-JUN-2035	350,510
PROV OF QUEBEC	1,600,000	principal, 5.750% 01-DEC-2036	1,901,462
PROVINCE OF ONTARIO CANADA	200,000	principal, 4.400% 04/14/2020 DD 04/14/10	222,572
QATAR GOVERNMENT INTERNAT 144A	100,000	principal, 6.400% 01/20/2040	128,625
RUSSIAN FOREIGN BOND - EU REGS	65,500	principal, STEP 03/31/2030	67,923
SLOVENIA GOVERNMENT BOND REGS	4,300,000	principal, 4.625% 09/09/2024	6,327,109
SLOVENIA OVERNMENT INTER REGS	1,600,000	principal, 5.500% 10/26/2022	1,774,000
SPAIN VERNMENT INTERNAT 144A	2,000,000	principal, 4.000% 03/06/2018 DD 02/27/13	2,104,221
Total Foreign Obligations			$43,787,960

Hewlett-Packard Company 401(k) Plan EIN: 94-1081436 PN: 004 Schedule H, Line 4i - Schedule of Assets (Held at End of Year) (continued) December 31, 2014

(a)	(b) Identity of Issue, Borrower, Lessor, or Similar Party	(c) Description of Investment, Including Maturity Date, Rate of Interest, Collateral, and Par or Maturity Value	(e) Current Value

Derivatives:
	Bank of America N.A.	CDS SP UL IG23 5Y 100BPS	PUT MAR 15 001.000 ED 03/18/15	$(2,682)
	Bank of America N.A.	IRS P USD 10Y 415BPS R 3.500%	PUT AUG 17 003.500 ED 08/17/17	(69,352)
	Bank of America N.A.	IRS P USD30Y 88BPS R 3.500%	PUT AUG 17 003.500 ED 08/17/17	62,692
	Bank of America NA	FUTURE FOREIGN EXCHANGE CONTRACTS	EUR USD 2/19/2015	150,827
	Bank of America NA	FUTURE FOREIGN EXCHANGE CONTRACTS	JPY USD 2/3/2015	(357)
	Bank of America NA	FUTURE FOREIGN EXCHANGE CONTRACTS	JPY USD 2/3/2015	(531)
	Bank of America NA	FUTURE FOREIGN EXCHANGE CONTRACTS	USD JPY 1/5/2015	326
	Bank of America NA	FUTURE FOREIGN EXCHANGE CONTRACTS	USD JPY 1/5/2015	485
*	Bank of New York Mellon Corp	FUTURE FOREIGN EXCHANGE CONTRACTS	BRL USD 1/2/2015	(338)
*	Bank of New York Mellon Corp	FUTURE FOREIGN EXCHANGE CONTRACTS	BRL USD 1/5/2015	(959)
*	Bank of New York Mellon Corp	FUTURE FOREIGN EXCHANGE CONTRACTS	BRL USD 1/6/2015	(147)
*	Bank of New York Mellon Corp	FUTURE FOREIGN EXCHANGE CONTRACTS	EUR USD 1/2/2015	253
*	Bank of New York Mellon Corp	FUTURE FOREIGN EXCHANGE CONTRACTS	EUR USD 3/18/2015	1,273,895
*	Bank of New York Mellon Corp	FUTURE FOREIGN EXCHANGE CONTRACTS	HKD USD 1/2/2015	(14)
*	Bank of New York Mellon Corp	FUTURE FOREIGN EXCHANGE CONTRACTS	JPY USD 3/18/2015	(267,986)
*	Bank of New York Mellon Corp	FUTURE FOREIGN EXCHANGE CONTRACTS	PHP USD 1/5/2015	(32)
*	Bank of New York Mellon Corp	FUTURE FOREIGN EXCHANGE CONTRACTS	SEK USD 3/18/2015	718,017
*	Bank of New York Mellon Corp	FUTURE FOREIGN EXCHANGE CONTRACTS	USD BRL 1/2/2015	103
*	Bank of New York Mellon Corp	FUTURE FOREIGN EXCHANGE CONTRACTS	USD BRL 1/5/2015	5
	Barclays Bank PLC	FUTURE FOREIGN EXCHANGE CONTRACTS	GBP USD 1/2/2015	(118)
	Barclays Bank PLC	FUTURE FOREIGN EXCHANGE CONTRACTS	USD MXN 2/5/2015	(1,156)
	BNP Paribas Securities Corp	CDS BP UL LENNAR CORP	P 500BPS 2015 JUN 20	-
	BNP Paribas Securities Corp	CDS_BP UL LENNAR CORP	P 500BPS 2015 JUN 20	(30,304)
	BNP Paribas Securities Corp	FUTURE FOREIGN EXCHANGE CONTRACTS	MXN USD 2/19/2015	375,027
	Brown Brothers Harriman & Co	FUTURE FOREIGN EXCHANGE CONTRACTS	EUR USD 1/2/2015	40
	Brown Brothers Harriman & Co	FUTURE FOREIGN EXCHANGE CONTRACTS	USD HKD 1/5/2015	224
	Chicago Mercantile Exchange Inc	CCP IRS P AUD-BBR-BBSW 6M	R 4.00% 2019 JUN 18 CME	-
	Chicago Mercantile Exchange Inc	CCP IRS P AUD-BBR-BBSW 6M CME	REC 3.50% 2019 JUN 18	-
	Chicago Mercantile Exchange Inc	CCP IRS P BBR6M R 3.75% CME	2019 DEC 17	1,832,794
	Chicago Mercantile Exchange Inc	CCP IRS P LIB3M 100BPS R2.420%	2024 DEC 03 CME	-
	Chicago Mercantile Exchange Inc	CCP IRS P TIIE1M 100 BPS R8.30	2019 FEB 07 CME	12,548
	Chicago Mercantile Exchange Inc	CCP IRS R EUR006M P 2.00%	2045 MAR 18 CME	-
	Chicago Mercantile Exchange Inc	CCP IRS USD-LIBOR-BBA 3M CME	REC 3.5% 2044 DEC 17	(222,939)
	Chicago Mercantile Exchange Inc	CCP IRS USD-LIBOR-BBA 3M CME	REC_3.5% 2044 DEC 17	-
	Chicago Mercantile Exchange Inc	CCP P IRS USD-LIBOR-BBA 3M CME	REC 2.25% 2019 DEC 17	-
	Chicago Mercantile Exchange Inc	CCP_IRS P AUD-BBR-BBSW 6M	R 4.00% 2019 JUN 18 CME	164,712
	Chicago Mercantile Exchange Inc	CCP_IRS P AUD-BBR-BBSW 6M CME	REC 3.50% 2019 JUN 18	1,674,642
	Chicago Mercantile Exchange Inc	CCP_IRS P BBR6M R 3.75% CME	2019 DEC 17	-
	Chicago Mercantile Exchange Inc	CCP_IRS P LIB3M 100BPS R2.420%	2024 DEC 03 CME	(13,539)
	Chicago Mercantile Exchange Inc	CCP_IRS P TIIE1M 100 BPS R8.30	2019 FEB 07 CME	-
	Chicago Mercantile Exchange Inc	CCP_IRS R EUR006M P 2.00%	2045 MAR 18 CME	(757,776)
	Chicago Mercantile Exchange Inc	CCP_IRS. R USD-LIBOR-BBA 3M CM	PAY 1.85% 2019 DEC 04	(2,967)
	Chicago Mercantile Exchange Inc	CCP_IRS._R USD-LIBOR-BBA 3M CM	PAY 1.85% 2019 DEC 04	-
	Chicago Mercantile Exchange Inc	CCP_P IRS USD-LIBOR-BBA 3M CME	REC 2.25% 2019 DEC 17	(519,558)
	Citibank NA	CDS SP UL FEDERATIVE REPUBLIC	R 100BPS 2019 SEP 20	(30,306)
	Citibank NA	CDS SP UL IMEX	R 100BPS 2019 DEC 20	470
	Citibank NA	CDS SP UL REPUBLIC OF ITALY	R 100BPS 2019 DEC 20	(45,186)
	Citibank NA	CDS_SP UL FEDERATIVE REPUBLIC	R 100BPS 2019 SEP 20	-
	Citibank NA	CDS_SP UL IMEX	R 100BPS 2019 DEC 20	-
	Citibank NA	CDS_SP UL REPUBLIC OF ITALY	R 100BPS 2019 DEC 20	-

Hewlett-Packard Company 401(k) Plan EIN: 94-1081436 PN: 004 Schedule H, Line 4i - Schedule of Assets (Held at End of Year) (continued) December 31, 2014

(a)	(b) Identity of Issue, Borrower, Lessor, or Similar Party	(c) Description of Investment, Including Maturity Date, Rate of Interest, Collateral, and Par or Maturity Value	(e) Current Value

Derivatives (continued):
Citibank NA	FUTURE FOREIGN EXCHANGE CONTRACTS	CAD USD 3/3/2015	$50,843
Citibank NA	FUTURE FOREIGN EXCHANGE CONTRACTS	EUR USD 2/19/2015	288,239
Citibank NA	FUTURE FOREIGN EXCHANGE CONTRACTS	USD KRW 2/26/2015	(547)
Citibank NA	INF FLR CPURNSA 216.687 @0	CALL APR20 002.16687 ED 04/07/20	(232)
Credit Suisse AG	CDS SP UL FINMECCANICA S.P.A.	R 500BPS 2019 MAR 20	37,129
Credit Suisse AG	CDS_SP UL FINMECCANICA S.P.A.	R 500BPS 2019 MAR 20	-
Credit Suisse AG	FUTURE FOREIGN EXCHANGE CONTRACTS	JPY USD 1/5/2015	16,460
Credit Suisse AG	FUTURE FOREIGN EXCHANGE CONTRACTS	JPY USD 1/5/2015	24,482
Credit Suisse AG	FUTURE FOREIGN EXCHANGE CONTRACTS	MXN USD 5/28/2015	748,651
Credit Suisse Securities (USA) LLC	90DAY EURODOLLAR FUTURE (CME)	2016 JUN 13	25,231
Credit Suisse Securities (USA) LLC	US ULTRA BOND (CBT)	2015 MAR 20	7,484
Deutsche Bank AG	IRS P USD 30Y 825 BPS R 3.500%	PUT AUG 17 003.500 ED 08/17/17	96,449
Deutsche Bank AG	IRS P USD 5Y 28BPS R 1.750%	CALL JAN 15 001.750 ED 1/05/15	(9,056)
Deutsche Bank AG	IRS P USD 5Y 31BPS R 2.250%	PUT JAN 15 002.250 ED 01/05/15	-
Deutsche Bank AG	IRS P USD10Y 395 BPS R 3.500%	PUT AUG 17 003.500 ED 08/17/17	(105,224)
Deutsche Bank AG/London	CDS SP UL THE GOLDMAN SACHS G	R 100BPS 2019 MAR 20	1,195
Deutsche Bank AG/London	CDS SP UL THE GOLDMAN SACHS G	R 100BPS 2019 MAR 20	-
Deutsche Bank AG/London	FUTURE FOREIGN EXCHANGE CONTRACTS	CHF USD 3/18/2015	792,961
Deutsche Bank AG/London	FUTURE FOREIGN EXCHANGE CONTRACTS	JPY USD 1/6/2015	(68)
Deutsche Bank AG/London	FUTURE FOREIGN EXCHANGE CONTRACTS	JPY USD 1/7/2015	8,822
Deutsche Bank AG/London	FUTURE FOREIGN EXCHANGE CONTRACTS	USD CHF 1/5/2015	28
Deutsche Bank AG/London	FUTURE FOREIGN EXCHANGE CONTRACTS	USD CHF 3/18/2015	(76,533)
Deutsche Bank AG/London	FUTURE FOREIGN EXCHANGE CONTRACTS	USD EUR 1/2/2015	(9)
Deutsche Bank AG/London	FUTURE FOREIGN EXCHANGE CONTRACTS	USD GBP 1/2/2015	(7)
Deutsche Bank AG/London	FUTURE FOREIGN EXCHANGE CONTRACTS	USD GBP 3/18/2015	1,364
Deutsche Bank AG/London	FUTURE FOREIGN EXCHANGE CONTRACTS	USD JPY 1/7/2015	(10,301)
Goldman Sachs & Co	AUSTRALIAN 10YR BOND FUT (SFE)	2015 MAR 16	(361,187)
Goldman Sachs & Co	EURO BUXL 30 YR BOND FUT (EUX)	2015 MAR 06	(49,878)
Goldman Sachs & Co	US 10YR TREAS NTS FUTURE (CBT)	2015 MAR 20	110,055
Goldman Sachs Bank USA/New York NY	FUTURE FOREIGN EXCHANGE CONTRACTS	AUD USD 1/5/2015	(633)
Goldman Sachs Bank USA/New York NY	FUTURE FOREIGN EXCHANGE CONTRACTS	EUR USD 2/19/2015	46,989
Goldman Sachs Bank USA/New York NY	FUTURE FOREIGN EXCHANGE CONTRACTS	EUR USD 2/19/2015	254,144
Goldman Sachs International	CDX SP UL CMBX.NA.AAA.1_1	R 10BPS 2052 OCT 12	(2,146)
Goldman Sachs International	CDX_SP UL CMBX.NA.AAA.1_1	R 10BPS 2052 OCT 12	-
Goldman Sachs International	FUTURE FOREIGN EXCHANGE CONTRACTS	NOK USD 1/2/2015	178
HSBC Securities Inc	CDS SP UL UNITED MEXICAN STAT	R 100BPS 2019 DEC 20	940
HSBC Securities Inc	CDS_SP UL UNITED MEXICAN STAT	R 100BPS 2019 DEC 20	-
HSBC Securities Inc	FUTURE FOREIGN EXCHANGE CONTRACTS	USD EUR 2/19/2015	(69,215)
IntercontinentalExchange Holdings	CCP CDS SP UL CDX IG23 5Y	R 100BPS 2019 DEC 20	-
IntercontinentalExchange Holdings	CCP_CDS SP UL CDX IG23 5Y	VAR RT 12/20/2019 DD 09/22/14	631,565
JP Morgan Chase Bank NA	FUTURE FOREIGN EXCHANGE CONTRACTS	MXN USD 4/1/2015	345,737
JP Morgan Chase Bank, N.A.	IRS P US0003M R 2.30%	CALL FEB 15 002.300 ED 02/18/15	(10,248)
JP Morgan Chase Bank, N.A.	IRS P US0003M R 2.75%	PUT FEB 15 002.750 ED 02/18/15	(724)
JP Morgan Chase Bank, N.A.	IRS P USD 10Y 418BPS R 3.500%	PUT AUG 17 003.500 ED 08/17/17	(69,352)
JP Morgan Chase Bank, N.A.	IRS P USD 30Y 88BPS R 3.500%	PUT AUG 17 003.500 ED 08/17/17	62,692
JPMorgan	US 10YR TREAS NTS FUTURE (CBT)	2015 MAR 01	11,000
JPMorgan	US 2YR TREAS NTS FUT (CBT)	2015 MAR 31	53,438
JPMorgan Chase Bank NA	CDS SP UL PEOPLE'S REPUBLIC O	R 100BPS 2019 DEC 20	6,166
JPMorgan Chase Bank NA	CDS_SP UL PEOPLE'S REPUBLIC O	R 100BPS 2019 DEC 20	-
JPMorgan Chase Bank NA	FUTURE FOREIGN EXCHANGE CONTRACTS	GBP USD 2/19/2015	30,835

Hewlett-Packard Company 401(k) Plan EIN: 94-1081436 PN: 004 Schedule H, Line 4i - Schedule of Assets (Held at End of Year) (continued) December 31, 2014

(a)	(b) Identity of Issue, Borrower, Lessor, or Similar Party	(c) Description of Investment, Including Maturity Date, Rate of Interest, Collateral, and Par or Maturity Value	(e) Current Value

Derivatives (continued):
JPMorgan Chase Bank NA	FUTURE FOREIGN EXCHANGE CONTRACTS	USD EUR 1/2/2015	$(637)
JPMorgan Chase Bank NA	FUTURE FOREIGN EXCHANGE CONTRACTS	USD MXN 2/5/2015	(477)
Merrill Lynch International/United Kingdom	FUTURE FOREIGN EXCHANGE CONTRACTS	JPY USD 1/7/2015	146
Merrill Lynch, Pierce, Fenner & Smith Inc	90DAY EURODOLLAR FUTURE (CME)	2017 JUN 19	(78,065)
Morgan Stanley Capital Services LLC	IRS P USD 10Y 51BPS R 2.3%	CALL FEB 15 002.300 ED 2/18/15	(112,727)
Morgan Stanley Capital Services LLC	IRS R 2.75% P 10Y MYC 02/20/25	PUT FEB 15 002.750 ED 02/18/15	(7,959)
Royal Bank of Canada	FUTURE FOREIGN EXCHANGE CONTRACTS	MXN USD 2/5/2015	62,566
Royal Bank of Scotland PLC/The	FUTURE FOREIGN EXCHANGE CONTRACTS	ILS USD 3/18/2015	(228,136)
Royal Bank of Scotland PLC/The	FUTURE FOREIGN EXCHANGE CONTRACTS	NOK USD 3/18/2015	281,168
Royal Bank of Scotland PLC/The	FUTURE FOREIGN EXCHANGE CONTRACTS	USD AUD 3/18/2015	(273,391)
Royal Bank of Scotland PLC/The	FUTURE FOREIGN EXCHANGE CONTRACTS	USD HKD 1/5/2015	702
Royal Bank of Scotland PLC/The	FUTURE FOREIGN EXCHANGE CONTRACTS	USD ILS 3/18/2015	204
Royal Bank of Scotland PLC/The	FUTURE FOREIGN EXCHANGE CONTRACTS	USD NOK 3/18/2015	(130)
Royal Bank of Scotland PLC/The	FUTURE FOREIGN EXCHANGE CONTRACTS	USD NZD 3/18/2015	316,876
State Street Corp	FUTURE FOREIGN EXCHANGE CONTRACTS	USD HKD 1/2/2015	44
Toronto Dominion Bank	FUTURE FOREIGN EXCHANGE CONTRACTS	HKD USD 1/5/2015	(96)
UBS AG/Stamford CT	FUTURE FOREIGN EXCHANGE CONTRACTS	DKK USD 3/18/2015	300,623
UBS AG/Stamford CT	FUTURE FOREIGN EXCHANGE CONTRACTS	HKD USD 3/18/2015	2,244
UBS AG/Stamford CT	FUTURE FOREIGN EXCHANGE CONTRACTS	SEK USD 3/18/2015	463,603
UBS AG/Stamford CT	FUTURE FOREIGN EXCHANGE CONTRACTS	SGD USD 3/18/2015	190
UBS AG/Stamford CT	FUTURE FOREIGN EXCHANGE CONTRACTS	USD CAD 3/18/2015	(1,007,852)
UBS AG/Stamford CT	FUTURE FOREIGN EXCHANGE CONTRACTS	USD DKK 3/18/2015	(452,907)
UBS AG/Stamford CT	FUTURE FOREIGN EXCHANGE CONTRACTS	USD HKD 3/18/2015	(33)
UBS AG/Stamford CT	FUTURE FOREIGN EXCHANGE CONTRACTS	USD SEK 3/18/2015	(11,464)
UBS AG/Stamford CT	FUTURE FOREIGN EXCHANGE CONTRACTS	USD SGD 3/18/2015	(83)
Total Derivatives			$6,442,939

Self-Directed Brokerage Accounts:
SELF DIRECTED BROKERAGE ACCOUNTS	Various		$491,069,871

Pooled Separate Accounts:
AMERICAN FUNDS GROWTH FUND	17,241	units	$391,347
AMERICAN FUNDS NEW PRSPCTV	5,590	units	130,023
BLACKROCK MD CAP VAL OPPORT FUND	2,587	units	70,457
DAVIS NEW YORK VENTURE FUND	13,651	units	224,303
DODGE & COX INTERNATIONAL STOCK FUND	11,756	units	133,967
FRANKLIN RISING DIVIDENDS FUND	12,777	units	260,258
FRANKLIN SMALL CAP VALUE VIP FUND	6,488	units	149,677
LAZARD EMERGING MKTS EQTY PORT OPN	12,627	units	200,107
LORD ABBETT DEVELOPING GRIWTH FUND	8,359	units	289,354
LORD ABBETT GROWTH OPPORT FUND	14,945	units	371,569
MASSACHUSETTS INVESTORS TRUST	4,292	units	100,699
MFS EMERGING MARKETS DEBT FUND	2,418	units	29,449
PIMCO COMMODITY REAL RETURN STRAT FUND	445	units	3,497
PIMCO VIT REAL RETURN PORTFOLIO ADM	3,933	units	58,052
PIONEER HIGH YIELD FUND	959	units	17,725
ROYCE VALUE FUND	1,871	units	53,041
T ROWE PRICE SCIENCE & TECHNOLOGY FUND	15,350	units	369,887
TEMPLETON GLOBAL BOND FUND	20,423	units	229,222
VANGUARD VIF - DIVERSIFIED VAL PORT	24,875	units	513,764

Hewlett-Packard Company 401(k) Plan EIN: 94-1081436 PN: 004 Schedule H, Line 4i - Schedule of Assets (Held at End of Year) (continued) December 31, 2014

(a)	(b) Identity of Issue, Borrower, Lessor, or Similar Party	(c) Description of Investment, Including Maturity Date, Rate of Interest, Collateral, and Par or Maturity Value	(e) Current Value

Pooled Separate Accounts (continued):
	VANGUARD VIF - EQUITY INCOME PORT	4,858	units	$107,276
	VANGUARD VIF - SMALL COMP GROWTH PORT	8,498	units	211,752
*	VOYA AGGREGATE BOND PORTFOLIO	1,165	units	18,886
*	VOYA DIVERSIFIED INTERNATIONAL FUND	20,321	units	231,686
*	VOYA FIDELITY VIP CONTRAFUND PORT SRV	22,457	units	151,177
*	VOYA FIXED ACCOUNT	2,782	units	311,035
*	VOYA GROWTH AND INCOME PORTFOLIO	8,295	units	149,862
*	VOYA INDEX PLUS MIDCAP PORTFOLIO	14,561	units	344,223
*	VOYA MONEY MARKET PORTFOLIO	2,035	units	22,440
*	VOYA SOLUTION 2015 PORTFOLIO ADV	12,481	units	193,050
*	VOYA SOLUTION 2025 PORTFOLIO ADV	26,597	units	429,381
*	VOYA SOLUTION 2035 PORTFOLIO ADV	12,281	units	207,783
*	VOYA SOLUTION 2045 PORTFOLIO ADV	31,550	units	549,867
*	VOYA SOLUTION 2055 PORTFOLIO ADV	3,484	units	56,245
*	VOYA SOLUTION INCOME PORTFOLIO ADV	1,716	units	26,225
*	VOYA T ROWE PRICE CAPTL APPREC PT SRV	10,407	units	239,490
	Total Pooled Separate Accounts			$6,846,776

	Total Investments			$17,363,478,590

*	Participant Loans	Interest rates ranging from 3.25% to 11.00% and maturity dates through November 2037		$227,913,566

* Party-in-interest

NOTE: Column (d) cost, has been omitted as all investments are participant-directed.

SIGNATURE

The Plan.  Pursuant to the requirements of the Securities and Exchange Act of 1934, the trustees (or other persons who administer the employee benefit plans) have duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.

HEWLETT-PACKARD COMPANY 401(k) PLAN

June 24, 2015	By:	/s/ Rishi Varma
Rishi Varma
Senior Vice Presient, Deputy General Counsel and Assistant Secretary